UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

United States Cellular Corporation
(Name of Registrant As Specified In Its Charter)

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☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a–101) per Item 1 of this Schedule and Exchange Act Rules 14c–5(g) and 0–11.

United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631

NOTICE OF WRITTEN CONSENT AND INFORMATION STATEMENT WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
January 23, 2025
To the Stockholders of United States Cellular Corporation:

This notice of written consent, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) and information statement (this “Information Statement”) is being furnished to the holders of common stock, par value $1.00 per share (the “USCC Common Stock”), of United States Cellular Corporation, a Delaware corporation (the “Company,” “USCC,” “our,” or “we”), in connection with the License Purchase Agreement, dated as of November 6, 2024 (the “License Purchase Agreement” or the “Agreement”), by and among certain subsidiaries of the Company (the “Sellers”), New Cingular Wireless PCS, LLC (the “Purchaser” or “AT&T”), a Delaware limited liability company and subsidiary of AT&T Inc., and the Company (solely for the purposes of certain provisions in the Agreement) and certain specified joinder parties, a copy of which is attached as Annex A to this Information Statement. Pursuant to the Agreement, the Company and each Seller and joinder party (to the extent such party has executed a joinder, and will thus become a Seller) have agreed to sell select spectrum licenses in the 3.45 GHz band, as well as select spectrum licenses in the 700 MHz band (each, a “License” and collectively, the “Licenses”) to AT&T for $1,018,043,717, payable to the Sellers in cash, subject to certain adjustments (the “Transaction Consideration”).

The board of directors of the Company (the “USCC Board”), acting upon the unanimous recommendation of the independent directors of the Company (the “USCC Independent Directors”), (a) determined that the Agreement and the transactions contemplated thereby (the “AT&T Transactions”), on the terms and subject to the conditions set forth in the Agreement, are advisable and in the best interests of the Company and its stockholders, (b) approved the Agreement, the execution and delivery by the Company of the Agreement, the performance by the Company and its subsidiaries, as applicable, of their obligations contained therein and the consummation of the AT&T Transactions, on the terms and subject to the conditions contained in the Agreement and (c) resolved to recommend approval of the Agreement and the AT&T Transactions to the Company’s stockholders in accordance with the DGCL.

In accordance with Section 228 of the DGCL, stockholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of the Company approved, by written consent, the Agreement and the consummation of the AT&T Transactions. On November 6, 2024, following the execution and delivery of the Agreement, Telephone and Data Systems, Inc. (“TDS”), which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered a written consent (the “Transaction Written Consent”), constituting the requisite stockholder approval, approving the Agreement and the consummation of the AT&T Transactions, in accordance with the DGCL and the Company’s Amended and Restated Bylaws. No further action by any other stockholder of the Company is required under applicable law or the Agreement (or otherwise) in connection with the Agreement or the consummation of the AT&T Transactions. As a result, the Company is not soliciting your vote for the approval of the Agreement and will not call a stockholders’ meeting for purposes of voting on the approval of the Agreement or the consummation of the AT&T Transactions. No action by the stockholders of the Company is required to consummate the AT&T Transactions, and all requisite corporate action has been taken.

Also on November 6, 2024, TDS delivered a written consent (the “Future Sale Written Consent”) approving, and constituting the requisite stockholder approval for, the future sale or disposition by the Company, its subsidiaries or any other entities in which the Company or its subsidiaries may be an investor, of any wireless spectrum licenses that are not contemplated to be sold under the agreements relating to the 2024 Sale Transactions (as defined in the section entitled “Impact of the AT&T Transactions on the Company and USCC Common Stock”) in each case, at such times, pursuant to such documents, instruments or agreements, and on such terms and conditions, as may be approved by the USCC Board and, in accordance with the requirements of the applicable delegations of authority, the Board of Directors of TDS. No further action by the stockholders of the Company will be necessary to consummate any future sale or disposition of the remaining licenses not sold under the 2024 Sale Transactions. Any such future transactions will, however, be subject to the approval of the USCC Board or management, as applicable, and the Board of Directors of TDS, as applicable.

In addition to this Information Statement, the Company plans to file another information statement contemporaneously with this Information Statement, regarding a separate transaction with Verizon Communications, Inc. (“Verizon”), as further described below in the “Impact of the AT&T Transactions on the Company and USCC Common Stock” and “The AT&T Transactions—Background of the AT&T Transactions” sections beginning on pages 5 and 7, respectively.

The purpose of this notice and the accompanying Information Statement is to (1) inform USCC stockholders of the action taken pursuant to the Transaction Written Consent and the Future Sale Written Consent described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (2) provide notice required under Section 228(e) of the DGCL. In accordance with Rule 14c-2 and Rule 14a-16 of the Exchange Act, the AT&T Transactions set forth in the Agreement and any transactions that are the subject of the Future Sale Written Consent will become effective no earlier than the 40th calendar day after the Notice of Internet Availability of Information Statement (the “Notice”) is first made available to our stockholders.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. THE COMPANY IS NOT ASKING COMPANY STOCKHOLDERS FOR A PROXY, AND STOCKHOLDERS OF THE COMPANY ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY.

The Notice and the Information Statement are dated as of January 23, 2025 and are being made available on or about January 23, 2025 to all Company stockholders of record as of the close of business (Eastern time) on November 6, 2024, the record date for this distribution, and are supplementally being mailed to all beneficial owners as of November 11, 2024.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT: THE INFORMATION STATEMENT IS AVAILABLE AT WWW.INVESTORS.USCELLULAR.COM.

Very truly yours,

LeRoy T. Carlson, Jr.	Laurent C. Therivel
Chair	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this Information Statement. Any representation to the contrary is a criminal offense.

The date of this notice of written consent and Information Statement is January 23, 2025.

OTHER PUBLICLY AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, information statements and other information, as applicable, with the United States Securities and Exchange Commission (the “SEC”). As an electronic filer, our public filings are also maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.

You may obtain any of the documents referred to above from the SEC, through the SEC’s website or from us, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to this Information Statement, by requesting them in writing or by telephone at the following address:

United States Cellular Corporation
Attn: Investor Relations
8410 West Bryn Mawr Avenue
Chicago, IL 60631
(773) 399-8900

General information about the Company, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at https://www.uscellular.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this Information Statement and is not a part of this Information Statement.

We have not authorized anyone to give any information or make any representation about the AT&T Transactions or the Company that is different from, or in addition to, the information contained in this Information Statement or in any of the materials that have been incorporated by reference into this Information Statement. Therefore, if anyone distributes any such information, you should not rely on it. The information contained in this Information Statement speaks only as of the date of this Information Statement unless the information specifically indicates that another date applies.

INFORMATION STATEMENT

SUMMARY
This summary highlights selected information included in this Information Statement. You should carefully read this entire Information Statement and its Annexes and the other documents referred to in this Information Statement. Additional important information about the AT&T Transactions is also contained in Annex A to this Information Statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
Parties to the License Purchase Agreement (pages 25 and 27)
United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631
(773) 399-8900
The Company provides wireless telecommunications services to customers with 4.5 million retail connections in portions of 21 states collectively representing a total population of 33 million, as of September 30, 2024. All of the Company’s wireless operating markets are in the United States. The Company’s service offerings include contract (“postpaid”) and non-contract (“prepaid”) wireless voice, messaging and data services plans, mobile broadband plans and wholesale wireless services. The Company is a majority-owned subsidiary of TDS. As of September 30, 2024, TDS owned approximately 83% of the Company’s Common Stock, had the voting power to elect all of the directors of the Company and controlled approximately 96% of the voting power in matters other than the election of directors of the Company.
USCC Common Stock is listed on the New York Stock Exchange under the symbol “USM.”
Additionally, 20 subsidiaries of USCC are parties to the Agreement.

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
(210) 821-4105
AT&T is a leading provider of telecommunications and technology services globally. The services and products that they offer vary by market and utilize various technology platforms in a range of geographies. AT&T helps more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to AT&T’s 5G wireless and multi-gig internet offerings today, AT&T innovates to improve lives. For more information about AT&T, please visit about.att.com. Investors can learn more at investors.att.com.
AT&T Common Stock is listed on the Nasdaq under the symbol “T.”
New Cingular Wireless PCS, LLC is a wholly-owned subsidiary of AT&T.
Transaction Structure and Purchase Price (page 16)
The Company has agreed to sell the Licenses to AT&T. Pursuant to the Agreement, AT&T will pay the applicable Transaction Consideration, in cash, at the time of the consummation of the AT&T Transactions (each, a “Closing”).
Required Stockholder Approval for the AT&T Transactions; TDS Written Consent (page 14)
In accordance with Section 228 of the DGCL, the USCC Restated Certificate of Incorporation and the USCC Amended and Restated Bylaws, stockholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of the Company approved, by written consent, the Agreement and the consummation of the AT&T Transactions. As of November 6, 2024, the record date for determining stockholders of USCC entitled to vote on the approval of the Agreement, there were 33,005,877 shares of Series A Common Stock outstanding and 52,348,729 shares of Common Stock outstanding.
On November 6, 2024, following the execution of the Agreement, TDS, which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered the Transaction Written Consent. No further action by any other stockholder of the Company is required under applicable law or the Agreement (or otherwise) in connection with the Agreement or the consummation of the AT&T Transactions. As a result, the Company is not soliciting your vote for the approval of the Agreement and will not call a stockholders’ meeting for purposes of voting on the approval of the Agreement or the consummation of the AT&T Transactions. No action by the stockholders of the Company is required to consummate the AT&T Transactions, and all requisite corporate action has been taken.

Also on November 6, 2024, TDS delivered the Future Sale Written Consent approving, and constituting the requisite stockholder approval for, the future the sale or disposition by the Company, its subsidiaries or any other entities in which the Company or its subsidiaries may be an investor, of any wireless spectrum licenses that are not contemplated to be sold under the agreements relating to the 2024 Sale Transactions (as defined in the section entitled “Impact of the AT&T Transactions on the Company and USCC Common Stock”), in each case, at such times, pursuant to such documents, instruments or agreements, and on such terms and conditions, as may be approved by the USCC Board and, in accordance with the requirements of the applicable delegations of authority, the Board of Directors of TDS. No further action by the stockholders of the Company will be necessary to consummate any future sale or disposition of the remaining licenses not sold under the 2024 Sale Transactions. Any such future transactions will, however, be subject to the approval of the USCC Board or management, as applicable, and the Board of Directors of TDS, as applicable.
Reasons for the AT&T Transactions; Recommendation of the USCC Independent Directors (page 11)
As described in the T-Mobile Information Statement (as defined in the section entitled “Impact of the AT&T Transactions on the Company and USCC Common Stock”), the Company and TDS announced on August 4, 2023 that they were commencing a review of strategic alternatives regarding the Company. On May 24, 2024, the Company and TDS entered into an agreement (the “T-Mobile Agreement”) with T-Mobile US, Inc. (“T-Mobile”) pursuant to which the Company agreed to sell its wireless operations and select spectrum assets to T-Mobile. Upon the announcement of the T-Mobile Transaction (as defined in the section entitled “Impact of the AT&T Transactions on the Company and USCC Common Stock”), the Company also announced that it would seek to opportunistically monetize the Retained Spectrum (as defined in the section entitled “Impact of the AT&T Transactions on the Company and USCC Common Stock”). The AT&T Transactions described herein follow from this decision to opportunistically monetize the Retained Spectrum.
After consideration of various factors further described in the section entitled “The AT&T Transactions—Reasons for the AT&T Transactions; Recommendation of the USCC Independent Directors” beginning on page 11, the USCC Independent Directors: (a) determined that the entry into the Transaction Documents (as defined in the section entitled “The AT&T Transactions—Reasons for the AT&T Transactions; Recommendation of the USCC Independent Directors”) and the consummation of the AT&T Transactions are advisable, expedient and in the best interests of the Company and its stockholders (including Company stockholders other than TDS), (b) directed that the Transaction Documents be submitted to the USCC Board for approval and (c) recommended to the USCC Board that it approve the Transaction Documents, approve the AT&T Transactions and recommend the approval of the AT&T Transactions to the stockholders of the Company.
The USCC Board, acting upon the unanimous recommendation of the USCC Independent Directors, unanimously: (a) determined that the AT&T Transactions, on the terms and subject to the conditions set forth in the Agreement, are advisable and in the best interests of the Company and its stockholders, (b) approved the Agreement, the execution and delivery by the Company of the Agreement, the performance by the Company and its subsidiaries, as applicable, of their obligations contained therein and the consummation of the AT&T Transactions, on the terms and subject to the conditions contained in the Agreement and (c) resolved to recommend approval of the Agreement and the AT&T Transactions to the Company’s stockholders in accordance with Section 228 of the DGCL and Section 1.11 of the Amended and Restated Bylaws of the Company.
Regulatory Approvals; Absence of Court Orders (page 14)
In connection with the AT&T Transactions and subject to the terms of the Agreement, the Company, the Sellers and AT&T have agreed to cooperate with each other and to use, and to cause their respective affiliates to use, their reasonable best efforts to obtain the Required Regulatory Approvals (as defined in the Agreement) and consummate the AT&T Transactions as promptly as reasonably practicable, with specific deadlines for regulatory filings as described further in the section entitled “The License Purchase Agreement—Regulatory Efforts.”
Each party’s obligation to close the AT&T Transactions is conditioned upon (a) the expiration or termination of the waiting period (or any extension thereof, including any agreement with any governmental authority to delay consummation of the AT&T Transactions) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other applicable law, (b) the receipt of approval of the FCC Assignment Applications (as defined in the Agreement) from the Federal Communications Commission (the “FCC”), in each case without the imposition of any Regulatory Material Effect (as defined in the section entitled “The License Purchase Agreement—Regulatory Efforts”), and (c) there being no order issued by any governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the AT&T Transactions.
The FCC filings were submitted on January 3, 2025. The filings under the HSR Act were submitted on January 15, 2025.

Conditions to the Completion of the AT&T Transactions (page 22)
Each party’s obligation to close the AT&T Transactions is subject to (a) the delivery of a fully executed license assignment and lease assignment for the applicable Closing, (b) the other party having complied in all material respects with its pre-closing covenants, (c) the other party’s representations and warranties being true and correct in all material respects (except for Fundamental Representations (as defined in the Agreement), which shall be true and correct in all respects other than de minimis inaccuracies), (d) the receipt of Required Regulatory Approvals as further described in the section entitled “The License Purchase Agreement—Regulatory Approvals; Absence of Court Orders,” (e) no order of any court of competent jurisdiction or other governmental authority being in effect that delays, restrains, enjoins or otherwise prohibits any party from consummating the applicable Closing and (f) the approval of the AT&T Transactions by the majority of the voting power of the outstanding USCC Common Stock entitled to vote thereon (which condition was satisfied on November 6, 2024 upon the delivery of the Transaction Written Consent by TDS, as further described in the section entitled “The License Purchase Agreement—Required Stockholder Approval for the AT&T Transactions; Written Consent of TDS”). None of the Closings are conditioned on the occurrence of the other Closings.
Each party’s obligation to effect the Limited Partnership Closings (as defined in the section entitled “The License Purchase Agreement—Transaction Structure and Purchase Price”) is conditioned upon, among other things, all equity interests of the Limited Partnership (as defined in the section entitled “The AT&T Transactions—Background of the AT&T Transactions”) having become directly or indirectly wholly-owned by the Company. AT&T’s obligation to effect the Limited Partnership Closings is conditioned upon, among other things, the FCC having (a) accepted all buildout and construction filings, showings and notifications and (b) granted all renewal applications, in each case filed or submitted by the Limited Partnership, and pending as of the effective date of the Agreement, relating to the In Footprint LP Licenses and Out of Footprint LP Licenses (each, as defined in the section entitled “The License Purchase Agreement—Transaction Structure and Purchase Price”) and the operations thereunder by final order.
Each Seller’s obligation to effect the USCC Closing (as defined in the section entitled “The License Purchase Agreement—Transaction Structure and Purchase Price”) and the In Footprint LP Closing (as defined in the section entitled “The License Purchase Agreement—Transaction Structure and Purchase Price”) is conditioned upon the Closing under the T-Mobile Agreement having occurred.
Termination (page 22)
The Agreement may be terminated, in whole or in part with respect to all of the USCC Licenses, all of the In Footprint LP Licenses or all of the Out of Footprint LP Licenses (each as defined in the section entitled “The License Purchase Agreement—Transaction Structure and Purchase Price”), at any time prior to the applicable Closing (a) by mutual written consent of the parties, (b) by either party if the Closing does not occur on or before November 6, 2026 (the “Initial Termination Date” and, as extended as described in this sentence, the “Termination Date”), subject to three automatic 12 month extensions (for a total additional period of three years in the aggregate) if, as of that time, all of the conditions to Closing are satisfied other than (i) the conditions related to the receipt of regulatory approvals, no orders prohibiting or restraining consummation of the AT&T Transactions being in effect, closing under the T-Mobile Agreement, the acquisition of full ownership of the Limited Partnership, and the FCC having approved buildout and construction filings, showings and notifications, and granted all renewal applications, in relation to the Limited Partnership Owned Licenses (as defined in the section entitled “The AT&T Transactions—Background of the AT&T Transactions”) and (ii) those conditions that by their terms are to be satisfied at Closing and are capable of being satisfied, (c) by either party upon a material breach by the other party of the Agreement if such other party has not cured such breach within 60 days following receipt of written notice of such breach, provided, however, that if such material breach does not relate to all of the USCC Licenses, the In Footprint LP Licenses or the Out of Footprint LP Licenses, then the non-breaching party may terminate the Agreement solely with respect to all of the USCC Licenses, all of the In Footprint LP Licenses or all of the Out of Footprint LP Licenses, as applicable, that are the subject of such material breach, (d) by either party if the AT&T Transactions are prohibited by a final action, decision or order of the FCC or by any other final, non-appealable order, decree or injunction of a court of competent jurisdiction and (e) solely with respect to the USCC Licenses and the In Footprint LP Licenses, by the Company if the T-Mobile Agreement is terminated.
In the event of a termination of the Agreement in its entirety, neither party will have any liability or further obligation to the other party, except for any liability for Intentional Breach (as defined in the Agreement). In the event of a termination of the Agreement in part with respect to the USCC Licenses, the In Footprint LP Licenses or the Out of Footprint LP Licenses, neither party will have any further liability or obligation with respect to the assets subject to such termination (except for liability for any Intentional Breach), but the Agreement will remain in full force and effect with respect to all other assets.
Interests of Directors and Executive Officers of the Company in the AT&T Transactions (page 28)
Certain of the Company’s executive officers have equity awards that may be impacted by the AT&T Transactions. In addition, Mr. Therivel has entered into a letter agreement, which includes provisions related to a potential Change in Control (as defined below). The equity awards held by executive officers, and Mr. Therivel’s letter agreement, are described in the section entitled “Interests of Affiliates in the AT&T Transactions” beginning on page 28. In addition, the Company adopted a cash Executive Severance Policy (as defined below in the section entitled “Interests of Directors and Executive Officers of the Company in the AT&T Transactions”) that makes executives eligible to receive severance pay in the event that their employment is terminated under specified circumstances. As further described below, the closing of the T-Mobile Transaction, which is a condition to the Closing of the AT&T Transactions, will constitute a Qualifying Transaction (as defined in the section entitled “Impact of the AT&T Transactions on the Company and USCC Common Stock”) for purposes of the Executive Severance Policy.

Members of the USCC Board who are not executive officers of the Company have no interests in the AT&T Transactions apart from their interests as holders of USCC Common Stock. For additional information, please read the section entitled “Interests of Affiliates in the AT&T Transactions” beginning on page 28.
No Dissenters’ Rights (page 15)
Holders of USCC Common Stock do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights under the Company’s Restated Certificate of Incorporation or the License Purchase Agreement in connection with the AT&T Transactions.
Material U.S. Federal Income Tax Consequences (page 15)
The AT&T Transactions are generally expected to be treated for U.S. federal income tax purposes as taxable sales of the Licenses upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular License will be measured by the difference between the amount realized by us on the sale of that License and our tax basis in that License.
We expect the AT&T Transactions to result in the Company recognizing a significant net gain for U.S. federal income tax purposes, meaning we expect to incur a significant U.S. federal income tax liability from the AT&T Transactions. The determination of how much tax we expect to incur is highly complex and is based in part upon facts that will not be known until completion of the AT&T Transactions.
For additional information, please read the section entitled “The AT&T Transactions—Material U.S. Federal Income Tax Consequences” beginning on page 15.
Accounting Treatment of the AT&T Transactions (page 15)
Under generally accepted accounting principles, upon completion of the AT&T Transactions, we plan to remove the assets sold and add the proceeds from the AT&T Transactions to our consolidated balance sheet, which we anticipate will result in recording a gain from the AT&T Transactions.

IMPACT OF THE AT&T TRANSACTIONS ON THE COMPANY AND USCC COMMON STOCK

On May 28, 2024, the Company announced that it had entered into the T-Mobile Agreement, with total consideration in the amount of $4,400,000,000, subject to certain adjustments, payable in cash and the assumption of certain specified debt (the “T-Mobile Transaction”). At the same time, the Company also publicly announced its intention to opportunistically monetize (including in potential future sale transactions) its spectrum assets that are not subject to the T-Mobile Agreement (the “Retained Spectrum”). The Retained Spectrum includes approximately 70% of USCC’s wireless spectrum portfolio (other than mmWave) including cellular, C-Band and 3.45 GHz spectrum.

On October 18, 2024, the Company announced that it had entered into an agreement with Verizon to sell a portion of the Retained Spectrum in the cellular band, as well as select licenses for spectrum in the AWS and PCS bands for total consideration of $1.0 billion (the “Verizon Transaction,” and collectively with the AT&T Transactions and the T-Mobile Transaction, the “2024 Sale Transactions”). The Company is filing an information statement on Schedule 14C regarding the Verizon Transaction contemporaneously with this Information Statement. On August 28, 2024, the Company entered into a spectrum transaction with an additional party for total transaction consideration of approximately $3.3 million, and another additional party on September 23, 2024, for total transaction consideration of approximately $2 million. Each of the 2024 Sale Transactions and the two additional spectrum transactions are subject to certain specified closing conditions.

The AT&T Transactions described in this Information Statement also follow from the monetization effort announced at the time of the T-Mobile Transaction. Pursuant to the Agreement, AT&T has agreed to purchase select spectrum licenses currently held by the Company and the Limited Partnership (as defined below in the section entitled “The AT&T Transactions—Background of the AT&T Transactions”). The AT&T Transactions will not have any direct impact on the USCC Common Stock or its holders. The Transaction Consideration will be provided directly to USCC in the form of cash paid by AT&T to the Sellers. AT&T will not make any payments directly to holders of USCC Common Stock, and any decisions regarding capital allocation or use of proceeds by USCC will be made by the USCC Board in due course. The Closing is not structured to have any impact on USCC’s status as a public company or the USCC Common Stock that is traded on the New York Stock Exchange.

Certain other assets of the Company are not included in any of the 2024 Sale Transactions. These assets include the tower business, the equity-method partnerships and the Company’s remaining spectrum licenses (1.86 billion MHz -Pops of low and mid-band spectrum, as well as 17.2 billion MHz -Pops of mmWave spectrum, with the substantial majority of retained value in the C-Band spectrum).

Further information regarding the T-Mobile Transaction can be found in the definitive information statement on Schedule 14C (the “T-Mobile Information Statement”) filed by the Company on July 26, 2024.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement and the documents incorporated herein by reference contain statements that are not based on historical facts and represent “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, in particular, statements about plans, estimates, assumptions, objectives and strategies, expectations regarding future results, financial condition, estimates regarding the impact of regulatory developments, the anticipated timing of completion of the proposed AT&T Transactions, and other trends and projections. The words “future,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “estimate,” “expect,” “predict,” “will,” “would,” “could,” “can,” “may,” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements are based on information available to the Company as of the date of this Information Statement and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of the Company. Accordingly, actual performance, events or results could differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including, but not limited to, the following:
•the AT&T Transactions may not be completed on the terms or timeline currently contemplated, or at all, as the Company may be unable to satisfy the conditions or obtain the approvals required to consummate the AT&T Transactions or such approvals may contain material restrictions or conditions;
•the transactions contemplated by the T-Mobile Agreement may not be completed on the terms or timeline currently contemplated, or at all, as the Company may be unable to satisfy the conditions or obtain the approvals required to consummate the transactions or such approvals may contain material restrictions or conditions;
•failure to consummate the AT&T Transactions may adversely affect the market price of USCC Common Stock as well as the Company’s business, financial condition and results of operations;
•the Company must obtain certain regulatory approvals and clearances to consummate the AT&T Transactions, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair the consummation of the AT&T Transactions or could result in significant additional expenditures of money and resources;
•the Company may incur significant expenses in connection with the AT&T Transactions;
•the announcement of the AT&T Transactions may affect the Company’s relationships with its customers, vendors and employees, and its operating results and business generally;
•the AT&T Transactions, including uncertainty regarding the AT&T Transactions, may cause customers, suppliers or strategic partners to delay or defer decisions concerning the Company and adversely affect its ability to manage its business; and
•additional factors discussed in the Company’s filings with the SEC, including in our Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q.
The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in our most recently filed Annual Report on Form 10-K, each subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made, and we expressly disclaim any obligation to update these forward-looking statements.

THE AT&T TRANSACTIONS

This discussion of the AT&T Transactions is qualified in its entirety by reference to the License Purchase Agreement, which is attached to this Information Statement as Annex A and incorporated by reference herein in its entirety. You should read the entire License Purchase Agreement carefully as it is the primary legal document that governs the AT&T Transactions.

Background of the AT&T Transactions

The following chronology summarizes the key meetings and events of the USCC Independent Directors that led to the signing of the License Purchase Agreement, and additionally summarizes certain meetings and events of the USCC Board and the Board of Directors of TDS (the “TDS Board”) that impacted the transaction process. This chronology does not purport to catalogue every conversation of or among the USCC Board, the TDS Board, the USCC Independent Directors, any of their representatives or advisors or any other involved parties.

In August 2023, the Company and TDS announced that they were commencing a review of strategic alternatives regarding the Company. On May 24, 2024, the Company entered into the T-Mobile Agreement, pursuant to which the Company agreed to sell its wireless operations and select spectrum assets to T-Mobile. Additional information regarding the T-Mobile Transaction may be found in the “Background of the Transaction” section of the T-Mobile Information Statement filed by the Company, which section is incorporated herein by reference.

At the same time as the announcement of the T-Mobile Transaction, the Company announced that it would seek to opportunistically monetize the Retained Spectrum.

Commencing on May 30, 2024, as previously discussed with, and in accordance with the directives of, the USCC Board, the USCC Independent Directors and the TDS Board in connection with the review of strategic alternatives, Citigroup Global Markets Inc. (“Citi”), which has served as lead financial advisor to TDS during the strategic review process, began contacting parties regarding the potential sale of the Retained Spectrum. A total of 26 parties (15 potential strategic acquirors and 11 prospective financial sponsors) were contacted. Of these, TDS ultimately entered into non-disclosure agreements covering the confidential information of TDS and the Company with 18 parties (12 of which were parties with which TDS had previously entered into non-disclosure agreements with in connection with the strategic review process prior to the execution of the T-Mobile Transaction).

Verizon is one of the entities included in the discussion in the above paragraph. As previously noted herein, Verizon and the Company ultimately reached an agreement to enter into the transaction referred to herein as the “Verizon Transaction.” Further information regarding the background of the Verizon Transaction can be found in the definitive information statement on Schedule 14C for the Verizon Transaction filed by the Company contemporaneously with this Information Statement.

On May 31, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to the USCC Independent Directors, and PJT Partners LP (“PJT Partners”), financial advisor to the USCC Independent Directors. At the request of the USCC Independent Directors, representatives of PJT Partners discussed the public reaction to the announcement of the T-Mobile Transaction. The environment for potentially monetizing some or all of the assets and businesses retained by the Company was also discussed. At the request of the USCC Independent Directors, representatives of Cravath discussed the role and responsibilities of the USCC Independent Directors in connection with the review of strategic alternatives following the announcement of the T-Mobile Transaction, including in relation to potential sale transactions with respect to the Retained Spectrum.

Also on May 31, 2024, consistent with the directives of the USCC Board, the USCC Independent Directors and the TDS Board, representatives of Citi and Centerview Partners, LLC (“Centerview”), financial advisors to TDS, had initial discussions with AT&T regarding its interest in the Retained Spectrum.

On June 4, 2024, consistent with the directives of the USCC Board, the USCC Independent Directors and the TDS Board, representatives of Citi and Centerview had initial discussions with Verizon regarding its interest in the Retained Spectrum.

Commencing on June 5, 2024, a spectrum information packet and detailed spectrum inventory was distributed to 14 parties that had expressed an interest in the Retained Spectrum, including AT&T.

In the course of this process, the Company received seven preliminary indications of interest for various licenses included in the Retained Spectrum.

On June 17, 2024, the Company received a preliminary indication of interest from Verizon. Verizon’s preliminary indication of interest was to acquire all of the licenses held by the Company in the following bands: 850 MHz (cellular), AWS (all licenses not being sold in the T-Mobile Transaction), PCS (all licenses not being sold in the T-Mobile Transaction) and C-Band, for a total bid value between $1.5 billion and $1.75 billion.

On June 21, 2024, the USCC Independent Directors held a meeting with representatives of Cravath and PJT Partners. Representatives of the Company’s management were also present for a portion of the meeting. At the request of the USCC Independent Directors, representatives of Company management discussed various reactions to the public announcement of the T-Mobile Transaction, including from the Company’s employees, business relationships and regulatory authorities. Representatives of Company management then provided an update on the sale process with potential buyers of the Retained Spectrum, noting that the Company had received preliminary indications of interest with respect to the Retained Spectrum. The USCC Independent Directors discussed and asked questions, including with respect to Company management’s initial evaluation of such indications of interest. Following the departure of representatives of Company management, the USCC Independent Directors discussed with representatives of Cravath and PJT Partners their perspectives on the sale process for the Retained Spectrum and on the other assets and businesses retained by the Company.

Commencing on June 28, 2024, a process letter and a preliminary draft of the license purchase agreement were distributed to nine of the 26 parties that had been contacted regarding the possible acquisition of the Retained Spectrum, including AT&T, each of which had entered into a non-disclosure agreement with TDS.

On July 12, 2024, the USCC Independent Directors held a meeting with representatives of Cravath and PJT Partners. Representatives of PJT Partners provided an update on the sale process for the Retained Spectrum, noting that the Company was waiting for potential buyers to submit markups of the draft license purchase agreement. Representatives of PJT Partners provided the USCC Independent Directors with an overview of the various assets and businesses retained by the Company, and the USCC Independent Directors engaged in discussion with representatives of Cravath and PJT Partners.

On July 16, 2024, AT&T, the Company, TDS, Citi, Centerview and Wilkinson Barker Knauer, LLP (“WBK”), legal advisor to the Company and TDS, held a meeting to discuss the proposed transaction and the draft license purchase agreement.

On July 22, 2024, certain parties, including AT&T submitted a revised draft of the license purchase agreement.

On July 23, 2024 and July 25, 2024, representatives of TDS and the Company met, together with representatives of WBK, Sidley Austin LLP, legal counsel to TDS (“Sidley”), Cravath, Citi and Centerview, to discuss the revised drafts of the transaction documents received from certain parties, including AT&T.

On July 25, 2024, the Company received from AT&T a preliminary indication of interest. AT&T’s preliminary indication of interest was to acquire certain licenses held by the Company across the following bands: 700 MHz B and C Blocks, Cellular, 850 MHz and 3.45 GHz, for a total bid value of $825 million. AT&T also expressed an interest in acquiring licenses held by a partnership (the “Limited Partnership”) in which the Company holds a non-controlling limited partnership interest in the 700 MHz B Block (the “Limited Partnership Owned Licenses”), which were not included in the spectrum information packet that had been distributed to potential buyers. The Limited Partnership Owned Licenses previously had been the subject of negotiations between AT&T and the Limited Partnership, but those negotiations did not lead to an agreement.

Also on July 25, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and Company management to discuss the Retained Spectrum sale process and review the various bids that had been received and the strategic options available to the Company. Following the departure of representatives of Company management, the USCC Independent Directors held a discussion with representatives of Cravath and PJT Partners regarding the sale process and strategic options available to the Company.

On August 2, 2024, representatives of AT&T, the Company and TDS met, together with representatives of Citi, Centerview and WBK, to discuss the proposed transaction and the draft license purchase agreement.

On August 6, 2024, the Company received a bid from AT&T. AT&T’s bid was to acquire substantially all of the licenses held by the Company in the 700 MHz band B and C Blocks for a purchase price of $35 million, select licenses held by the Company in the 850 MHz (cellular) band for a purchase price of $360 million, and all of the licenses held by the Company in the 3.45 GHz band for a purchase price of $690 million. AT&T continued to indicate it was also interested in acquiring certain licenses held by the Limited Partnership in the 700 MHz band B Block. The Company expressed support for AT&T’s efforts to negotiate an acquisition of such licenses from the Limited Partnership. AT&T later provided a revised draft of the license purchase agreement on August 7, 2024.

In the course of the outreach to potentially interested parties, the Company received final bids from five potential acquirors, including Verizon and AT&T, for various licenses held by the Company.

The Company received bids from three other potential strategic acquirors, “Party A,” “Party B” and “Party C,” with the Company receiving initial bids from each party on August 5, August 1 and August 6, 2024, respectively. Party A’s final bid was to acquire seven licenses held by the Company across various bands for a total purchase price of approximately $9.65 million. Party B’s final bid was to acquire select licenses held by the Company across various bands for a total bid value of $3.3 million. Party C’s final bid was to acquire select licenses held by the Company in the 700 MHz band for a purchase price of $7.029 million. The Company also received an indication of interest on June 25, 2024 from a potential strategic acquiror, “Party D,” to acquire all of the licenses held by the Company in the CBRS and 3.45 GHz bands for total consideration of $590 million. Party D declined to submit a final bid.

Also on August 6, 2024, Verizon submitted a final bid of $980 million for select licenses held by the Company in the 850 MHz (cellular) band. In addition, Verizon bid on certain other spectrum assets.

Additionally on August 6, 2024, the USCC Board held a meeting. Representatives of the Company’s management, TDS, WBK, Clifford Chance LLP (“Clifford Chance”), antitrust counsel to TDS and USCC, Cravath, Citi, PJT Partners and Centerview were present at the meeting. Citi provided an update on the initial outreach to potentially interested parties and a summary of the indications of interest and bids received in the first round of the sale process. WBK and Clifford Chance then discussed the regulatory review process associated with the potential transactions. The participants at this meeting then discussed which counterparties to advance to the next phase of the sale process. The USCC Board then approved the potential advancement of Party A, Party B, Party C, Verizon and AT&T to the next phase of the sale process.

Of the bids received by the Company, AT&T, Verizon and Party A included in their respective bids some or all of the licenses held by the Company in the 850 MHz (cellular) band, and AT&T, Party A and Party C included in their respective bids some or all of the licenses held by the Company in the 700 MHz band, and AT&T and Party D each included in their respective bids all of the licenses held by the Company in the 3.45 GHz band. Party A was selected as the winning bidder for a license in the 700 MHz band B Block. AT&T ultimately had the highest final bid for the licenses held by the Company in the following bands: 700 MHz B and C Blocks (other than the license sold to Party A) and 3.45 GHz and was later selected as the winning bidder for those licenses (such licenses collectively, the “Spectrum Assets”). Verizon, Party A and Party B’s bids were selected as the winning bidders for certain licenses bid on by Verizon, Party A and Party B, respectively, not included in the Spectrum Assets. Party C was not selected as a winning bidder with respect to any licenses.

The Company continued to express its support for AT&T’s negotiation directly with the Limited Partnership of an acquisition of the Limited Partnership Owned Licenses from the Limited Partnership.

On August 16, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and Company management. Representatives of Company management provided an update on the sale process for the Retained Spectrum and the status of negotiations with potential counterparties, including ongoing discussions and negotiations with AT&T and Verizon. Representatives of Cravath then provided the USCC Independent Directors with an overview of the corporate approval and disclosure requirements in connection with any sale of Retained Spectrum.

On August 21, 2024, the Company and AT&T, along with their respective legal and financial advisors, held a meeting to discuss the draft license purchase agreement.

In various calls held during the period from August 22, 2024 through September 6, 2024, consistent with the directives of the Company and TDS, Citi relayed to AT&T the views of the Company and TDS that AT&T’s proposed purchase price for the Spectrum Assets was insufficient. By September 6, 2024, after further discussions, AT&T agreed to increase its proposed purchase price from (a) $35 million to $96 million for substantially all of the licenses held by the Company in the 700 MHz band B and C Blocks, which was ultimately accepted by the Company, and (b) from $360 million to $432 million for selected licenses held by the Company in the 850 MHz (cellular) band, which was ultimately not accepted by the Company. In addition, the Company accepted AT&T’s bid for 3.45 GHz band for a purchase price of $690 million.

On August 28, 2024, Party B executed a license purchase agreement to purchase a C-Band license and various CBRS licenses for total consideration of approximately $3.3 million.

From September 6, 2024 through September 27, 2024, the Company, TDS and AT&T, along with their respective legal and financial advisors, continued to negotiate the terms of the license purchase agreement and the other primary transaction documents, including a purchase price holdback in the event Licenses remain encumbered by the T-Mobile Lease at Closing, regulatory efforts, exclusion of Licenses in connection with obtaining regulatory approvals, effects of the T-Mobile Agreement on the parties’ obligations under the License Purchase Agreement, Closing conditions, indemnification, and pre and post-closing spectrum leases. In addition, the Company was advised that the Limited Partnership and AT&T continued to discuss the sale of certain of the Limited Partnership Owned Licenses to AT&T. The Limited Partnership subsequently notified the Company that it was no longer engaged in negotiations with respect to such proposed sale. After the Company received that notice, the Company agreed to structure the sale of the Limited Partnership Owned Licenses as a sale by the Company, contingent on the closing of the transfer of ownership of the general partner of the Limited Partnership to the Company. The total purchase price for the Limited Partnership Owned Licenses was $232,043,717, bringing the total Transaction Consideration for the AT&T Transactions up to $1,018,043,717.

As of September 30, 2024, the book value of the assets to be sold to AT&T pursuant to the License Purchase Agreement was $858 million.

On September 23, 2024, Party A executed a license purchase agreement to purchase a 700 MHz license for total consideration of approximately $2 million.

On September 27, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and Company management. Representatives of Company management provided the USCC Independent Directors with an overview of strategic considerations related to the Retained Spectrum and various other assets and businesses retained by the Company, as well as certain organizational matters.

From September 27, 2024 through October 11, 2024, the Company, TDS and AT&T, with the assistance of their respective legal and financial advisors, continued to negotiate the terms of the License Purchase Agreement and the other primary transaction documents, including the addition of the Limited Partnership Owned Licenses to the License Purchase Agreement, the purchase price holdback for Licenses encumbered by the T-Mobile Lease, protecting the Licenses during the interim period between signing and closing, indemnification, Qui Tam Litigation (as defined in the Agreement), assignment, and pre and post-closing leases.

On October 11, 2024, the USCC Independent Directors held a meeting with representatives of Cravath and PJT Partners. Representatives of Cravath provided an update on the status of negotiations with AT&T and Verizon with respect to the potential sales of the Retained Spectrum and the current status of related license purchase agreements and other transaction documents, including closing, liability, and regulatory efforts related to the addition of the Limited Partnership Licenses to the License Purchase Agreement, Closing conditions related to Qui Tam Litigation, interim covenants to protect Licenses during the interim period between signing and Closing, pre and post-closing leases, and indemnification caps and carve-outs. Representatives of Cravath led a discussion with the USCC Independent Directors on their views on the topics presented by representatives of the Company’s management at the September 27, 2024 meeting of the USCC Independent Directors, including strategic considerations related to the Retained Spectrum and various other assets and businesses retained by the Company, as well as certain organizational matters.

Later on October 11, 2024, the USCC Board held a meeting. Representatives of WBK shared (a) an update as to the status of negotiations with AT&T, including key outstanding points, (b) the key terms of the current drafts of the transaction documents for the sale of the Spectrum Assets to AT&T and (c) the FCC regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T. In addition, members of management presented an overview of the potential communications plan for a potential transaction announcement. Clifford Chance also presented on the regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T.

From October 11, 2024 through October 31, 2024, the Company, TDS and AT&T, with the assistance of their respective legal and financial advisors, continued to negotiate the terms of the License Purchase Agreement and other primary transaction documents, including regulatory efforts, the potential exclusion of certain licenses in connection with the regulatory process, escrow, indemnification, liability caps, and pre and post-closing spectrum leases.

On October 17, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and WBK. Referring to a supplemental disclosure letter provided by PJT Partners to the USCC Independent Directors with respect to its relationships with the Company and AT&T prior to the meeting, it was determined that PJT Partners did not have a material conflict of interest in connection with the proposed transactions with AT&T.

Also on October 17, 2024, the Company, Verizon and the Company subsidiaries named therein as sellers executed a license purchase agreement for a portion of the Retained Spectrum in the cellular band, as well as select licenses for spectrum in the AWS and PCS bands for total consideration of $1.0 billion.

On October 31, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and WBK. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, along with a discussion of any such terms that remained subject to negotiation. WBK also provided an overview of the FCC regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T. Representatives of PJT Partners shared with the USCC Independent Directors their preliminary perspectives on the financial aspects of the transaction. Representatives of Cravath reviewed with the USCC Independent Directors draft resolutions determining that (a) the entry into the License Purchase Agreement and other transaction documents and the consummation by the Company and Sellers of the potential sale of the Spectrum Assets to AT&T is advisable, expedient and in the best interests of the Company and its stockholders (including Company stockholders other than TDS), (b) the License Purchase Agreement and other transaction documents should be submitted to the USCC Board for approval and (c) the USCC Independent Directors recommended to the USCC Board that the USCC Board approve and adopt the License Purchase Agreement and the other transaction documents, approve the consummation of the potential sale of the Spectrum Assets to AT&T and recommend the approval of the transaction with AT&T to the stockholders of the Company. Following discussion, the USCC Independent Directors confirmed they were supportive of the transaction with AT&T and, following receipt of final proposed forms of the License Purchase Agreement and the other transaction documents, would determine whether to approve and adopt the aforementioned resolutions.

Later on October 31, 2024, the TDS Board held a meeting with representatives of the Company’s management, TDS, Sidley, WBK, Clifford Chance, Citi and Centerview in attendance. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, along with a discussion of open items. Company’s management, WBK and Clifford Chance also included an overview of regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T.

Also on October 31, 2024, the USCC Board held a meeting with representatives of the Company’s management, TDS, WBK, Cravath, Clifford Chance, Citi and Centerview in attendance. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, along with a discussion of open items. WBK also included an overview of FCC regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T.

From October 31, 2024 through the signing on November 6, 2024, the Company, TDS and AT&T, along with their respective legal and financial advisors, continued to negotiate the terms of the License Purchase Agreement and the other primary transaction documents, including the Company’s obligations related to the Limited Partnership Licenses, potential exclusion of Licenses and divestiture requirements in connection with obtaining regulatory approvals, escrow for Qui Tam Litigation, indemnification caps and carve-outs, and pre and post-closing leases.

On November 6, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and WBK. A representative of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, noting the changes to the License Purchase Agreement and the other transaction documents since the October 31, 2024 meeting of the USCC Independent Directors. A representative of WBK also provided an overview of the FCC regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T. Representatives of Cravath reviewed with the USCC Independent Directors draft resolutions, which had been discussed during the October 31, 2024 meeting of the USCC Independent Directors, recommending to the USCC Board the execution of the License Purchase Agreement and the entry into the transactions contemplated thereby. Following discussion, the USCC Independent Directors unanimously approved such resolutions.

Later on November 6, 2024, the TDS Board held a meeting, with representatives of the Company’s management, TDS, WBK, Sidley, Clifford Chance, and Citi in attendance. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, which were in substantially final form. Company’s management, WBK and Clifford Chance also included an overview of regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T.

Also on November 6, 2024, the USCC Board held a meeting with representatives of the Company’s management, TDS, WBK, Cravath, Clifford Chance, and Citi in attendance. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents which were in substantially final form. WBK also included an overview of FCC regulatory considerations associated with the potential sale of the Spectrum Assets to AT&T. The Company’s management then reviewed draft resolutions provided to the USCC Board (a) approving the transactions with AT&T and (b) authorizing the Company’s management to execute the License Purchase Agreement with AT&T. The USCC Board, acting on the recommendation of the USCC Independent Directors, approved the resolutions authorizing the execution of the License Purchase Agreement and the entry into the AT&T Transactions.

On November 6, 2024 (the “Effective Date”), each of the Company, AT&T, and the Company subsidiaries named therein as Sellers executed the License Purchase Agreement. Following such execution, on November 6, 2024, TDS delivered the Transaction Written Consent.

On November 7, 2024, prior to the opening of trading on the New York Stock Exchange, the Company publicly announced the entry into the AT&T Transactions.

Reasons for the AT&T Transactions; Recommendation of the USCC Independent Directors

As described in the T-Mobile Information Statement, the Company and TDS announced on August 4, 2023 that they were commencing a review of strategic alternatives regarding the Company. On May 24, 2024, the Company and TDS entered into the T-Mobile Agreement to sell the Company’s wireless operations and select spectrum assets to T-Mobile. Upon announcement of the T-Mobile Transaction, the Company also announced that it would seek to opportunistically monetize the Retained Spectrum.

On November 6, 2024, at a meeting of the USCC Independent Directors, the USCC Independent Directors, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Agreement, and the other agreements contemplated by the Agreement (collectively, the “Transaction Documents”), and the AT&T Transactions and unanimously: (a) determined that the entry into the Transaction Documents and the consummation of the AT&T Transactions are advisable, expedient and in the best interests of the Company and its stockholders (including Company stockholders other than TDS), (b) directed that the Transaction Documents be submitted to the USCC Board for approval and (c) recommended to the USCC Board that it approve the Transaction Documents, approve the AT&T Transactions and recommend the approval of the AT&T Transactions to the stockholders of the Company.

Also on November 6, 2024, the USCC Board, acting upon the unanimous recommendation of the USCC Independent Directors, (a) determined that the AT&T Transactions, on the terms and subject to the conditions set forth in the Agreement, were advisable and in the best interests of the Company and its stockholders, (b) approved the Agreement, the execution and delivery by the Company of the Agreement, the performance by the Company and its subsidiaries, as applicable, of their obligations contained therein and the consummation of the AT&T Transactions, on the terms and subject to the conditions contained in the Agreement and (c) resolved to recommend approval of the Agreement and the AT&T Transactions to the Company’s stockholders in accordance with the DGCL.

Later on November 6, 2024, effective following the execution and delivery of the Agreement, TDS, which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered (a) the Transaction Written Consent approving, authorizing and ratifying the AT&T License Purchase Agreement and the consummation of the AT&T Transactions and (b) the Future Sale Written Consent approving, authorizing and ratifying the sale or disposition by the Company, its subsidiaries or any other entities in which the Company or its subsidiaries may be an investor, of any wireless spectrum licenses that are not contemplated to be sold under the agreements relating to the 2024 Sale Transactions, whether effected prior to, on or after the date of the Future Sale Written Consent, in each case, at such times, pursuant to such documents, instruments or agreements, and on such terms and conditions, as may be approved by the USCC Board and, in accordance with the requirements of the applicable delegations of authority, the Board of Directors of TDS.

In arriving at their determinations and recommendations, the USCC Independent Directors considered and discussed a significant amount of information and consulted with their independent legal and financial advisors and the Company’s senior management team. The following are some of the significant factors that supported the USCC Independent Directors’ recommendation that the USCC Board approve, adopt and declare advisable the Agreement and the AT&T Transactions (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the USCC Independent Directors and are not exhaustive):
•the USCC Independent Directors’ belief, after taking into consideration the factors described in this Information Statement and other factors, that overall long-term stockholder value is more likely to be increased by effecting the AT&T Transactions than it would if the Company pursued other strategic alternatives for the Spectrum Assets, including retaining the Spectrum Assets;
•that the Limited Partnership and AT&T had engaged in, and subsequently terminated, negotiations regarding the direct sale by the Limited Partnership of certain of the Limited Partnership Owned Licenses to AT&T, AT&T remained interested in acquiring such Limited Partnership Owned Licenses thereafter and AT&T was willing to acquire such Limited Partnership Owned Licenses in a sale by the Company contingent on the closing of the transfer of ownership of the general partner of the Limited Partnership to the Company;
•that the Company publicly announced that it would opportunistically monetize the Retained Spectrum, and then conducted a broad outreach to potentially interested parties, including communicating with 26 potential counterparties regarding the potential sale of the Retained Spectrum and receiving indications of interest regarding different combinations of spectrum from seven of these potential counterparties, and the AT&T Transactions and the terms of the Agreement were the most attractive to the Company among the indications of interest received regarding the Spectrum Assets from potentially interested parties;
•that at the conclusion of the sale process, AT&T’s proposal was more favorable than the other preliminary proposals submitted to acquire the Spectrum Assets;
•that the Transaction Consideration exceeds the book value for the Spectrum Assets;
•the terms of the Agreement, including the pre-Closing and post-Closing spectrum leases that would provide for early access to some of the Spectrum Assets and also may protect the Spectrum Assets following expiration or termination of the Short-Term Spectrum Manager Lease Agreement dated as of September 12, 2024, by and among T-Mobile License, LLC and the subsidiaries of the Company named therein (the “T-Mobile Lease”);
•AT&T’s business reputation, experience and capabilities, including its experience with mergers, acquisitions, and other similar transactions outside the ordinary course of business and its track record of successfully closing such transactions;
•the USCC Independent Directors’ belief that there are a limited number of potential acquirors for the Spectrum Assets;
•the terms of the Agreement, including the expectation that TDS, which beneficially owned 96% of the total voting power of the Company as of November 6, 2024, would deliver the requisite stockholder vote shortly following the signing of the Agreement;
•the USCC Independent Directors’ assessment of the likelihood that the AT&T Transactions would ultimately be completed following regulatory review based on, among other factors and after consulting with outside regulatory counsel, the timeline to obtain the Required Regulatory Approvals and satisfy the other conditions to closing and the commitments received from AT&T with respect to obtaining the Required Regulatory Approvals;
•the procedural safeguards and processes implemented to enable the USCC Independent Directors to determine the fairness of the Agreement and the AT&T Transactions to the Company stockholders (other than TDS), including, but not limited to:
◦the independence of the USCC Independent Directors, both from TDS and from Company management, and that the USCC Independent Directors are not receiving any compensation that is contingent on, or related to, their approval of any transaction, the Agreement or the AT&T Transactions;
◦the authority granted to the USCC Independent Directors by the USCC Board to, among other things, review and evaluate potential strategic transactions, and the fact that the USCC Board committed not to proceed with approving any potential strategic transactions without a favorable recommendation from the USCC Independent Directors;
◦that the AT&T Transactions are structured as a sale of assets by the Company in exchange for a cash payment by AT&T to the Company, with the treatment of any net proceeds of the sale of the Spectrum Assets to be determined by the USCC Board;
◦that the USCC Board had authorized the USCC Independent Directors, in the sole discretion of the USCC Independent Directors, to retain advisors to assist the USCC Independent Directors in connection with the potential strategic transactions, and that as so authorized, the USCC Independent Directors retained and received the financial and legal advice of (a) PJT Partners as their own independent financial advisor and (b) Cravath as their own independent legal advisor;

◦the confidential deliberations of the USCC Independent Directors; and
◦that the financial and other terms and conditions of the Agreement and the AT&T Transactions were the product of extensive arm’s-length negotiations over the course of several months among Company management, Cravath and PJT Partners, as representatives of the USCC Independent Directors, TDS, with the assistance of its legal and financial advisors, and AT&T and its representatives, as described under the section entitled “Background of the AT&T Transactions”;
•the frequency and extent of the USCC Independent Directors’ deliberations, including their regular meetings with their legal and financial advisors, and their access to the Company’s management and their advisors in connection with the USCC Independent Directors’ consideration and evaluation of the Agreement and the AT&T Transactions; and
•the terms and conditions of the License Purchase Agreement, as discussed in more detail in the section entitled “The License Purchase Agreement.”

The beliefs and expectations noted in the above list are based in part on the following factors that the USCC Independent Directors considered (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the USCC Independent Directors and are not exhaustive):
•the USCC Independent Directors’ knowledge and understanding of the Company’s industry, business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects (including the risks involved in achieving such prospects), as well as the Company’s historical and projected financial performance;
•the publicly available financial and stock market data of certain other publicly traded companies in the wireless telecommunications services industry that the USCC Independent Directors, in consultation with the USCC Independent Directors’ independent legal and financial advisors, considered to be comparable to the Company;
•the USCC Independent Directors’ determination that, after taking into consideration the above and other factors, stockholder value is more likely to be increased by effecting the AT&T Transactions than if the Company pursued other strategic alternatives for the Spectrum Assets, including retaining the Spectrum Assets; and
•the USCC Independent Directors’ belief in the likelihood that the AT&T Transactions would be completed based on, among other things, the conditions to closing and the assessment of the USCC Independent Directors, after consulting with outside counsel, of the likelihood of obtaining the Required Regulatory Approvals, and of the termination and remedy provisions under the Agreement in the event that the AT&T Transactions are not completed due to the failure to obtain the Required Regulatory Approvals or otherwise.

The USCC Independent Directors weighed these potentially positive factors against a number of uncertainties, risks and potentially negative factors relevant to the AT&T Transactions, including, among others, the following (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the USCC Independent Directors and are not exhaustive):
•the risk that, while the AT&T Transactions are expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to consummate the AT&T Transactions will be satisfied, and, as a result, it is possible that the AT&T Transactions may not be completed or may only be partially completed;
•the risk and costs to the Company if the AT&T Transactions are not completed, or are only partially completed, and in particular the risk of loss or forfeiture of the Spectrum Assets as a result of the Company not having sufficient operations to protect the assets or the cost the Company would incur to protect the assets;
•the risk of litigation brought in respect of the Agreement or the AT&T Transactions;
•the restrictions in the Agreement on the conduct of the Company’s business during the period between execution of the Agreement and completion of the AT&T Transactions;
•the fact that the AT&T Transactions will generally be taxable to the Company for U.S. federal income tax purposes;
•the interests of the Company’s directors, officers and employees with respect to the AT&T Transactions that are or may be in addition to, or different from, their interests as the Company’s stockholders;
•the risk that the Company may incur significant expenses in connection with the AT&T Transactions; and
•the risks of the type and nature described in the section entitled “Special Note Regarding Forward-Looking Statements.”

The USCC Independent Directors concluded that the uncertainties, risks and potentially negative factors relevant to the AT&T Transactions were outweighed by the potential benefits that it expected the Company and its stockholders would achieve as a result of the AT&T Transactions.

Stockholders of the Company should be aware that certain of the Company’s directors and officers have interests in the AT&T Transactions that may be different from, or in addition to, the interests of stockholders of the Company generally. For a further discussion of these interests, please see the section entitled “Interests of Affiliates in the AT&T Transactions” beginning on page 28.

This discussion of the information and factors considered by the USCC Independent Directors includes the principal positive and negative factors considered by the USCC Independent Directors, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with their evaluation of the Agreement and the AT&T Transactions and the complexity of these matters, the USCC Independent Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that the USCC Independent Directors considered in reaching their determinations to approve the Agreement, and the AT&T Transactions, and to make their recommendations to the USCC Board (and, in turn, the USCC Board’s recommendation to the USCC stockholders). Rather, the USCC Independent Directors viewed their decision to recommend the AT&T Transactions as based on the totality of the information presented to them and the factors they considered. In addition, the individuals comprising the USCC Independent Directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the USCC Independent Directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 6.

Regulatory Approvals; Absence of Court Orders

In connection with the AT&T Transactions and subject to the terms of the Agreement, the Company, the Sellers and AT&T have agreed to cooperate with each other and to use, and to cause their respective affiliates to use, their reasonable best efforts to obtain the Required Regulatory Approvals and consummate the AT&T Transactions as promptly as reasonably practicable, with specific deadlines for regulatory filings as described below. The reasonable best efforts of the Company, the Sellers and AT&T, subject to the terms of the Agreement, are further described in the section entitled “The License Purchase Agreement—Regulatory Efforts.”

Each party’s obligation to close the AT&T Transactions is conditioned upon (a) the expiration or termination of the waiting period (or any extension thereof, including any agreement with any governmental authority to delay consummation of the AT&T Transactions) under the HSR Act or other applicable law, and (b) the receipt of approval of the FCC Assignment Applications from the FCC, in each case without the imposition of any Regulatory Material Effect (as defined below). Further, each party’s obligation to close the AT&T Transactions is conditioned upon there being no order issued by any governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the AT&T Transactions.

The FCC filings were submitted on January 3, 2025. The filings under the HSR Act were submitted on January 15, 2025.

Required Stockholder Approval for the AT&T Transactions; Written Consent of TDS

The approval of the Agreement and the approval of the AT&T Transactions required the affirmative vote or written consent, in accordance with Section 228 of the DGCL, the USCC Restated Certificate of Incorporation and the USCC Amended and Restated Bylaws, by stockholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of USCC. As of November 6, 2024, the record date for determining stockholders of the Company entitled to vote on the approval of the Agreement, there were 33,005,877 shares of Series A Common Stock outstanding and 52,348,729 shares of Common Stock outstanding.

On November 6, 2024, following the execution of the Agreement, TDS, which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered the Transaction Written Consent. No further action by any other stockholder of the Company is required under applicable law or the Agreement (or otherwise) in connection with the approval of the Agreement or the consummation of the AT&T Transactions. As a result, the Company is not soliciting your vote for the approval of the Agreement or the consummation of the AT&T Transactions and will not call a stockholders’ meeting for purposes of voting on the approval of the Agreement or the consummation of the AT&T Transactions. No action by the stockholders of the Company is required to consummate the AT&T Transactions, and all requisite corporate action has been taken.

Further, on November 6, 2024, TDS delivered the Future Sale Written Consent approving, and constituting the requisite stockholder approval for, the future sale or disposition by the Company, its subsidiaries or any other entities in which the Company or its subsidiaries may be an investor, of any wireless spectrum licenses that are not contemplated to be sold under the agreements relating to the 2024 Sale Transactions, in each case, at such times, pursuant to such documents, instruments or agreements, and on such terms and conditions, as may be approved by the USCC Board and, in accordance with the requirements of the applicable delegations of authority, the Board of Directors of TDS. No further action by the stockholders of the Company will be necessary to consummate any future sale or disposition of the remaining licenses not sold under the 2024 Sale Transactions. Any such future transactions will, however, be subject to the approval of the USCC Board or management, as applicable, and the Board of Directors of TDS, as applicable.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders of record as of the record date for the action by written consent who have not consented and who would have been entitled to notice of a meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. This Information Statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.

No Dissenters’ Rights

Holders of USCC Common Stock do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights under the USCC Restated Certificate of Incorporation or the Agreement in connection with the AT&T Transactions.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the AT&T Transactions. The following discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, its legislative history, currently applicable and proposed Treasury Regulations thereunder and published rulings and decisions, all as currently in effect as of the date of this Information Statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Information Statement. No rulings have been requested or received from the Internal Revenue Service as to the tax consequences of the AT&T Transactions and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge the tax treatment of the AT&T Transactions discussed below or, if it does challenge the tax treatment, that it will not be successful.

The AT&T Transactions will all take place between the Sellers and Purchaser (or their respective affiliates), meaning stockholders of the Company will not realize any direct gain or loss for U.S. federal income tax purposes as a result of the AT&T Transactions.

The AT&T Transactions are expected to be treated for U.S. federal income tax purposes as taxable sales of the Licenses owned by the Sellers upon which the Sellers will recognize gain or loss. Any such gain or loss is generally expected to be reflected on the consolidated tax return which TDS files as the common parent of our consolidated tax group. The amount of gain or loss that a Seller recognizes with respect to the sale of a particular License will be measured by the difference between the amount realized by each Seller on the sale of such License and the Seller’s tax basis in such License. For purposes of determining the amount realized by each Seller with respect to a specific License, the total amount realized by such Seller will generally be equal to the fair market value allocated to such License as set forth in the Agreement. Each Seller’s basis in a License is generally equal to its cost, as adjusted for certain items, such as amortization. The determination of whether a Seller will recognize gain or loss will be made with respect to each of the Licenses to be sold. Accordingly, we may recognize gain on the sale of certain Licenses and loss on the sale of certain other Licenses, depending on the amount of consideration allocated to a License as compared with the basis of that License. With certain exceptions, losses can generally be netted against gains. It is also possible that, upon the sale of a License, certain Sellers may be required to recapture amortization deductions that were previously taken with respect to such License. Any such recapture would generally be expected to result in ordinary income (meaning certain losses may not be available to offset).

We expect the AT&T Transactions to result in us recognizing a significant net gain for U.S. federal income tax purposes, meaning we expect to incur a significant U.S. federal income tax liability from the AT&T Transactions. The determination of how much tax we expect to incur is highly complex and is based in part upon facts that will not be known until completion of the AT&T Transactions (including the timing of the sale of any Excluded Licenses or Delayed 3.45 Licenses (as defined below) and the amount of carryforward attributes available to offset the taxable gain). Because we are a member of a consolidated tax group that includes TDS as the common parent, TDS will be the party responsible for remitting any resulting tax to the Internal Revenue Service, but under that certain Tax Allocation Agreement between TDS and the Company, dated as of July 1, 1987 (the “TAA”), we are required to determine our tax liability as though we were a separate affiliated group and to pay TDS an amount equal to such liability (as so determined). Thus, any carryforward attributes of the TDS consolidated tax group that reduce the consolidated tax group’s liability would not reduce our obligations under the TAA unless those losses were generated by our operations.

Because we expect to incur significant U.S. federal income tax liabilities as a result of the AT&T Transactions, the net proceeds from the AT&T Transactions are expected to be significantly less than the cash received from the Purchaser under the Agreement. Proceeds used to fund federal income tax liabilities will not be available for future acquisitions, distributions to our stockholders or other general corporate purposes.

Accounting Treatment of the AT&T Transactions

Under generally accepted accounting principles, upon completion of the AT&T Transactions, we plan to remove the assets sold and add the proceeds from the AT&T Transactions to our consolidated balance sheet, which we anticipate will result in recording a gain from the AT&T Transactions.

THE LICENSE PURCHASE AGREEMENT

This section describes the material terms of the License Purchase Agreement (the “Agreement”), which was executed on November 6, 2024. The description of the Agreement in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Annex A to this Information Statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Agreement that is important to you. You are encouraged to read the Agreement carefully and in its entirety, because it is the legal document that governs the AT&T Transactions.

Explanatory Note Regarding the Agreement

The Agreement and the description of the Agreement have been included to provide investors with information regarding the terms of the Agreement. It is not intended to provide any other factual information about the Company, TDS, AT&T or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is contained in this Information Statement, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other documents that have been or may be filed with the SEC in connection with the Agreement and the AT&T Transactions. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, TDS, AT&T or any of their respective subsidiaries, affiliates or businesses. The description of the Agreement and the AT&T Transactions does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

Transaction Structure and Purchase Price

The Company and the Sellers have agreed to sell the Licenses to AT&T. The consummation of the sale of the Licenses shall occur at one or more Closings (as defined below). Pursuant to the Agreement, AT&T will pay to the Sellers at the time of Closing the Transaction Consideration (or the portion thereof allocated to the License subject to such Closing), which is subject to the adjustments described below.

The Agreement covers three separate transactions: (1) the purchase of the 3.45 GHz and 700 MHz B and C Block spectrum currently held by Company subsidiaries (the “USCC Licenses”), (2) the purchase of 700 MHz B Block spectrum held by the Limited Partnership, a partnership in which an affiliate of the Company has a non-controlling, limited partnership interest, that is in the Company footprint (“In Footprint LP Licenses”) and (3) the purchase of 700 MHz B Block spectrum held by the Limited Partnership that is outside the Company footprint (“Out of Footprint LP Licenses”). Each of the aforementioned transactions has its own allocated purchase price, its own closing conditions, and its own standard for Regulatory Material Effect (all as described in more detail in the relevant sections below).

The Agreement provides that each party’s obligation to effect the transactions involving the In Footprint LP Licenses and the Out of Footprint LP Licenses is conditioned on the Company first having acquired the equity of the general partner of the Limited Partnership. Once the Company has acquired the equity of the general partner of the Limited Partnership, the Agreement provides that the Limited Partnership will become a party to the Agreement and the portions of the transaction relating to the applicable spectrum held by the Limited Partnership will proceed in accordance with the terms of the Agreement. The closing of the sale of the USCC Licenses is referred to herein as the “USCC Closing,” the closing related to the In Footprint LP Licenses is referred to herein as the “In Footprint LP Closing,” the closing related to the Out of Footprint LP Licenses is referred to herein as the “Out of Footprint LP Closing,” and collectively the In Footprint LP Closing and Out of Footprint LP Closing are referred to herein as the (the “Limited Partnership Closings”). Each of the Limited Partnership Closings and the USCC Closing are each hereinafter referred to as a “Closing,” and the dates on which each such Closing occurs are each hereinafter referred to as the “Closing Date.”

The Transaction Consideration is allocated among the transactions as follows: $786 million in the aggregate for all USCC Licenses (the “USCC Purchase Price”), $182 million in the aggregate for the In Footprint LP Licenses (the “In Footprint LP Purchase Price”) and $50 million in the aggregate for the Out of Footprint LP Licenses (the “Out of Footprint LP Purchase Price”), subject to the adjustments described below.

Purchase Price Adjustments

For any 3.45 GHz License that (a) in the event that the USCC Closing occurs on or before January 31, 2026, is encumbered by the T-Mobile Lease immediately following such Closing or (b) in the event that the USCC Closing occurs after January 31, 2026, was not subject to a pre-closing spectrum lease contemplated by the Agreement prior to January 31, 2026 (each, a “Delayed 3.45 License”), AT&T will retain an amount equal to 20% of the Transaction Consideration allocated to such Delayed 3.45 GHz License being acquired at Closing until the earlier of (i) one year following the USCC Closing or (ii) in the event that that USCC Closing occurs prior to January 31, 2026, on a License by License basis, if a Delayed 3.45 GHz License ceases to be encumbered by the T-Mobile Lease prior to January 31, 2026, the date on which such Delayed 3.45 GHz License ceases to be so encumbered.

If (a) Seller has materially breached any representation, warranty, covenant or agreement with respect to any License; (b) there is an order in effect or other circumstance or condition preventing assignment of any License to AT&T, other than a condition requiring a divestiture of one or more Licenses, (c) it is reasonably likely that any closing condition for AT&T’s benefit will not be satisfied with respect to any License prior to the Termination Date (as defined in the Agreement), or (d) any License is revoked, cancelled, terminated, materially adversely modified, not renewed, or forfeited or any License is sold, transferred, or encumbered by any spectrum lease or license that is not an Outbound Spectrum Lease (as defined in the Agreement), then AT&T may at its option, by written notice to Sellers, remove any such License or Licenses from the scope of assets to be transferred to AT&T pursuant to the AT&T Transactions (each an “Excluded License”). If AT&T fails to identify a License as an Excluded License, and all conditions to Closing (other than those related to court orders) are satisfied, such License will be deemed to be excluded upon written notice thereof from Seller. If (x) in the case of clause (a), such breach is subsequently timely cured or (y) in the case of clause (b) or (c), following the Closing and prior to the Termination Date, such circumstance or condition is no longer in effect or no longer prohibits assignment of the applicable Excluded License, and, in each case, all other closing conditions for AT&T’s benefit are satisfied with respect thereto, the applicable Licenses will be conveyed at a subsequent closing and the portion of the purchase price allocated to such Licenses shall be paid to the applicable Sellers.

If a governmental authority conditions its required regulatory approval on the sale, disposition, or holding separate of Licenses to be transferred in an applicable transaction (i.e., determined independently with respect to the USCC Licenses, the In Footprint LP Licenses and the Out of Footprint LP Licenses) resulting in an adverse effect on the applicable acquired assets in such transaction, taken as a whole, that is greater than a specified percentage of the In Footprint LP Purchase Price, Out of Footprint LP Purchase Price or the USCC Purchase Price, as applicable, then Sellers may, after good faith consultation with AT&T, exclude Licenses subject to such requirement to sell, divest or hold separate (collectively, the “Regulatory Excluded Licenses”), but not in excess of a specified percentage of the In Footprint LP Purchase Price, Out of Footprint LP Purchase Price, or the USCC Purchase Price, as applicable, from the Licenses to be acquired under the Agreement such that Licenses constituting no more than a specified percentage of the In Footprint LP Purchase Price, Out of Footprint LP Purchase Price or USCC Purchase Price, as applicable, are subject to such sales, disposals or hold separates on which the applicable governmental authority conditions its required regulatory approval. The Transaction Consideration to be paid at the applicable Closing shall be reduced by the purchase price allocable under the Agreement to each applicable Regulatory Excluded License.

AT&T and the Company agreed to allocate the Transaction Consideration on a license by license basis, as set forth in the Agreement.

Transferred Assets

In accordance with the Agreement, at each Closing the applicable Sellers will transfer to AT&T (a) the Licenses, together with all pending applications or renewals thereof and notifications relating thereto, interference consents relating thereto, and rights, claims, causes of action, rights of payment or enforcement, guarantees, warranties and similar rights and (b) all records related to such Licenses to the extent such records are in the possession of Sellers and are not primarily related to the general business operations, financial results, or internal governance of Sellers (collectively, “Transferred Assets”).

Excluded Assets

Aside from the Transferred Assets, no rights, title or interest to any other asset of any Seller or the Company is being sold, assigned, transferred, conveyed or delivered to AT&T pursuant to the Agreement.

Excluded Liabilities

Pursuant to the Agreement, AT&T will not assume, be bound by or responsible for or be deemed to have assumed, become bound by or responsible for any liabilities of the Company, any Seller or the Limited Partnership, except to the extent expressly included as an “assumed liability” in the Agreement.

Assumed Liabilities

Pursuant to the Agreement, AT&T will assume all liabilities and obligations arising (a) out of or in connection with AT&T’s use, possession, ownership or operation of the Transferred Assets first arising or becoming known, from and after the applicable Closing or attributable to taxable periods (or portions thereof) beginning after the applicable Closing, or (b) under the Outbound Spectrum Leases to the extent assigned in part or in full to AT&T at a Closing, but only to the extent that the liabilities and obligations thereunder relate to the Licenses and are required to be performed on or after such Closing by AT&T or any affiliate of AT&T and do not relate to any FCC licenses or spectrum that is not being acquired by AT&T as part of the AT&T Transactions or to any failure to perform, improper performance, other breach, default or violation by Sellers prior to such Closing. In the event AT&T operates on spectrum under the Licenses pursuant to any short-term spectrum manager lease contemplated by Section 5.9 of the Agreement, the Agreement provides that Seller will not retain any liabilities resulting from any action or inaction by AT&T that constitutes a breach of AT&T’s obligations under such short-term spectrum manager lease.

Closing of the AT&T Transactions

Subject to certain exceptions, each Closing will occur on the fifth business day after the conditions set forth in the Agreement are satisfied with respect to such Closing, or such other date as mutually agreed to by the Sellers and AT&T.

At each Closing, each party is obligated to deliver certain assignment instruments, including a license assignment, lease assignment and ancillary assignment instruments and certificates, dated as of such Closing Date, certifying that certain conditions have been fulfilled.

Representations and Warranties

The Agreement contains representations and warranties of each of the Company, the Sellers and AT&T to the other parties to the Agreement regarding themselves and, as applicable, their respective subsidiaries.

The Agreement contains representations and warranties of the Sellers and AT&T, regarding, among other matters:
•organization and authority;
•enforceability;
•non-contravention;
•litigation; and
•no brokers.

In addition, the Agreement contains the following representations and warranties of each Seller, regarding, among other matters:
•the absence of liens on the Licenses;
•title to the Licenses;
•compliance with applicable laws relating to the Licenses;
•enforceability and compliance with leases; and
•taxes.

Finally, the Agreement contains the following representations and warranties of AT&T, regarding, among other matters:
•legal qualification to hold and receive the Licenses; and
•available funds.

Conduct of Licensees Pending the Closing

In accordance with the Agreement, Sellers shall timely comply in all material respects with all applicable laws of all applicable jurisdictions and governmental authorities relating to the Transferred Assets and their use and Sellers shall perform in all material respects all of their respective obligations required to be performed under the Licenses. Each Seller shall, or shall cause T-Mobile License, LLC, pursuant to the T-Mobile Leases or, shall exercise all of its rights under the Limited Partnership-USCC Spectrum Lease (as defined in the Agreement) and any other spectrum leases between USCC or Sellers and the Limited Partnership, to (a) continue to provide signal coverage and offer service at the levels necessary to satisfy the Renewal Safe Harbor Standard (as defined in the Agreement) applicable to Licenses for which Seller has submitted to the FCC a notification of satisfaction of the final build-out requirements until the earlier of seven business days prior to the applicable Closing or the commencement of any pre-Closing spectrum lease contemplated under the Agreement and (b) not take any action with respect to any Licenses that would constitute a Permanent Discontinuance of Service (as defined in the Agreement). No later than three business days prior to the earlier of the applicable Closing or commencement of any pre-Closing spectrum lease, each Seller shall clear all operations from the spectrum associated with its Licenses (except with respect to operations of any (a) lessee under any Outbound Spectrum Lease to the extent such lease is still in effect as of such date, or (b) governmental authority). Nothing in the Agreement shall require any Seller to construct or operate facilities on the spectrum covered by the Licenses following the Closing (as defined in the T-Mobile Agreement).

Indemnification

Indemnification by the Sellers

After the applicable Closing, the Sellers, in proportion to each Seller’s Pro Rated Share (as defined in the Agreement) will indemnify and hold harmless AT&T, its affiliates and its and their respective representatives (each an “AT&T Indemnified Party”) against all Losses (as defined below) suffered or incurred by any AT&T Indemnified Party, or to which any AT&T Indemnified Party otherwise becomes subject, as a result of, that relate to or arise out of:
•Breaches of representations and warranties;
•Non-fulfillment of covenants or agreements made under the Agreement;
•Third party claims that arose prior to the applicable Closing relating to (a) the ownership, operation and/or use of the Licenses prior to the applicable Closing (excluding AT&T’s operations on the Licenses under a pre-Closing lease), or (b) the use by any person including any lessee under any Outbound Spectrum Lease prior to the applicable Closing to the extent AT&T has not been able to recover such Losses following its exercise and enforcement of its rights under the Outbound Spectrum Leases as assigned to AT&T;
•Excluded Liabilities;
•In each case above, in the event AT&T operates on spectrum under the Licenses pursuant to any short-term spectrum manager lease, Seller will not indemnify AT&T Indemnified Parties for any Losses resulting from any action or inaction by AT&T that constitutes a breach of AT&T’s obligations under such short-term spectrum manager lease; and
•Qui Tam Litigation, including any amounts that become owed or payable to the FCC, any other governmental authority, or any third person in connection with the Qui Tam Litigation, subject to certain limitations.

Sellers shall not be liable for any inaccuracy in or breach of any “non-fundamental” representation or warranty unless (a) with respect to Losses relating to the USCC Licenses, such Losses exceed 0.25% of the USCC Purchase Price actually received by the Sellers, (b) with respect to Losses relating to the In Footprint LP Licenses, such Losses exceed 0.25% of the In Footprint LP Purchase Price actually received by the Sellers and (c) with respect to Losses relating to the Out of Footprint LP Licenses, such Losses exceed 0.25% of the Out of Footprint LP Purchase Price actually received by the Sellers (the “Deductible”), in which case the Sellers shall only be liable to AT&T Indemnified Parties for such Losses in excess of the Deductible. Except in the case of Fraud or Intentional Breach (each as defined in the Agreement), each Seller’s indemnification obligations pursuant to the Agreement for breaches of its representations, warranties and covenants is capped at such Seller’s pro rata portion of the Transaction Consideration, with certain “non-fundamental” representations and warranties being subject to a cap equal to 5% of each Seller’s pro rata portion of the Transaction Consideration. The foregoing liability caps do not apply to any Losses that arise out of the Qui Tam Litigation. The Company has guaranteed to AT&T the full performance by each Seller of its indemnification obligations under the Agreement, subject to the terms and conditions set forth in the Agreement.

The cumulative aggregate liability of the Company with respect to the foregoing indemnification obligations is (x) in connection with the purchase and sale of the USCC Licenses, the USCC Purchase Price and (y) in connection with the purchase and sale of the In Footprint LP Licenses and Out of Footprint LP Licenses, the In Footprint LP Purchase Price and Out of Footprint LP Purchase Price, in each case actually received by the Sellers, except in the case of Fraud, Intentional Breach or the Qui Tam Litigation. “Losses” means any and all damages, losses, deficiencies, liabilities, assessments, penalties, charges, fines, judgments, interests, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation).

In certain circumstances, the Company may be required to place into escrow an amount the In Footprint LP Purchase Price and the Out of Footprint LP Purchase Price, as applicable, to the extent such amounts are received, in support of certain of the indemnification obligations of Sellers.

Indemnification by AT&T

After the Closing, AT&T will indemnify and hold harmless each Seller, and each of their affiliates and other representatives (collectively, the “Seller Indemnified Parties”), against all Losses suffered or incurred by any Seller Indemnified Party, or to which any Seller Indemnified Party otherwise becomes subject, as a result of, that relate to or arise out of:
•a breach of representations and warranties;
•non-fulfillment of covenants or agreements made under the Agreement;
•third party claims that arise after the Closing relating to the ownership, operation and/or use by AT&T of the Licenses after the Closing;
•Assumed Liabilities; and
•in the event AT&T operates on spectrum under the Licenses pursuant to any short-term or long-term spectrum manager lease, any action or inaction by AT&T that constitutes a breach of AT&T’s obligations under such short-term or long-term spectrum manager lease.

AT&T shall not be liable for any inaccuracy in or breach of any “non-fundamental” representation and warranty unless the aggregate amount of all Losses of the Seller Indemnified Parties for all such inaccuracies or breaches exceeds the Deductible, in which case AT&T shall only be liable to the Seller Indemnified Parties for such Losses in excess of the Deductible. Except in the case of Fraud, in no event shall AT&T aggregate liability for a breach of the “non-fundamental” representations and warranties exceed 5% of the Transaction Consideration actually received by the Sellers.

Exceptions to Limitations

The Agreement further provides that notwithstanding anything to the contrary in the Agreement, nothing in the Agreement shall limit (a) the rights or remedies of any person based upon or in connection with Fraud or (b) any party’s right to bring claims based on Fraud with respect to the Agreement following the Closing (in each case, which such right shall survive indefinitely or until the latest time permitted by applicable law).

Regulatory Efforts

Each party is required to cooperate with the other parties and to use (and shall cause its respective affiliates to use) its reasonable best efforts to (a) promptly take, or cause to be promptly taken, all actions, and promptly do, or cause to be promptly done, all things, necessary, appropriate or advisable on its (or their) part under the Agreement and applicable law to carry out all of its (or their) respective obligations under the Agreement, (b) cause all conditions to closing to be satisfied and to consummate the AT&T Transactions as soon as reasonably practicable, (c) prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and (d) obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental authority in order to consummate the AT&T Transactions. The parties shall cooperate and use their respective reasonable best efforts to prosecute the FCC Assignment Applications to a favorable conclusion. AT&T has sole discretion with respect to understandings, undertakings, or agreements related solely to the divestiture of licenses that AT&T holds that are not subject to the AT&T Transactions. “Reasonable best efforts” of the Parties shall include (a) taking reasonable actions and steps necessary or advisable to avoid any adverse action by any governmental authority related to the AT&T Transactions, (b) defending any actions to which it or any of its affiliates is a party challenging the AT&T Transactions, (c) solely with respect to the operation and use of the Licenses, conducting its business in a specified manner, or proposing and agreeing or permitting to conduct its businesses in a specified manner, including by agreeing to undertakings required by a governmental authority that AT&T or any of its affiliates will take after or in connection with the Closing, or refrain from taking, any action and (d) otherwise proposing, negotiating, committing to and effecting divestitures or any other limitations, conditions or actions that after the Closing would limit AT&T’s, or any of its respective affiliates’ freedom of action with respect to, or their ability to hold or operate, one or more of the Licenses, in each case to the extent required to obtain any required regulatory approval or avoid any such adverse Action (as defined in the Agreement) by any governmental authority (each of the actions described in clauses (a), (c) and (d), a “Remedial Action”).

Except to the extent not resulting in a more than a de minimis adverse effect on the business of AT&T or any of its affiliates (it being understood that for purposes of this clause impacts on the business of AT&T and its affiliates, taken as a whole, shall be measured as if such business were the size of the In Footprint LP Purchase Price, Out of Footprint LP Purchase Price, or USCC Purchase Price, as applicable), neither party nor any of its affiliates are required to take or agree to take any action of the type described in the definition of Remedial Action with respect to any of its businesses or assets other than the Licenses, nor shall either party commit or propose or negotiate to commit the other party or its affiliates to take or agree to take any such actions. Further, neither party nor any of its affiliates are required to take or agree to take any action (including any Remedial Action) or propose, accept or agree to any concession, limitation or condition that would have a Regulatory Material Effect on such party or any of its affiliates.

“Regulatory Material Effect” means, with respect to the applicable transaction, any Remedial Action (other than a Remedial Action that AT&T agrees in writing to undertake or that AT&T would otherwise consent to in the ordinary course of its dealings with the FCC; provided, however, that ordinary course of dealings shall not include conditions to which AT&T agreed in the context of prior spectrum transactions that are specific to the spectrum licenses acquired in those transactions or to which AT&T has agreed to more than five years prior to the Effective Date) that, taken together with all other Remedial Action with respect to the In Footprint LP Licenses, Out of Footprint LP Licenses or USCC Licenses, as applicable, (a) has, or would reasonably be expected to have, more than a de minimis adverse effect on the business of AT&T or any of its affiliates (it being understood that for purposes of this clause (a), impacts on the business of AT&T and its affiliates, taken as a whole, shall be measured as if such business were the size of the In Footprint LP Purchase Price, Out of Footprint LP Purchase Price, or USCC Purchase Price, as applicable); or (b) has an adverse effect on the In Footprint LP Licenses, Out of Footprint LP Licenses or USCC Licenses, as applicable, in each case taken as a whole for such set of Transferred Assets, that is greater than a specified percentage of the In Footprint LP Purchase Price, Out of Footprint LP Purchase Price or USCC Purchase Price, as applicable, subject to Sellers’ right to designate Licenses as Regulatory Excluded Licenses.

Nothing in the Agreement shall require the Company, any Seller or any of their respective affiliates to take any action or inaction in relation to the Qui Tam Litigation or settle or compromise the Qui Tam Litigation, and no action or inaction by the Company, any Seller, or any of their respective affiliates in relation to the Qui Tam Litigation constitutes a breach of the Agreement.

Pursuant to the Agreement, prior to the date on which the FCC Assignment Application was initially filed, AT&T was to not file any applications with the FCC seeking the FCC’s consent to assign, transfer or lease any spectrum in the geographic areas covered by the Licenses. The Agreement provides that AT&T would not make any such filings if such filings (i) would reasonably be expected to materially and adversely impact the Required Regulatory Approvals or cause such Required Regulatory Approvals to be materially delayed or (ii) would cause AT&T when taking into account the Licenses (without any exclusion of an Excluded License as may be provided under the Agreement) assuming consummation of the AT&T Transactions to hold, or to be attributed with (under 47 C.F.R. §20.22), spectrum in excess of (or, as applicable, otherwise in further excess of what is contemplated assuming the Closing takes place and taking into account the Licenses) the FCC’s spectrum screen that was in effect on November 6, 2024.

The Agreement provides that no later than 60 days after the Effective Date (but a failure to file by such date is not a breach of the Agreement so long as the filings are made as promptly as reasonably practicable thereafter), the parties will prepare and file with the FCC all necessary applications and notices required to seek the consent of the FCC, including preparing and filing separate FCC Forms 603 (or other appropriate form) for the assignment of the USCC Licenses, the In Footprint LP Licenses, and the Out of Footprint LP Licenses from the respective Seller to AT&T. Further, the Agreement provides that, prior to January 15, 2025, the parties would prepare and file with the U.S. Federal Trade Commission and the U.S. Department of Justice, the notifications required pursuant to the HSR Act with respect to the AT&T Transactions, including any documents required to be filed in connection therewith. The FCC filings were submitted on January 3, 2025. The filings under the HSR Act were submitted on January 15, 2025.

Other Covenants and Agreements

The Sellers and the Company are subject to certain other covenants, including:
•The Sellers and the Company shall comply in all material respects with all applicable laws;
•The Sellers and the Company shall maintain in full force and effect all rights and interest and the validity of the Licenses. Sellers may not take any action that could impair AT&T’s use of the Licenses in its business. The Company and Sellers may not sell, transfer, assign or dispose of the Licenses (except to affiliates to the extent such transfer would not materially delay the Closing) or create or incur or suffer to exist any lien on the spectrum covered by the License;
•Without the prior written consent of AT&T, neither the Company nor any Seller shall take any of the following actions: (a) enter into or negotiate any Prohibited Contract (as that term is defined in the Agreement), (b) seek or permit any assignment, modification, partition or disaggregation of the Licenses in each case, other than to, or with, an affiliate thereof, provided, that such assignment to an affiliate would not reasonably be expected to prevent or materially delay the Closing, (c) enter into any Interference Consent (as defined in the Agreement) with respect to any License (other than the Extension Agreements (as defined in the Agreement)), (d) except for the Outbound Spectrum Leases as in effect on the Effective Date, lease, license, sublease or sublicense any spectrum under any License or create, incur or suffer to exist any lien on the spectrum covered by their respective Licenses or any interest therein or portion thereof or any other Transferred Asset, (e) waive or relinquish any right or claim with respect to any Transferred Asset, (f) take, permit to be taken or fail to take any action which action or failure to act could reasonably be expected to result in any loss of any Transferred Asset or adversely affect, impair or subject to forfeiture, cancellation or a failure to renew on regular terms, its Licenses, or (g) amend, modify or terminate the Limited Partnership-USCC Spectrum Lease, any Outbound Spectrum Lease or the T-Mobile Lease (in either case, other than amendments or terms that are solely administrative in nature or effectuate the removal of spectrum from such leases or are not otherwise adverse to AT&T);
•The Sellers and the Company shall refrain from taking any action that would render any representation or warranty contained in the Agreement inaccurate in any material respect. Sellers shall promptly notify AT&T in writing (a) of any Action, other than the Qui Tam Litigation, that shall be instituted or threatened in writing against any Seller or the Company to restrain, prohibit or otherwise challenge the legality of the AT&T Transactions, (b) of any development causing the representations and warranties of the Seller to be untrue in any material respect, (c) of any Action, other than the Qui Tam Litigation, that may be threatened in writing, brought, asserted or commenced against the Sellers or the Company which would have been required to have been disclosed if such Action had arisen prior to the Effective Date, or (d) any material update, development or change in the status of the Qui Tam Litigation;
•The Company shall facilitate compliance with Section 5.1(c) of the Agreement as it relates to the Limited Partnership Owned Licenses by exercising and enforcing all of its rights under the Agreement Establishing the Limited Partnership, the Limited Partnership Purchase Agreement (as defined in the Agreement), and the Limited Partnership-USCC Spectrum Lease, as applicable, pursuant to which AT&T shall lease the spectrum covered by the Licenses from Sellers until the applicable Closing for no additional consideration;
•To the extent records have not been transferred to AT&T, Sellers shall give AT&T and AT&T’s representatives reasonable access, during normal business hours and upon reasonable prior notice, to personnel responsible for, and such of Sellers’ records and information to the extent relating to, such Transferred Assets that AT&T reasonably requests and during such period Sellers shall furnish reasonably promptly to AT&T such records and information in the possession or control of Sellers to the extent relating to such Transferred Assets as AT&T may reasonably request; and
•From and after the Closing (as defined in the T-Mobile Agreement) and prior to the consummation of each Closing, Seller will use its reasonable best efforts to exercise its rights in relation to the Licenses pursuant to the T-Mobile Transaction Leases, as applicable, including exercising and enforcing its rights with respect to T-Mobile’s coverage requirements under the T-Mobile Transaction Leases, so that (a) applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules are maintained with respect to the 700 MHz Licenses and (b) there is no Permanent Discontinuance of Service on any License.

The Agreement provides that neither Seller nor USCC shall have any liability to AT&T as a result of the failure to consummate the transactions contemplated by the T-Mobile Agreement. The Agreement also provides that in no event shall Seller or USCC have any obligation pursuant to the Agreement to take or not take any action in relation to the transactions contemplated by the T-Mobile Agreement, including taking or not taking any action in relation to the seeking of any approval of any governmental authority required in connection therewith.

Conditions to Closing

Each party’s obligation to close the AT&T Transactions is subject to (a) all Required Regulatory Approvals having been received and a final order approving the applicable FCC assignment application for the applicable Licenses to AT&T being in full force and effect for the Licenses subject to the applicable Closing, and shall be free of any Regulatory Material Effect, (b) the other party having complied in all material respects with its pre-closing covenants, (c) the other party’s representations and warranties being true and correct in all material respects (except for Fundamental Representations which shall be true and correct in all respects other than de minimis inaccuracies), (d) the parties having delivered the license assignment and lease assignment for the applicable Closing, (e) no order of any court of competent jurisdiction or other governmental authority being in effect that delays, restrains, enjoins or otherwise prohibits any party from consummating the applicable Closing and (f) the approval of the AT&T Transactions by the majority of the voting power of the outstanding USCC Common Stock entitled to vote thereon (which condition was satisfied on November 6, 2024 upon the delivery of the Transaction Written Consent by TDS, as described above in the section entitled “The License Purchase Agreement—Required Stockholder Approval for the AT&T Transactions; Written Consent of TDS”). None of the Closings is conditioned on the occurrence of the other Closings.

Each party’s obligation to effect the In Footprint LP Closing and the Out of Footprint LP Closing is conditioned upon, among other things, all equity interests of the Limited Partnership having become directly or indirectly wholly-owned by the Company. AT&T’s obligation to effect the In Footprint LP Closing and Out of Footprint LP Closing is conditioned upon, among other things, the FCC having (a) accepted all buildout and construction filings, showings and notifications and (b) granted all renewal applications, in each case filed or submitted by the Limited Partnership, and pending as of the Effective Date, relating to the In Footprint LP Licenses and Out of Footprint LP Licenses and the operations thereunder by final order.

Each Seller’s obligation to effect the USCC Closing and the In Footprint LP Closing is conditioned upon the Closing under the T-Mobile Agreement having occurred.

Termination

The Agreement may be terminated, in whole or in part with respect to all of the USCC Licenses, all of the In Footprint LP Licenses or all of the Out of Footprint LP Licenses, at any time prior to the applicable Closing:
•by mutual written consent of the parties;
•by either party if the Closing does not occur on or before the Initial Termination Date, subject to three automatic 12 month extensions (for a total additional period of three years in the aggregate) if, as of that time, all of the conditions to the Closing are satisfied other than (a) the conditions related to the receipt of regulatory approvals, no orders prohibiting or restraining consummation of the AT&T Transactions, closing under the T-Mobile Agreement, the acquisition of full ownership of the Limited Partnership, and the FCC having approved buildout and construction filings, showings and notifications, and granted all renewal applications, in relation to the Limited Partnership Owned Licenses and (b) those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied;
•by either party upon a material breach by the other party of the Agreement if such other party has not cured such breach within 60 days following receipt of written notice of such breach, provided, however, that if such material breach does not relate to all of the USCC Licenses, the In Footprint LP Licenses or the Out of Footprint LP Licenses, then the non-breaching party may terminate the Agreement solely with respect to all of the USCC Licenses, all of the In Footprint LP Licenses or all of the Out of Footprint LP Licenses, as applicable, that are the subject of such material breach;
•by either party if the AT&T Transactions are prohibited by a final action, decision or order of the FCC or by any other final, non-appealable order, decree or injunction of a court of competent jurisdiction; and
•solely with respect to the USCC Licenses and the In Footprint LP Licenses, by the Company if the T-Mobile Agreement is terminated.

In the event of a termination of the Agreement in its entirety, neither party has any liability or further obligation to the other party, except for liability for any Intentional Breach. In the event of a termination of the Agreement in part with respect to the USCC Licenses, the In Footprint LP Licenses or the Out of Footprint LP Licenses, neither party has any further liability or obligation with respect to the assets subject to such termination (except for liability for any Intentional Breach), but the Agreement will remain in full force and effect with respect to all other assets.

Specific Performance

The Agreement provides that each party has the right to specific performance to prevent breaches of the Agreement and to cause the other party to close if all of the conditions to Closing are satisfied.

Amendment; Waiver

Subject to compliance with applicable law, at any time prior to the Closing Date, the Agreement may be amended, modified or supplemented in any or all respects only by written instrument signed by an authorized representative of each of the parties thereto.

Any such waiver must be validly and sufficiently authorized for the purposes of the Agreement. The failure of any party to enforce at any time any provision of the Agreement shall not be construed as a waiver of such provision, nor in any way affect the validity of the Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. Further, no waiver of any breach of the Agreement shall be held to constitute a waiver of any other or subsequent breach.

Governing Law

The Agreement and any action, suit or other legal proceeding arising out of or relating to the Agreement or the AT&T Transactions contemplated thereby or the legal relationship of the parties to the Agreement (whether at law or in equity, and whether in contract or in tort or otherwise), is governed by, and is to be construed and interpreted in accordance with, the laws of the State of Delaware.

ANCILLARY AGREEMENTS

Pre-Closing Spectrum Manager Leases

3.45 GHz Licenses. Within five business days of the Closing under the T-Mobile Agreement, Sellers and AT&T shall enter into a short-term spectrum manager lease, pursuant to which Sellers shall lease to AT&T all spectrum covered by each 3.45 GHz License that is not then subject to the T-Mobile Lease. In addition, if 3.45 GHz Licenses cease being subject to the T-Mobile Lease, at that time the 3.45 GHz Licenses will be added to the lease. AT&T shall use commercially reasonable efforts to construct and operate on such 3.45 GHz Licenses, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and also, where applicable, shall not cause a Permanent Discontinuance of Service. In the event that the USCC Closing has not yet occurred on the date that is 60 days prior to the expiration of the spectrum manager lease between the Parties, Sellers and AT&T shall (a) convert such lease into a long term spectrum manager lease that will remain in effect until the earlier of the USCC Closing or the expiration or termination of the Agreement as to such spectrum and (b) Sellers shall submit all required lease notifications to the FCC no later than 25 days in advance of the scheduled expiration date of the short-term lease for such spectrum.

700 MHz Licenses.

Out of Footprint LP Spectrum. With respect to any Out of Footprint LP License (or portion thereof) upon AT&T’s request following the Effective Date, the Company will cause USCC Wireless Investment, Inc. to execute a short-term spectrum manager sublease, subject to the consent of the Limited Partnership and, as applicable, execution of the Extension Agreements (as defined in the Agreement), pursuant to which (x) USCC Wireless Investment, Inc. will sublease to AT&T the Out of Footprint LP Licenses covered by each such 700 MHz License and (y) AT&T shall (a) construct and operate on the leased spectrum as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and (b) where applicable, not cause a Permanent Discontinuance of Service on the leased spectrum. The Company will be under no obligation to cause USCC Wireless Investment, Inc. to enter into the spectrum manager sublease contemplated by this section if the lease would adversely impact the ability of the Company, the Limited Partnership or either of their affiliates to maintain buildout or operating thresholds required by the FCC Rules for its other licenses.

USCC subsidiaries’ 700 MHz Licenses and In Footprint LP Licenses. After Closing under the T-Mobile Agreement, at AT&T’s request, Sellers will enter into a short-term lease (or in the case of the In Footprint LP Licenses, the Company will cause USCC Wireless Investment, Inc. to enter into a sublease to AT&T, subject to the consent of the Limited Partnership and, as applicable, execution of the Extension Agreements) of all spectrum covered by each 700 MHz License that is not then subject to the T-Mobile Lease or the T-Mobile Short-Term Spectrum Manage Sublease Agreement (as defined in the Agreement), as applicable, and AT&T shall (a) construct and operate on the leased spectrum, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and (b) where applicable, not cause a Permanent Discontinuance of Service on the leased spectrum.

With respect to any 700 MHz spectrum AT&T is leasing or subleasing as provided by the Agreement, in the event that the USCC Closing, the In Footprint LP Closing, or the Out of Footprint LP Closing under the Agreement, as applicable, has not yet occurred on the date that is 60 days prior to the expiration of the term of any spectrum manager lease or sublease, Sellers and AT&T shall (a) convert such lease or sublease into a long term spectrum manager lease (or in the case of the In Footprint LP Licenses and the Out of Footprint LP Licenses, the Company will cause USCC Wireless Investment, Inc. to convert the sublease to AT&T into a long term sublease, subject to the consent of the Limited Partnership and, as applicable, execution of the Extension Agreements) that will remain in effect until the earlier of the applicable Closing under the Agreement, or the expiration or termination of the Agreement as to such spectrum and (b) Sellers shall submit all required lease or sublease notifications to the FCC no later than 25 days in advance of the scheduled expiration date of the short-term lease or sublease for such spectrum. AT&T shall construct and operate on such 700 MHz Licenses, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and also shall prevent a Permanent Discontinuance of Service.

With respect to any 700 MHz spectrum AT&T is not leasing or subleasing under the Agreement, in the event that the USCC Closing, the In Footprint LP Closing, or the Out of Footprint LP Closing under the Agreement, as applicable, has not yet occurred, and the term of the T-Mobile Lease or T-Mobile Short Term Manager Sublease Agreement applicable to such spectrum is scheduled to expire within 60 days, Sellers and AT&T shall (a) execute a long term spectrum manager lease (or in the case of the In Footprint LP Licenses and the Out of Footprint LP Licenses, the Company will cause USCC Wireless Investment, Inc. to execute a long term sublease to AT&T, subject to the consent of the Limited Partnership) that will remain in effect until the earlier of the applicable Closing under the Agreement, or the expiration or termination of the Agreement as to such spectrum and (b) submit all required lease or sublease notifications to the FCC no later than 25 days in advance of the scheduled expiration date of the applicable T-Mobile Lease for such spectrum. AT&T shall construct and operate on such 700 MHz Licenses, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and also shall not cause a Permanent Discontinuance of Service, provided, however, prior to September 30, 2026, for any License in a market in which, as of the Effective Date, AT&T does not hold a License for 700 MHz B or C Block spectrum, AT&T shall be required to use commercially reasonable efforts to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules for such 700 MHz Licenses, and shall not cause a Permanent Discontinuance of Service on such Licenses.

INFORMATION ABOUT THE COMPANY

United States Cellular Corporation
8410 West Bryn Mawr Ave.
Chicago, IL 60631
(773) 399-8900

As of September 30, 2024, the Company provides wireless telecommunications services to customers with 4.5 million retail connections in portions of 21 states collectively representing a total population of 33 million. All of the Company’s wireless operating markets are in the United States. The Company’s service offerings include contract (“postpaid”) and non-contract (“prepaid”) wireless voice, messaging and data services plans, mobile broadband plans and wholesale wireless services. The Company is a majority-owned subsidiary of TDS. As of September 30, 2024, TDS owned 83% of the Company’s Common Stock, had the voting power to elect all of the directors of the Company and controlled 96% of the voting power in matters other than the election of directors of the Company.

USCC Common Stock is listed on the New York Stock Exchange under the symbol “USM.”

Additionally, 20 subsidiaries of USCC are parties to the Agreement.

Security Ownership of Certain Beneficial Owners and Management of the Company

On December 31, 2024, there were outstanding 52,088,190 Common Shares, par value $1.00 per share (excluding 2,980,029 Common Shares held by USCC and a subsidiary of USCC), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 85,094,067 shares of common stock. As of December 31, 2024, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 382,146,960 votes.

Security Ownership of USCC by Certain Beneficial Owners

The following table sets forth, as of December 31, 2024, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	USCC Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	72.5%	44.4%	9.9%
	Series A Common Shares(3)	33,005,877	100%	38.8%	86.4%
	Total	70,788,703	N/A	83.2%	96.3%

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2) Represents voting power in matters other than the election of directors.
(3) The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised USCC that it has no present intention of converting its Series A Common Shares.

Security Ownership of USCC by Directors and Management

The table includes the number of shares which Directors or named executive officers have the right to acquire or that become vested within 60 days of December 31, 2024, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under USCC’s Non-Employee Directors' Plan.

The ownership is as of December 31, 2024 or the latest practicable date.

Name of Individual or Number of Persons in Group	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
James W. Butman	Common Shares	0	-	-	-
LeRoy T. Carlson, Jr.	Common Shares	0	-	-	-
Walter C. D. Carlson	Common Shares	43,482	*	*	*
Douglas W. Chambers(4)(5)	Common Shares	49,067	*	*	*
Deirdre C. Drake	Common Shares	33,897	*	*	*
Harry J. Harczak, Jr.	Common Shares	26,274	*	*	*
Esteban C. Iriarte	Common Shares	7,593	*	*	*
Michael S. Irizarry(3)(4)(5)	Common Shares	71,596	*	*	*
Gregory P. Josefowicz	Common Shares	27,480	*	*	*
Kevin R. Lowell(4)(5)	Common Shares	0	-	-	-
Cecelia D. Stewart	Common Shares	31,529	*	*	*
Laurent C. Therivel(4)(5)(6)	Common Shares	115,013	*	*	*
Vicki L. Villacrez	Common Shares	0	-	-	-
Xavier D. Williams	Common Shares	4,902	*	*	*
All directors and executive officers as a group (14 persons)(7)	Common Shares	410,833	*	*	*
* Less than 1%
(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2) Represents the percent of voting power in matters other than the election of directors.
(3) Includes 18,683 Common Shares that may be acquired pursuant to stock options which are currently vested.
(4) Includes the following number of Restricted Stock Units that are vesting within 60 days after December 31, 2024: Laurent C. Therivel, 0 Common Shares; Douglas W. Chambers, 0 Common Shares; Michael S. Irizarry, 0 Common Shares; and Kevin R. Lowell, 0 Common Shares.
(5) Includes the following number of Performance Share Units that are vesting within 60 days after December 31, 2024: Laurent C. Therivel, 0 Common Shares; Douglas W. Chambers, 0 Common Shares; Michael S. Irizarry, 0 Common Shares; and Kevin R. Lowell, 0 Common Shares.
(6) Includes 25,305 Common Shares underlying vested deferred compensation stock units that are subject to vesting within 60 days after December 31, 2024.
(7) Includes 18,683 Common Shares that may be acquired pursuant to stock options, 0 Restricted Stock Units, 0 Performance Share Units and 25,305 Common Shares underlying vested deferred compensation stock units that are subject to vesting within 60 days after December 31, 2024 by all directors, and executive officers as a group.

INFORMATION ABOUT AT&T

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
(210) 821-4105

AT&T is a leading provider of telecommunications and technology services globally. The services and products that they offer vary by market and utilize various technology platforms in a range of geographies. AT&T helps more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to AT&T’s 5G wireless and multi-gig internet offerings today, AT&T innovates to improve lives. For more information about AT&T, please visit about.att.com. Investors can learn more at investors.att.com.

AT&T Common Stock is listed on the Nasdaq under the symbol “T.”

INTERESTS OF AFFILIATES IN THE AT&T TRANSACTIONS

Interests of Directors and Executive Officers of the Company in the AT&T Transactions

Certain of the Company’s executive officers have equity awards that may be impacted by the AT&T Transactions. The potential impact of the AT&T Transactions on such equity awards is identical in nature to the impact of the AT&T Transactions on the equity awards of employees of the Company who are not executive officers. In addition, Mr. Therivel has entered into a letter agreement, which includes provisions related to a potential Change in Control (as defined below), and the executive officers other than Mr. Therivel are eligible for severance payments in the event of certain terminations of their employment following certain strategic transactions pursuant to the Company’s Executive Severance Policy (as defined below). The equity awards held by executive officers, Mr. Therivel’s letter agreement and the Executive Severance Policy are described below. The members of the USCC Board were aware of these equity awards, Mr. Therivel’s letter agreement and the Executive Severance Policy, and considered them at the time they approved the Agreement.

Members of the USCC Board who are not executive officers of the Company have no interests in the AT&T Transactions apart from their interests as holders of USCC Common Stock.

Therivel Letter Agreement

The Company previously entered into a letter agreement with Mr. Therivel, which was subsequently amended in May 2023 (the “Therivel Letter Agreement”), specifying certain compensation and benefits payable to him in the event of Mr. Therivel’s qualifying termination of employment or a “Change in Control” (as defined in the Therivel Letter Agreement). Among other things, the Therivel Letter Agreement provides that in the event Mr. Therivel’s employment is terminated by the Company without Cause prior to April 1, 2027, and subject to his execution and non-revocation of a release of claims against the Company and its affiliates, Mr. Therivel will be entitled to a lump sum severance amount equal to his then current annual base salary, payable within 60 days following such termination. The Therivel Letter Agreement also provides that, in the event of a Change in Control prior to April 1, 2027, Mr. Carlson will recommend that the USCC Board approve the accelerated vesting of one-third of the performance-based equity award granted to Mr. Therivel on July 1, 2020 in connection with his employment commencement (the “Therivel Accomplishment Award”) and full accelerated vesting of Mr. Therivel’s remaining unvested equity awards. The closing of the T-Mobile Transaction, which is a condition to the Closing of sale of the USCC Licenses and the In Footprint LP Licenses, will constitute a Change in Control for purposes of the Therivel Letter Agreement.

Pursuant to the Therivel Letter Agreement, Mr. Therivel is subject to one year post-termination non-competition and non-solicitation of employees and customers restrictive covenants. Mr. Therivel’s breach of any of the restrictive covenants entitles the Company to injunctive relief and the payment of any reasonable attorney’s fees, in addition to any other remedies to which the Company may be entitled.

Executive Severance Policy

In between the announcement of the T-Mobile Transaction and the signing of the Agreement, the Company adopted a cash severance policy applicable to its executive officers (the “Executive Severance Policy”) that makes them eligible to receive severance pay in the event that their employment is terminated as a result of an “involuntary separation without cause.” In that event, subject to their execution and non-revocation of a release of claims in favor of the Company, TDS and its affiliates, they will be entitled to receive severance pay in a lump sum cash payment equal to one year of base pay at the time of separation. The Executive Severance Policy also provides the Company with the discretion to provide the executive officers with additional benefits (e.g., prorated annual bonuses). The Company’s executive officers other than Mr. Therivel are eligible for severance under the Executive Severance Policy. The Therivel Letter Agreement overrides the Executive Severance Policy in the event of an involuntary termination of Mr. Therivel’s employment.

For purposes of the Executive Severance Policy, an “involuntary separation without cause” is defined as the elimination of the executive officer’s position due to a strategic organizational change, such as a reduction in force, outsourcing or other restructuring (a “Qualifying Transaction”) where such executive officer has not been offered a position that is similar and/or comparably compensated with the Company or with a new functional owner (whether or not such owner is affiliated with the Company). If the executive officer accepts a similar position with TDS or an affiliate of the Company that remains part of the same controlled group as TDS, the executive officer will be eligible for severance under and subject to the terms of the Executive Severance Policy if the executive officer’s employment is involuntarily separated without cause within one year following the change of employer.

The closing of the T-Mobile Transaction, which is a condition to the Closing of sale of the USCC Licenses and the In Footprint LP Licenses, will constitute a Qualifying Transaction for purposes of the Executive Severance Policy.

Long-Term Incentive Plan Awards

Pursuant to the terms of the applicable plan and/or award agreements for the Company’s named executive officers (other than the Therivel Accomplishment Award), outstanding and unvested restricted stock unit, performance share unit and phantom share unit awards granted under the Company’s 2013 Long-Term Incentive Plan or 2022 Long-Term Incentive Plan will accelerate and vest, based on achievement of the greater of target and actual performance with respect to performance share unit awards, in the event that the executive officer’s employment is terminated by the Company without “Cause” or the executive officer resigns for “Good Reason,” in each case, within 24 months following a “Change in Control” (each as defined in the applicable award agreement). The closing of the T-Mobile Transaction, which is a condition to the Closing of sale of the USCC Licenses and the In Footprint LP Licenses, will constitute a Change in Control for purposes of the outstanding equity awards held by the Company’s executive officers. The award agreement for Mr. Lowell’s phantom share unit awards provides that such awards will fully vest in the event of his termination due to death, disability or “Retirement” (as defined in the applicable plan document and/or award agreement). Mr. Lowell has satisfied the applicable age and service requirements for Retirement.

NO DISSENTERS’ RIGHTS

Holders of USCC Common Stock do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights under the Company’s Restated Certificate of Incorporation or the Agreement in connection with the AT&T Transactions.

HOUSEHOLDING

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of this Information Statement, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Information Statement, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of the Information Statement for your household, please contact us at:

United States Cellular Corporation
Attn: Investor Relations
8410 West Bryn Mawr Ave.
Chicago, IL 60631
(773) 399-8900

If you participate in householding and wish to receive a separate copy of this Information Statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact us as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Information Statement or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our stock sharing an address.

Annex A

LICENSE PURCHASE AGREEMENT

between

CALIFORNIA RURAL SERVICE AREA #1, INC.
HARDY CELLULAR TELEPHONE COMPANY
KANSAS #15 LIMITED PARTNERSHIP
MAINE RSA #1, INC.
NH #1 RURAL CELLULAR, INC.
OREGON RSA #2, INC.
UNITED STATES CELLULAR OPERATING COMPANY LLC
UNITED STATES CELLULAR OPERATING COMPANY OF KNOXVILLE
UNITED STATES CELLULAR OPERATING COMPANY OF MEDFORD
USCOC NEBRASKA/KANSAS, LLC
USCOC OF CENTRAL ILLINOIS, LLC
USCOC OF CUMBERLAND, LLC
USCOC OF GREATER IOWA, LLC
USCOC OF GREATER MISSOURI, LLC
USCOC OF GREATER NORTH CAROLINA, LLC
USCOC OF GREATER OKLAHOMA, LLC
USCOC OF OREGON RSA #5, INC.
USCOC OF RICHLAND, INC.
USCOC OF VIRGINIA RSA #3, INC.
USCOC OF WASHINGTON-4, INC.;

UNITED STATES CELLULAR CORPORATION

and

NEW CINGULAR WIRELESS PCS, LLC

Dated as of November 6, 2024

Exhibits
A	License Assignment and Assumption
B	Lease Assignment and Assumption
C	Form of USCC Stockholder Written Consent
D	Form of Short Term Spectrum Manager Lease Agreement
E	Form of Short Term Spectrum Manager Sublease Agreement
F	Form of Joinder

LICENSE PURCHASE AGREEMENT

This LICENSE PURCHASE AGREEMENT is entered into as of this 6th day of November, 2024 (the “Effective Date”), between California Rural Service Area #1, Inc., a California corporation, Hardy Cellular Telephone Company, a Delaware corporation, Maine RSA #1, Inc., a Maine corporation, NH #1 Rural Cellular, Inc., a New Hampshire corporation, Oregon RSA #2, Inc., an Oregon corporation, United States Cellular Operating Company LLC, a Delaware limited liability company, United States Cellular Operating Company of Knoxville, a Tennessee corporation, United States Cellular Operating Company of Medford, an Oregon corporation, USCOC Nebraska/Kansas, LLC, a Delaware limited liability company, USCOC of Central Illinois, LLC, an Illinois limited liability company, USCOC of Cumberland, LLC, a Delaware limited liability company, USCOC of Greater Iowa, LLC, a Delaware limited liability company, USCOC of Greater Missouri, LLC, a Delaware limited liability company, USCOC of Greater North Carolina, LLC, a Delaware limited liability company, USCOC of Greater Oklahoma, LLC, an Oklahoma limited liability company, USCOC of Oregon RSA #5, Inc., a Delaware corporation, USCOC of Richland, Inc., a Washington corporation, USCOC of Virginia RSA #3, Inc., a Virginia corporation, and USCOC of Washington-4, Inc., a Delaware corporation (each a “Seller,” and collectively “Sellers”), King Street Wireless, L.P., a Delaware limited partnership (“King Street”) solely to the extent King Street subsequently signs a Joinder to this Agreement (King Street shall be deemed to be a “Seller” for all purposes under this Agreement as of the date of such Joinder), and New Cingular Wireless PCS, LLC, a Delaware limited liability company (“Purchaser”), and, solely for the purposes of Section 2.7, Section 3.1, Section 5.1, Section 5.4, Section 5.9, Section 5.10, Section 5.12, Section 5.13, Section 8.2(b), Section 8.3, Section 8.6, Section 8.7, and Article 9 (the “Specified Provisions”), United States Cellular Corporation, a Delaware corporation (“USCC”). Each Seller, Purchaser, and USCC (in the case of USCC, solely for the purposes of the Specified Provisions) collectively the “Parties” or, individually, a “Party.”

RECITALS

WHEREAS, each Seller holds the licenses granted by the FCC that it is identified as holding in Schedule IA (the “USCC Licenses”);

WHEREAS, King Street holds the licenses granted by the FCC listed in Schedule IB that are in the USCC footprint (the “In Footprint King Street Licenses”) and the licenses granted by the FCC listed in Schedule IC that are outside the USCC footprint (the “Out of Footprint King Street Licenses”); and

WHEREAS, each Seller wishes to sell, and Purchaser wishes to purchase, its respective Licenses in the manner and subject to the terms and conditions set forth in this Agreement (the “Transactions”).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquired Assets” means, collectively, the USCC Acquired Assets, the In Footprint King Street Acquired Assets, and the Out of Footprint King Street Acquired Assets.

“Action(s)” means any claim, counterclaim, crossclaim, demand, action, suit, complaint, arbitration, mediation, litigation, administrative hearing, prosecution, examination, investigation, enforcement proceeding or other similar proceeding, at law or in equity, by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person; provided, however, that King Street shall not be considered an Affiliate of USCC or any Seller prior to the consummation of the acquisition by USCC of the King Street Equity Interests. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Ancillary Assignment Instruments” has the meaning set forth in Section 2.6(a).

“Assumed Liability” has the meaning set forth in Section 5.8(a).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the County of New York, State of New York and the FCC is deemed to be open in accordance with its rules.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Consents” means all consents, permits, authorizations, waivers, clearances and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties hereto to consummate the Transactions.

“Contract” means any agreement, arrangement, commitment, contract, indenture, note, instrument, lease, license, obligation, mortgage, restriction, understanding or undertaking of any kind or character, or any other document or instrument to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Deductible” has the meaning set forth in Section 8.3(a).

“Deferred Purchase Price” has the meaning set forth in Section 2.3(c).

“Delayed 3.45 GHz License” means a 3.45 GHz License that (i) in the case that the USCC Closing occurs on or before January 31, 2026, is encumbered by the T-Mobile Short-Term Spectrum Manager Lease Agreement immediately following such Closing or (ii) in the case that the USCC Closing occurs after January 31, 2026, was not subject to a pre-closing spectrum lease contemplated by Section 5.9 prior to January 31, 2026.

“Direct Claim” has the meaning set forth in Section 8.4(e).

“Divestiture” means a divestiture, sale, or holding separate of a License (or a disaggregated or partitioned portion thereof) pursuant to an Order or as a condition or requirement for the receipt of a Required Regulatory Approval.

“DOJ” means the United States Department of Justice.

“Effective Date” has the meaning set forth in the preamble.

“Escrow Agent” has the meaning set forth in Section 5.12.

“Escrow Agreement” has the meaning set forth in Section 5.12.

“Escrow Amount” has the meaning set forth in Section 5.12 of the Seller Disclosure Schedule.

“Escrow Trigger” has the meaning set forth in Section 5.12 of the Seller Disclosure Schedule.

“Excluded Liability” has the meaning set forth in Section 2.4.

“Excluded License” has the meaning set forth in Section 2.9(a).

“Exclusion Reduction” has the meaning set forth in Section 2.9(a).

“FCC” means the Federal Communications Commission and any successor entity thereto.

“FCC Assignment Application” has the meaning set forth in Section 5.2(a).

“FCC Rules” means the rules, regulations, orders and written policies of the FCC.
“Final Order” means an action, decision or Order that has been adopted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financing” has the meaning set forth in Section 5.5(a).

    “Fraud” means, with respect to any Person, actual fraud of such person with respect to the making of any representation or warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations contained in Section 3.1, Section 3.2, Section 3.3(a), the last sentence of Section 3.3(b), Section 3.3(c), Section 3.3(j), Section 3.5, Section 4.1 and Section 4.5.

“GAAP” means U.S. generally accepted accounting principles, as in effect (i) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (ii) with respect to financial information for periods prior to the date hereof, as of such applicable time.

“Governmental Authority” means a federal, state or local court, legislature, governmental agency (including but not limited to the DOJ), commission (including but not limited to the FCC, FTC and DOJ) or regulatory, administrative or taxation official, body, authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“HSR Notice” has the meaning set forth in Section 5.2(b).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“In Footprint King Street Acquired Assets” means the In Footprint King Street Licenses, together with all (a) pending applications or renewals thereof and notifications relating thereto, (b) Interference Consents relating thereto, and (c) rights, claims, causes of action, rights of payment or enforcement, guarantees, warranties and similar rights relating thereto (other than the Qui Tam Litigation).

“In Footprint King Street Closing” has the meaning set forth in Section 2.5(a)(ii).

“In Footprint King Street Closing Date” has the meaning set forth in Section 2.5(a)(ii).

“In Footprint King Street Closing Date Payment” has the meaning set forth in Section 2.5(a)(ii).

“In Footprint King Street Licenses” has the meaning set forth in the second recital.
“In Footprint King Street Purchase Price” means the portion of the Total Purchase Price attributable to the In Footprint King Street Licenses as provided on Schedule IB.

“In Footprint King Street Regulatory Material Effect” means any Remedial Action (other than a Remedial Action that Purchaser voluntarily agrees in writing to undertake in connection with the Transactions or that Purchaser has otherwise agreed to in the ordinary course of its dealings with the FCC; provided, however, that ordinary course of dealings shall not include conditions to which Purchaser agreed in the context of prior spectrum transactions that are specific to the spectrum licenses acquired in those transactions or to which Purchaser has agreed to more than five (5) years prior to the Effective Date) that, taken together with all other Remedial Actions with respect to the In Footprint King Street Acquired Assets, (i) has, or would reasonably be expected to have, more than a de minimis adverse effect on the business of Purchaser or any of its Affiliates (it being understood that for purposes of this clause (i), impacts on the business of Purchaser and its Affiliates, taken as a whole, shall be measured as if such business were the size of the In Footprint King Street Purchase Price); or (ii) has an adverse effect on the In Footprint King Street Acquired Assets, taken as a whole, that is greater than the amount set forth on Schedule VI(1) to this Agreement.

“Initial Termination Date” has the meaning set forth in Section 7.1(b).

“Intentional Breach” means, with respect to any agreement or covenant of a Party in this Agreement, an action or omission taken or omitted to be taken be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant. For the avoidance of doubt, the failure of a Party to cause any Affiliate to take an action (or to refrain from taking an action) that such Party is required to cause such Affiliate to take (or refrain from taking) shall be deemed to be an Intentional Breach by such Party.

“Interference Consent” means, with respect to any License, any Contract between any past or present holder of such License, on the one hand, and any past, present or proposed holder of a license issued by the FCC for spectrum, or any wireless system operator, capacity lessee or sublessee using, leasing, subleasing or proposing to use any such channels, on the other hand, including any service area boundary extension agreements, with respect to or concerning: (a) the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets; (b) co-channel or adjacent channel interference or the limitation of signal strength; (c) the acceptance of interference or signal strength from a third party’s transmitters in excess of the interference or signal strength such third party is entitled to cause or transmit to the authorized service area or service contour of such FCC license under the FCC Rules; (d) the location, access to or strength of signals within protected service areas or service contours; (e) transmitter antenna height or characteristics; (f) emission mask or emission type; (g) limiting transmission time; (h) sharing spectrum; (i) placing a limit on such FCC license (or any predecessor authorization thereto) or any spectrum authorized thereby; (j) limiting, controlling or specifying the content of transmissions or the wave form of transmissions; or (k) any other limitation on or control of the freedom of the past or present holder of such FCC license to deploy the spectrum authorized under such FCC license in accordance with the FCC Rules and applicable Law.

“Joinder” means the form of Joinder Agreement attached hereto as Exhibit F.

“King Street” has the meaning set forth in the Preamble.

“King Street Acquired Assets” means, collectively, the In Footprint King Street Acquired Assets and the Out of Footprint King Street Acquired Assets.

“King Street Equity Interests” means the equity interests of King Street.

“Law” means applicable common law and any constitution, statute, ordinance, code or other law, rule, permit, permit condition, license (other than the Licenses), regulation, Order, decree, technical or other standard, directive, injunction, requirement or procedure enacted, adopted, promulgated, entered, imposed, applied or followed by any Governmental Authority.

“Lease Assignment” has the meaning set forth in Section 2.6(a).

“License Assignment” has the meaning set forth in Section 2.6(a).

“Licenses” means, collectively, the USCC Licenses, the In Footprint King Street Licenses, and the Out of Footprint King Street Licenses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, conditional sales contract, reversionary interest, transfer restriction (other than transfer or similar restrictions arising under the FCC Rules that are generally applicable to similar licenses issued by the FCC), right of first refusal or right of others therein, lease, license, sublease, sublicense, voting trust agreement, preemptive right, or other adverse claim, defect of title or encumbrance of any nature whatsoever in respect of such asset; provided, that the term “Lien” shall not include (i) any spectrum use rights granted under the Outbound Spectrum Leases, or (ii) the terms and conditions of the Final Order approving the FCC Assignment Applications.

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any state of facts, circumstance, condition, change, event, occurrence, development, result or effect (“Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Acquired Assets (taken as a whole); provided, however, that no Effect shall constitute or be deemed to contribute to a Material Adverse Effect to the extent directly or indirectly arising out of, relating to or resulting from: (i) any changes in the U.S. or global economy or the economy of any other jurisdiction or region; any changes in any capital, credit or financial markets in the U.S. or any other jurisdiction or region (including interest rate and exchange rate changes, inflationary matters or tariffs or trade wars), or any change in political or social conditions generally; (ii) the execution of this Agreement or the public announcement of the Transactions; (iii) a change in the financial, competitive or market position of a Party; (iv) changes in Law (including Tax and accounting Laws) that affect Purchaser or Seller generally or any governmental shutdown, stoppage or sequester affecting any Governmental Authority; (v) acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, cyber-attacks, outages in networks or utilities, or other natural disasters; (vi) actions expressly required to be taken or omitted pursuant to this Agreement or taken at Purchaser’s written request; or (vii) any action taken by Purchaser or any of its Affiliates in breach of this Agreement; provided further, however, that any Effect referred to in clauses (i), (iii), (iv) or (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent such Effect has a disproportionate impact on Sellers, USCC or the Licenses compared to other similar Persons or assets.

“Notice Period” has the meaning set forth in Section 8.4(a).

“Order” means any order, verdict, award, decision, writ, ruling, directive, stipulation, determination, decree, judgment or injunction made, issued or entered by or with any Governmental Authority or governmentally appointed arbitrators of competent jurisdiction, whether preliminary, interlocutory or final.

“Outbound Spectrum Lease” means a lease for the use of wireless spectrum licensed by the FCC under the Licenses that is between a Seller as the FCC licensee of such spectrum and the lessor, and a third party, as lessee, pursuant to which such third party lessee has the right to use such wireless spectrum under the Licenses as of the Effective Date, in each case solely to the extent such lease is listed on Schedule II hereto and has been made available to Purchaser prior to the Effective Date; and for avoidance of doubt, includes the T-Mobile Transaction Leases.

“Out of Footprint King Street Acquired Assets” means the Out of Footprint King Street Licenses, together with all (a) pending applications or renewals thereof and notifications relating thereto, (b) Interference Consents relating thereto, and (c) rights, claims, causes of action, rights of payment or enforcement, guarantees, warranties and similar rights relating thereto (other than the Qui Tam Litigation).

“Out of Footprint King Street Closing” has the meaning set forth in section 2.5(a)(iii).

“Out of Footprint King Street Closing Date” has the meaning set forth in Section 2.5(a)(iii).

“Out of Footprint King Street Closing Date Payment” has the meaning set forth in Section 2.3(a)(iii).

“Out of Footprint King Street Licenses” has the meaning set forth in the second recital.

“Out of Footprint King Street Purchase Price” means the portion of the Total Purchase Price attributable to the Out of Footprint King Street Licenses as provided on Schedule IC.

“Out of Footprint King Street Regulatory Material Effect” means any Remedial Action (other than a Remedial Action that Purchaser voluntarily agrees in writing to undertake in connection with the Transactions or that Purchaser has otherwise agreed to in the ordinary course of its dealings with the FCC; provided, however, that ordinary course of dealings shall not include conditions to which Purchaser agreed in the context of prior spectrum transactions that are specific to the spectrum licenses acquired in those transactions or to which Purchaser has agreed to more than five (5) years prior to the Effective Date) that, taken together with all other Remedial Actions with respect to the Out of Footprint King Street Acquired Assets, (i) has, or would reasonably be expected to have, more than a de minimis adverse effect on the business of Purchaser or any of its Affiliates (it being understood that for purposes of this clause (i), impacts on the business of Purchaser and its Affiliates, taken as a whole, shall be measured as if such business were the size of the Out of Footprint King Street Purchase Price); or (ii) has an adverse effect on the Out of Footprint King Street Acquired Assets, taken as a whole, that is greater than the amount set forth on Schedule VI(2) to this Agreement.

“Out of Footprint King Street Spectrum” means the spectrum covered by an Out of Footprint King Street License (or portion thereof) that is designated on Schedule IC as “Out of Footprint.”

“Permanent Discontinuance of Service” has the meaning set forth in 47 C.F.R. § 1.953(b), as such rule may be amended from time to time.

“Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

“Pro Rated Share” means with respect to any Seller, the percentage determined by dividing (a) such Seller’s Total Pro Rata Portion of the Total Purchase Price, by (b) the Total Purchase Price.

“Prohibited Contract” shall mean any Contract entered into by USCC, a Seller, or King Street or which USCC, a Seller, or King Street agrees to enter into, pursuant to or in connection with which USCC, a Seller, or King Street, or any of their respective Affiliates (a) agrees to directly or indirectly assign, transfer or encumber any of the Licenses (or any portion thereof or any spectrum thereunder) to another Person (including, for the avoidance of doubt, any assignment or transfer by any Person of direct or indirect ownership interests in Seller, other than the acquisition by USCC or one of its Affiliates of the King Street Equity Interests or any sale, transfer, assignment or disposition by any Person of direct or indirect ownership interests in USCC), (b) agrees to directly or indirectly lease any of the spectrum covered by the Licenses to another Person, or (c) agrees that it shall not, or shall cause any Seller not to, assign the Licenses to Purchaser in accordance with this Agreement; provided that, for the avoidance of doubt, neither of the foregoing clauses (a) or (b) shall apply to any agreement with any Governmental Authority with jurisdiction over the T-Mobile Transaction under applicable antitrust or telecommunications Laws entered into in connection with the T-Mobile Transaction or any subsequent Contracts with respect to Licenses that are subject to Divestiture as a result of any agreement by a Seller with a Governmental Authority in connection with the T-Mobile Purchase Agreement or Regulatory Excluded Licenses.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” has the meaning set forth in Article 4.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Purchaser’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Schedule V after due inquiry.

“Qui Tam Litigation” shall mean the pending qui tam litigation and other certain matters, as set forth on Schedule 3.3.

“Regulatory Exclusion Reduction” has the meaning set forth in Section 5.3(c).

“Release Date” has the meaning set forth in Section 2.3(c).

“Remedial Action” has the meaning set forth in Section 5.3(a).

“Renewal Safe Harbor Standard” has the meaning set forth in 47 C.F.R. § 1.949(e).

“Required Regulatory Approvals” means (a) any waiting period (or any extension thereof, including any agreement with any Governmental Authority to delay consummation of the Transactions) under the HSR Act or other applicable Law shall have expired or been terminated within the past year or early termination thereof shall have been granted within the past year, and (b) the FCC’s approval of the applicable FCC Assignment Application shall have been obtained, and shall include the grant by the FCC of the Waiver Request, to the extent the applicable Closing Date is to take place prior to January 4, 2026. Required Regulatory Approvals shall be deemed to exclude the FCC’s consent for assignment of any Excluded License or Regulatory Excluded License.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Schedule IV after due inquiry.

“Seller’s Total Pro Rata Portion of the Total Purchase Price” means the total amount of consideration received by an individual Seller hereunder (as provided for each Seller on Schedule III).

“Sellers” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article 3.

“Seller Indemnification Obligations” means all of the indemnification obligations of each Seller set forth in Section 8.2.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Settled Claim” has the meaning set forth in Section 8.4(g).

“Specified Provisions” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 5.8(c).

“Survival Period” has the meaning set forth in Section 8.1.

“Tax” or “Taxes” means any or all taxes, duties, assessments, fees, or levies, of any kind whatsoever, imposed by, or required to be paid to any federal, state, local, municipal, or foreign Governmental Authority (wherever located), including all net income, gross income, gross receipts, net receipts, alternative, sales, use, transfer, franchise, social security, withholding, payroll, employment, unemployment, excise, property, value added, ad valorem or occupation tax, or any other similar tax, duty or governmental fee, together with any interest, fines, additions or penalties imposed by a Governmental Authority in connection with the foregoing.

“Tax Return” shall mean any return, report, statement, schedule, or similar statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Telecom Regulatory Laws” means the Communications Act of 1934, as amended, and the rules and regulations of the Federal Aviation Administration and the FCC, and any applicable Laws relating to any public utility commissions or state Governmental Authority with jurisdiction over the provision of telecommunications, broadband or universal service within such state.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claims” has the meaning set forth in Section 8.2(a).

“Total Purchase Price” has the meaning set forth in Section 2.2.

“Transaction Documents” means the documents that arise from this Agreement.

“Transactions” has the meaning set forth in the third recital.

“Transfer Taxes” means all transfer, property, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, and any penalties or interest (or addition to Tax) with respect to such Taxes.

“T-Mobile” means T-Mobile License, LLC.

“T-Mobile Purchase Agreement” means that certain Securities Purchase Agreement dated as of May 24, 2024, by and among Telephone and Data Systems, Inc., United States Cellular Corporation, USCC Wireless Holdings, LLC and T-Mobile US, Inc., as amended, modified or supplemented from time to time in accordance with its terms.

“T-Mobile Short-Term Spectrum Manager Lease Agreement” means that certain Short-Term Spectrum Manager Lease Agreement dated September 12, 2024 between T-Mobile License, LLC and the subsidiaries of USCC named therein, as amended, modified or supplemented from time to time in accordance with its terms and to the extent permitted under Section 5.1(c).

“T-Mobile Short-Term Spectrum Manager Sublease Agreement (King Street DE Spectrum)” means that certain Short-Term Spectrum Manager Sublease Agreement dated September 12, 2024 between T-Mobile License, LLC and USCC Wireless Investment, Inc., as amended, modified or supplemented from time to time in accordance with its terms and to the extent permitted under Section 5.1(c).

“T-Mobile Transaction” means the transactions contemplated by the T-Mobile Purchase Agreement.

“T-Mobile Transaction Leases” means collectively the T-Mobile Short-Term Spectrum Manager Lease Agreement and the T-Mobile Short-Term Spectrum Manager Sublease Agreement (King Street DE Spectrum).

“USCC Acquired Assets” means the USCC Licenses, together with all (a) pending applications or renewals thereof and notifications relating thereto, (b) Interference Consents relating thereto, and (c) rights, claims, causes of action, rights of payment or enforcement, guarantees, warranties and similar rights relating thereto.

“USCC Closing” has the meaning set forth in Section 2.5(a)(i).

“USCC Closing Date” has the meaning set forth in Section 2.5(a)(i).

“USCC Closing Date Payment” has the meaning set forth in Section 2.3(a)(i).

“USCC Licenses” has the meaning set forth in the first recital.

“USCC Purchase Price” means the portion of the Total Purchase Price attributable to the USCC Licenses as provided on Schedule IA.

“USCC Regulatory Material Effect” means any Remedial Action (other than a Remedial Action that Purchaser voluntarily agrees in writing to undertake in connection with the Transactions or that Purchaser has otherwise agreed to in the ordinary course of its dealings with the FCC; provided, however, that ordinary course of dealings shall not include conditions to which Purchaser agreed in the context of prior spectrum transactions that are specific to the spectrum licenses acquired in those transactions or to which Purchaser has agreed to more than five (5) years prior to the Effective Date) that, taken together with all other Remedial Actions with respect to the USCC Acquired Assets, (i) has, or would reasonably be expected to have, more than a de minimis adverse effect on the business of Purchaser or any of its Affiliates (it being understood that for purposes of this clause (i), impacts on the business of Purchaser and its Affiliates, taken as a whole, shall be measured as if such business were the size of the USCC Purchase Price); or (ii) has an adverse effect on the USCC Acquired Assets, taken as a whole, that is greater than the amount set forth on Schedule VI(3) to this Agreement.

“USCC Stockholder Written Consent” means a written consent of Telephone and Data Systems, Inc. in accordance with Section 1.11 of the by-laws of USCC approving the Transactions.

“Waiver Request” shall have the meaning set forth in Section 5.2(a).

ARTICLE 2
SALE OF LICENSES

Section 2.1.    Purchase and Sale

(a)    Each Seller hereby agrees to convey, transfer, deliver and assign to Purchaser, and Purchaser hereby agrees to acquire from such Seller, at the applicable Closing, (x) all right, title and interest in and to such Seller’s Acquired Assets, free and clear of all Liens, and (y) the records related to such Acquired Assets to the extent such records are in the possession of Seller and are not primarily related to the general business operations, financial results or internal governance of Seller (it being understood that such transferred records shall be made available to an applicable Seller after such Closing, at such Seller’s sole expense).

Section 2.2.    Purchase Price

    The aggregate consideration payable for the Acquired Assets shall be equal to $1,018,043,717, as may be adjusted in accordance with Section 2.9 (the “Total Purchase Price”).

Section 2.3.    Payment on the Closing Dates

(a)    Purchaser hereby agrees to pay, in consideration of the Acquired Assets transferred by Sellers at the applicable Closing, by wire transfer of immediately available funds to an account and pursuant to payment instructions specified by USCC in writing (including a completed IRS Form W-9) to Purchaser no less than five (5) Business Days prior to such Closing, an amount equal to:

(i)     At the USCC Closing, the USCC Purchase Price, minus the Deferred Purchase Price, minus any applicable Exclusion Reduction, and minus any applicable Regulatory Exclusion Reduction (the “USCC Closing Date Payment”);

(ii)    At the In Footprint King Street Closing, the In Footprint King Street Purchase Price, minus any applicable Exclusion Reduction, and minus any applicable Regulatory Exclusion Reduction (the “In Footprint King Street Closing Date Payment”); and

(iii)    At the Out of Footprint King Street Closing, the Out of Footprint King Street Purchase Price, minus any applicable Exclusion Reduction, and minus any applicable Regulatory Exclusion Reduction (the “Out of Footprint King Street Closing Date Payment”).

(b)    The Total Purchase Price shall be allocated amongst the Licenses as set forth next to each License on Schedule IA, IB or IC, as applicable.

(c)    With respect to any 3.45 GHz Licenses, if immediately following the USCC Closing there are any Delayed 3.45 GHz Licenses, then on the USCC Closing Date, Purchaser shall retain an amount equal to twenty percent (20%) of the Total Purchase Price allocated on Schedule IA attached hereto to the Delayed 3.45 GHz Licenses being acquired at such USCC Closing (the “Deferred Purchase Price”) until the earlier of (i) one (1) year following such Closing or (ii) in the event that the USCC Closing occurs prior to January 31, 2026, on a License by License basis, if a Delayed 3.45 GHz License ceases to be encumbered by the T-Mobile Short-Term Spectrum Manager Lease Agreement prior to January 31, 2026, the date on which such Delayed 3.45 GHz License ceases to be so encumbered (each a “Release Date”). Within ten (10) days of any Release Date, Purchaser shall pay to the applicable Seller, by wire transfer of immediately available funds, the portion of the Deferred Purchase Price allocated to such Seller with respect to the applicable Delayed 3.45 GHz Licenses.

(d)    Purchaser hereby acknowledges and agrees that it is purchasing the Licenses subject in all respects to each of the Outbound Spectrum Leases.

Section 2.4.    No Assumption of Liabilities.

THIS IS A PURCHASE AND SALE OF ASSETS AND THE PURCHASER SHALL NOT ASSUME, BE BOUND BY OR RESPONSIBLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR RESPONSIBLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTIONS, ANY LIABILITIES OF USCC, KING STREET OR ANY SELLER OF ANY KIND OR NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, WHETHER IN CONNECTION WITH THE ACQUIRED ASSETS, THE TRANSACTIONS OR OTHERWISE (EACH SUCH LIABILITY IS REFERRED TO AS AN “EXCLUDED LIABILITY” AND IS COLLECTIVELY REFERRED TO AS “EXCLUDED LIABILITIES”), IN EACH CASE EXCEPT TO THE EXTENT SUCH LIABILITIES ARE EXPRESSLY INCLUDED IN THE DEFINITION OF ASSUMED LIABILITIES, IN WHICH CASE PURCHASER SHALL BE LIABLE FOR ALL SUCH ASSUMED LIABILITIES ARISING FROM AND AFTER THE APPLICABLE CLOSING TO THE EXTENT PROVIDED IN SECTION 5.8.

Section 2.5.    Multiple Closings

(a)    Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the consummation of the sale of the Acquired Assets shall occur at one or more closings (each, a “Closing” and the date on which any such Closing occurs, a “Closing Date”) as follows:

(i)    The consummation of the purchase and sale of the USCC Acquired Assets may occur at a separate Closing (the “USCC Closing”, and the date on which such Closing occurs, the “USCC Closing Date”) or together with the In Footprint King Street Closing and/or the Out of Footprint King Street Closing;

(ii)    The consummation of the purchase and sale of the In Footprint King Street Acquired Assets may occur at a separate Closing (the “In Footprint King Street Closing”, and the date on which such Closing occurs, the “In Footprint King Street Closing Date”) or together with the USCC Closing and/or the Out of Footprint King Street Closing; and

(iii)    The consummation of the purchase and sale of the Out of Footprint King Street Acquired Assets may occur at a separate Closing (the “Out of Footprint King Street Closing”, and the date on which such Closing occurs, the “Out of Footprint King Street Closing Date”) or together with the USCC Closing and/or the In Footprint King Street Closing.

Each Closing shall take place by email and electronic funds transfer on the date which is five (5) Business Days after the date on which the last condition applicable to such Closing under Article 6 (except those conditions that by their nature will be satisfied at such Closing) has been satisfied or waived, or at such other time or place as may be agreed upon in writing by Purchaser and Sellers. To the extent that the conditions to Closing under Article 6 are satisfied for all Acquired Assets at substantially the same time, the Parties will consummate the sale of all such Acquired Assets in a single Closing; provided, however, that the Parties will otherwise separately consummate the sale of each of the USCC Acquired Assets, In Footprint King Street Acquired Assets and Out of Footprint King Street Acquired Assets on the date which is five (5) Business Days after the date upon which all applicable conditions to the applicable Closing have been satisfied without any requirement that any conditions specific to the other Closings be satisfied at such time. Any Closing hereunder shall have no effect on the Acquired Assets that are subject to any other Closing that has not yet occurred. This Agreement shall remain in effect until the last of the Closings contemplated above has occurred, unless earlier terminated in accordance with Section 7.1.

Section 2.6.    Closing Deliverables

(a)    Subject to the terms and conditions hereof, at each Closing, each applicable Seller shall execute and deliver to Purchaser: (i) an instrument of assignment and assumption in the form attached hereto as Exhibit A (the “License Assignment”), executed by such Seller with respect to the Acquired Assets it holds; (ii) with respect to each Outbound Spectrum Lease then in effect, an instrument of assignment and assumption in the form attached hereto as Exhibit B (each a “Lease Assignment”) of the Outbound Spectrum Leases (which such Outbound Spectrum Leases shall be assigned, in full or in part, to Purchaser, to the extent related to the Licenses being acquired at such Closing), executed by such Seller party thereto; provided that, with respect to the T-Mobile Short-Term Spectrum Manager Sublease Agreement, USCC shall cause its subsidiary USCC Wireless Investment, Inc. to execute such Lease Assignment; and (iii) such other reasonable instruments (if any) as shall be necessary and effective to transfer, convey and assign to, and vest in, Purchaser all of the right title and interest of such Seller in and to the Acquired Assets, free and clear of all Liens (the “Ancillary Assignment Instruments”), in each case, to be signed by each applicable Seller.

(b)    Subject to the terms and conditions hereof, at each Closing, Purchaser shall execute and deliver to the respective Seller: (i) such License Assignment, executed by Purchaser; (ii) such Lease Assignments, executed by Purchaser; and (iii) such Ancillary Assignment Instruments, executed by Purchaser.

Section 2.7.    King Street Sales

(a)    USCC shall use such efforts required of USCC pursuant to Section 6.2 of that certain Stock Purchase Agreement, dated February 9, 2018 between USCC and the owner of all of the capital stock of King Street Wireless, Inc. pursuant to which USCC is acquiring the King Street Equity Interests (the “King Street Purchase Agreement”) to consummate the acquisition of all of the King Street Equity Interests, including using all such required efforts (subject to the limitations on such required efforts set forth in such Section 6.2) to make the appropriate filings with the FCC and to submit any other applications, notices, filings and other documents to obtain as promptly as practicable all approvals necessary from any Governmental Authority in order to consummate the transfer of all of the King Street Equity Interests to USCC. Nothing in this Agreement shall preclude USCC from exercising its rights, or require USCC to waive its rights, under the Contracts pertaining to the transfer of the King Street Equity Interests to USCC.

(b)    If, following the Effective Date but prior to the Termination Date (as extended), USCC acquires, directly or indirectly, all of the King Street Equity Interests, then (i) USCC shall cause King Street to, no later than five (5) days after the date of such acquisition, execute a Joinder to this Agreement, (ii) King Street shall be deemed to have made the representations and warranties in Article 4 as of the date of such Joinder, and (iii) King Street shall, from and after the date of such Joinder until the consummation of both the In Footprint King Street Closing and the Out of Footprint King Street Closing, comply with all of the covenants and agreements set forth in this Agreement, including those set forth in Section 2.7 and ARTICLE 5. Notwithstanding the foregoing, prior to the execution of such Joinder by King Street, USCC agrees to exercise and enforce all of its rights under (i) that certain Agreement Establishing King Street Wireless, L.P., dated December 21, 2007 (as amended, the “King Street Partnership Agreement”), including its negative consent rights under Section 5.3(f) (Affirmative Voting Obligations) thereof, (ii) that certain Spectrum Manager Lease Agreement, dated December 9, 2019, as amended from time to time, between King Street and USCC Wireless Investment, Inc. (the “King Street-USCC Spectrum Lease”), including its consent rights under Section 8 thereof, and (iii) the King Street Purchase Agreement, in each case in a manner consistent with this Agreement, including the covenants set forth in Article V and the obligations of Sellers under this Agreement to prevent any act or omission that would constitute a breach of any representation, warranty, covenant or agreement upon King Street executing a Joinder to this Agreement. From the Effective Date until the earlier of the termination of this Agreement or the Closing of both the In Footprint King Street Acquired Assets and the Out of Footprint King Street Acquired Assets, USCC shall (i) not amend Section 5.3(f) of the King Street Partnership Agreement or any provision of the King Street Purchase Agreement in a manner that would adversely affect USCC’s ability to preserve and protect the Licenses or that would be reasonably likely to impair or delay the closing of the acquisition of the King Street Equity Interests, and (ii) not terminate or facilitate the termination of the King Street Purchase Agreement.

Section 2.8.    Allocation of Purchase Price.

The Total Purchase Price shall be allocated amongst the Licenses as set forth next to each License on Schedule IA, IB, or IC, as applicable. Each Seller and Purchaser agrees that neither it nor any of its Affiliates shall file any Tax Returns in a manner that is inconsistent with the allocation of the Total Purchase Price set forth on Schedule IA, IB, or IC, as applicable.

Section 2.9.    Excluded Licenses.

(a)    If, during the period from the Effective Date until the applicable Closing Date, (i) Seller has materially breached any representation, warranty, covenant or agreement herein with respect to any License, (ii) there is in effect any Order or other circumstance or condition preventing assignment of any License to Purchaser, other than a condition requiring a Divestiture, (iii) it is reasonably likely that any condition contained in Section 6.2 hereof will not be satisfied with respect to any License prior to the Termination Date, or (iv) any License is revoked, cancelled, terminated, materially adversely modified, not renewed, or forfeited or any License is sold, transferred or encumbered by any spectrum lease or license that is not an Outbound Spectrum Lease, Purchaser may at its option, by written notice to Sellers, remove any such License or Licenses that would otherwise constitute Acquired Assets from the Acquired Assets, and such removed License shall cease to be an Acquired Asset under this Agreement for any purpose. Notwithstanding anything in the foregoing, if all of the conditions contained in Section 6.2 are satisfied with respect to a License except for the conditions set forth in Section 6.2(b)(iii), (c)(iii) or (d)(iii), as applicable, and Purchaser has failed to deliver written notice to Sellers of its election to remove such License from the Acquired Assets, then upon written notification by Seller to Purchaser, Purchaser shall be deemed to have elected to remove such License as an Acquired Asset (a “Deemed Election”). Each License excluded under this Section 2.9 shall constitute an “Excluded License.” Purchaser shall be entitled to receive a reduction of the Total Purchase Price for each such Excluded License (and, for the avoidance of doubt, any other License that is otherwise not assigned to Purchaser at the applicable Closing), in an amount equal to the Total Purchase Price allocated to such License as set forth on Schedule IA, IB, or IC, as applicable (each such individual allocated amount, the “Exclusion Reduction”). If (x) any License becomes an Excluded License pursuant to clause (i) of the first sentence of this Section 2.9(a), (y) the applicable Seller shall have cured the breach giving rise to such exclusion within thirty (30) days of the date Purchaser provided notice of such breach and exclusion, and (z) all other conditions contained in Section 6.2 have been satisfied with respect to such Excluded License, then the Parties shall proceed with the Closing (or with a subsequent Closing) with respect to such Excluded License, at a price equal to the Exclusion Reduction and such Excluded License shall constitute an Acquired Asset. If any License becomes an Excluded License pursuant to clause (ii) through (iii) of the first sentence of this Section 2.9(a) or pursuant to a Deemed Election, then following the Closing but prior to the Termination Date (as extended by all extensions contemplated in Section 7.1 which will be deemed applicable for this purpose), if and when such circumstance or condition set forth in clause (ii) or (iii) or causing such Deemed Election is no longer in effect or existence or no longer prohibits assignment of such Excluded License to Purchaser and all other conditions contained in Section 6.2 have been satisfied with respect to such Excluded License, then the Parties shall proceed with a subsequent Closing with respect to such Excluded License, at a price equal to the Exclusion Reduction and such Excluded License shall constitute an Acquired Asset.

(b)    If Purchaser so excludes (or is deemed to so exclude) any License or Licenses on one or more occasions pursuant to Section 2.9(a), each such License shall constitute an Excluded License, and Purchaser shall be entitled to proceed with the Closing with respect to all other Licenses and Acquired Assets.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules delivered by Sellers to Purchaser immediately prior to the execution of this Agreement (the “Seller Disclosure Schedule”), which shall be prepared to include King Street, each Seller (and USCC with respect to Section 3.1) hereby, severally, and not jointly, represents and warrants to Purchaser as of the Effective Date (or for King Street as of the date of execution of the Joinder and notwithstanding the inclusion of any references to King Street in the Seller Disclosure Schedule prepared as of the Effective Date) that the following are true and correct:

Section 3.1.    Organization and Authority; Enforceability; Non-Contravention

Each Seller and USCC is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority, and has obtained all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as now being conducted, except where failure to be so existing and in good standing, or to have such power, authority or governmental approval, would not be reasonably likely to result in a Material Adverse Effect or materially adversely affect, subject to receipt of all Required Regulatory Approvals, such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Acquired Assets, free and clear of all Liens, on the terms contemplated hereby. Subject to receipt of the USCC Stockholder Written Consent, the execution, delivery and performance by each Seller and USCC of this Agreement and each of the other Transaction Documents to which such Seller or USCC is a party have been duly and validly authorized and approved by all necessary action on the part of such Seller and USCC. This Agreement is, and each of the other Transaction Documents to which USCC or any Seller is a party when executed and delivered will be, a legal, valid and binding obligation of USCC and each Seller, enforceable against USCC and each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by each Seller and USCC of this Agreement nor the consummation of the Transactions, assuming the receipt of all Required Regulatory Approvals: (i) result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) any provision of the organizational documents of USCC or any Seller, (B) any Law affecting USCC, any Seller or any Acquired Asset (C) any Order to which USCC or any Seller is a party or by which it is bound, or (D) any material Contract to which USCC or any Seller is a party or by which it is bound other than those that would not reasonably be expected to interfere with the consummation of the Transactions; (ii) require USCC or any Seller to obtain the Consent of any Governmental Authority or (iii) result in the creation or imposition of any Lien on any Acquired Asset.

Section 3.2.    Liens; Taxes

The Acquired Assets are free and clear of all Liens. Upon consummation of each Closing, subject to receipt of Required Regulatory Approvals, the Purchaser will be the holder of the Acquired Assets subject to such Closing, free and clear of all Liens. All material Tax Returns required to be filed by each Seller with respect to the Acquired Assets have been timely filed with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects. The Sellers have timely paid all income and other material Taxes with respect to the Acquired Assets (whether or not shown on any such Tax Return). There are no Liens for Taxes on any of the Acquired Assets (other than Liens for Taxes that are not yet due and payable). For the avoidance of doubt, (i) the sole and exclusive representations and warranties made by the Sellers with respect to Taxes are set forth in this Section 3.2 or Section 3.3 and (ii) the Sellers are not making, and hereby disclaim, any representations or warranties with respect to Taxes for Taxable periods (or portions thereof) beginning after the Closing Date.

Section 3.3.    Licenses

(a)    Each Seller has good and marketable title to its respective Licenses. Except for the rights granted under the Outbound Spectrum Leases, no Person, other than the respective Seller, has any right, title, claim or interest in or to the Licenses. Each License has been validly issued in the name of such Seller identified in Schedule IA, IB, or IC, as applicable, is in full force and effect and has been granted to such Seller by Final Order, is validly held by such Seller and is free and clear of conditions or restrictions imposed by the FCC, other than those that appear on the face of the Licenses and those routinely imposed in conjunction with FCC licenses of a similar type, and authorizes, without further Consent from the FCC, construction and operation in the geographic market area covered by such License.

(b)    Each License (i) was granted or renewed on the grant date specified on Schedule IA, IB or IC, as applicable, and (ii) will expire on the expiration date specified on Schedule IA, IB or IC, as applicable. Schedules IA, IB and IC also set forth with respect to each License the true and correct (A) FCC call sign, (B) licensee name, (C) authorized frequencies, (D) geographic market area (noting, where applicable, geographic areas that have been previously partitioned), (E) frequency block and (F) radio service code. Each License is a regular license and not an experimental, special, temporary, demonstration or developmental license. The information for the geographic market area (including any notations, where applicable, that the geographic market areas that have been previously partitioned) for each License set forth on Schedules IA, IB, and IC is true and correct in all material respects.

(c)    Except for the Outbound Spectrum Leases, none of the spectrum covered by the Licenses is subject to any lease or other Contract or arrangement with any third party, including any Contract giving any third party any right to use such spectrum.

(d)    There are no existing applications, petitions to deny or complaints or proceedings pending or, to the relevant Seller’s Knowledge, threatened, before the FCC or any other tribunal, Governmental Authority or regulatory agency relating to such Seller’s Licenses or which otherwise would materially adversely affect such Seller’s Licenses, other than proceedings or changes in Law affecting the wireless telecommunications industry or FCC licenses of a similar type to the Licenses or licensees generally. No Governmental Authority or regulatory agency has terminated or suspended, or, to the relevant Seller’s Knowledge, threatened to terminate or suspend such Seller’s Licenses. There are no Third Party Claims of any kind that have been asserted in writing before the FCC or any other tribunal, Governmental Authority or regulatory agency with respect to such Seller’s Licenses. No Seller is in violation or default, and no Seller has received any notice of any claim of violation or default, with respect to such Seller’s Licenses. No event has occurred with respect to such Seller’s Licenses that permits, or after notice or lapse of time or both would permit, revocation, termination or non-renewal thereof or that would result in any violation, default or impairment of the rights of the holder of such Seller’s Licenses.

(e)    The Licenses are held solely by the respective Seller identified on Schedule IA, IB or IC, as applicable. No shareholder, officer, employee or former employee of such Seller or any Affiliate thereof, or any other Person, holds, or has any authority to use, such Seller’s Licenses, except for the rights granted to the lessee under the Outbound Spectrum Leases.

(f)    No amounts (including installment payments consisting of principal and/or interest or late payment fees) are outstanding, due or owing to the FCC or any other Governmental Authority in respect of the Licenses or ownership thereof. All payments, debts, fees and contributions required to be paid to the FCC, any other Governmental Authority or any other Person with respect to the Licenses have been timely paid. Consummation of the Transactions will not result in the imposition of any unjust enrichment payments or reporting requirements pursuant to 47 C.F.R. §1.2111.

(g)    To the Knowledge of Sellers, there is no event, condition or circumstance which could reasonably be expected to preclude any License from being renewed in the ordinary course. There is no, and to the Knowledge of Sellers there is no basis for any, application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any License, (ii) seeks the imposition of any adverse modification or amendment with respect to any License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any License, or (iv) in any other way would materially adversely affect any License. As of the Effective Date, there is no pending or planned application or request to modify any License.

(h)    There are no liabilities of Seller (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), related to, associated with, or attached to, such Seller’s Licenses to which Purchaser or any of its Affiliates will be subject from and after the Closing as a result of the consummation of the Transactions, other than obligations associated with and liabilities arising out of Purchaser’s ownership or operation of such Seller’s Licenses from and after the Closing.

(i)    With respect to the Licenses, (i) all material reports and other documents required to be filed at any time by the respective Seller or its Affiliates with the FCC have been timely filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that the Licenses were first issued or transferred to the respective Seller or any Affiliate thereof are true and correct in all material respects. No Seller has made any material misstatements of fact, or omitted to disclose any material fact, to any Governmental Authority or in any material report, document or certificate filed therewith. Seller is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to such Seller’s Licenses to which it is subject, including all pertinent aspects of the FCC Rules and other Laws. Seller is in material compliance with all terms and conditions of, and all of its obligations under, such Seller’s Licenses.

(j)    Each Seller is in compliance in all material respects with, and is not in violation in any material respect of, (i) the FCC Rules pertaining to eligibility to hold licenses similar to such Seller’s Licenses in general, and such Seller’s Licenses in particular, and (ii) the FCC Rules restricting foreign ownership of radio licenses. With respect to the Lower 700 MHz Licenses, since the expiration date of the previous license term for each such License and as of the Effective Date (or, with respect to the King Street Licenses, the date of Joinder), each Seller (or its lessee under an Outbound Spectrum Lease) is providing services and radiating a radiofrequency signal in the applicable geographic market area covered by its Lower 700 MHz Licenses at least to the extent required by the FCC Rules, including Section 27.14(g), and no Seller has had a Permanent Discontinuance of Service with respect thereto.

(k)    Each Seller is qualified under the Telecom Regulatory Laws to hold and, subject to receipt of the Required Regulatory Approvals convey, assign, and transfer such Seller’s Licenses to Purchaser in accordance with this Agreement and such Seller’s Licenses will continue in full force and effect immediately following the applicable Closing. As of the Effective Date, there are no facts or circumstances relating to the FCC qualifications of such Seller that would prevent or materially delay the FCC’s grant of any FCC Form 603 (or other appropriate form) application or other required application under the Telecom Regulatory Laws to convey, assign and transfer the Licenses to Purchaser.

(l)    Schedule 3.3(l) sets forth a true and complete list of all Interference Consents relating to the Licenses. True and correct copies of all such Interference Consents have been made available to Purchaser prior to the Effective Date.

Section 3.4.    Litigation

Except for proceedings affecting the wireless communications industry generally or FCC licenses similar to the Licenses or licensees generally, no Actions or Orders are pending or, to each Seller’s Knowledge, threatened against such Seller or any Affiliate thereof that (a) relate to or involve any Acquired Asset or question or contest the validity of such Seller’s qualification to hold its Licenses, (b) could reasonably be expected to impose any fine, sanction, penalty, Tax, forfeiture, damage or contribution in connection with the ownership or use of any Acquired Asset, (c) could reasonably be expected to result in the revocation, cancellation, non-renewal, suspension or material adverse modification of any Acquired Asset, or (d) would reasonably be expected to have a Material Adverse Effect or materially adversely affect, subject to receipt of all Required Regulatory Approvals, such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Acquired Assets, free and clear of all Liens, on the terms contemplated hereby. Neither such Seller nor any Affiliate thereof is a party to or subject to the provisions of any Order that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or materially adversely affect, subject to receipt of all Required Regulatory Approvals, such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Acquired Assets, free and clear of all Liens, on the terms contemplated hereby.

Section 3.5.    No Brokers

No broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions, other than with respect to fees that will be satisfied or paid solely by Sellers or their Affiliates.

Section 3.6.    Leases

As of the Effective Date, each Outbound Spectrum Lease is in full force and effect and is a valid and binding agreement enforceable against the Seller that is a party to such Outbound Spectrum Lease and, to the Knowledge of such Seller, any other party thereto in accordance with its terms. All previously required notifications and applications in respect of such Outbound Spectrum Leases pursuant to 47 C.F.R. § 1.9020 and 47 C.F.R. § 1.9030 have been made. Each Seller is in compliance, in all material respects, with any Outbound Spectrum Lease to which it is a party. No material default on the part of any Seller, or, to such Seller’s Knowledge, any other party thereto exists under any Outbound Spectrum Lease to which such Seller is a party, and, to each Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default under any such Outbound Spectrum Lease. Sellers have made available to Purchaser true, correct and complete copies of each Outbound Spectrum Lease (including all material modifications, amendments and supplements thereto) in effect as of the Effective Date.

Section 3.7.    Disclaimer of Other Representations and Warranties

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, SELLERS DO NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE LICENSES, THE OUTBOUND SPECTRUM LEASES OR IN CONNECTION WITH THE TRANSACTIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, SELLERS DO NOT MAKE AND SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ACQUIRED ASSETS, THE OUTBOUND SPECTRUM LEASES OR IN CONNECTION WITH THE TRANSACTIONS.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to Sellers immediately prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Sellers as of the Effective Date that the following are true and correct:

Section 4.1.    Organization and Authority

Purchaser is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority, and has obtained all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as now being conducted, except where failure to be so existing and in good standing, or to have such power, authority or governmental approval, would not materially adversely affect Purchaser’s ability, subject to the receipt of all Required Regulatory Approvals, to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Purchaser of this Agreement nor the consummation of the Transactions, assuming the receipt of all Required Regulatory Approvals: (i) result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) any provision of such Purchaser’s organizational documents, (B) any Law or Orders affecting Purchaser (except that Section 27.1606 of the FCC Rules must be waived pursuant to the Waiver Request with respect to the 3.45 GHz Licenses to permit Closing prior to January 4, 2026) or (C) any material Contract to which Purchaser is a party or by which it is bound; or (ii) require Purchaser to obtain the Consent of any Governmental Authority.

Section 4.2.    Qualification

Purchaser (or its assignee in the event of an assignment pursuant to Section 9.1) is legally qualified to (i) hold and receive FCC licenses generally and (ii) subject to receipt of the Required Regulatory Approvals and Consents under Telecom Regulatory Laws, hold and receive the Licenses (and the consummation of the Transactions will not cause Purchaser to be ineligible to hold the Licenses), and (iii) receive any authorization or approval from any state or local regulatory authority necessary for it to acquire the Licenses. Purchaser (or its assignee in the event of an assignment pursuant to Section 9.1) is in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership, and no further review or approval of Purchaser’s (or its assignee’s in the event of an assignment pursuant to Section 9.1) foreign ownership is required in connection with the consummation of the Transactions.

Section 4.3.    Litigation

There are no Actions pending or, to Purchaser’s Knowledge, threatened against Purchaser that would be reasonably likely to enjoin this Agreement or the Transactions or otherwise prevent Purchaser from consummating the Transactions. Neither Purchaser nor any of its Affiliates is party to or subject to the provisions of any Order that, individually or in the aggregate, would materially adversely affect Purchaser’s ability to consummate the Transactions or enjoin this Agreement or the Transactions.

Section 4.4.    Available Funds

At each Closing, Purchaser will have funds immediately available and sufficient to satisfy, no later than the date they become due, all of Purchaser’s payment obligations under Section 2.1 of this Agreement to consummate the Transactions subject to such Closing.

Section 4.5.    No Brokers

No broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions, other than with respect to fees that will be satisfied or paid solely by Purchaser.

Section 4.6.    Disclaimer of Other Representations and Warranties

(a)    EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, PURCHASER DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS. SELLERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, PURCHASER DOES NOT MAKE AND PURCHASER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR INEQUITY, WITH RESPECT TO THE TRANSACTIONS.

(b)    Notwithstanding anything contained in this Article 4 or any other Section of this Agreement, Purchaser does not make any representation or warranty (i) regarding the likelihood that the FCC will Consent to the transfer of the Licenses or (ii) that (A) the current, future or proposed spectrum holdings of Purchaser or any of its Affiliates (whether now known or anticipated or as the same may exist in the future at the sole discretion of Purchaser or any of its Affiliates), or (B) any Contract or arrangement that Purchaser or any of its Affiliates now has or hereafter has to acquire, transfer or use or otherwise involving spectrum (whether in the geographic market areas covered by the Licenses or in any other area or market), in each case will not materially and adversely impact the Required Regulatory Approvals, cause the Required Regulatory Approvals to be delayed, cause additional steps in the FCC’s processing of the FCC Assignment Applications, or result in failure of the FCC to Consent to the transfer of the Licenses; provided, however, that Purchaser will not file any applications with the FCC seeking the FCC’s Consent to assign, transfer or lease any spectrum in the geographic areas covered by the Licenses until the earlier of (a) sixty (60) days following the Effective Date, or (b) the date on which the FCC Assignment Application is filed, if such filings would (i) reasonably be expected to materially and adversely impact the Required Regulatory Approvals or cause such Required Regulatory Approvals to be materially delayed or (ii) would cause Purchaser when taking into account the Licenses (without any exclusion of a License under Section 2.9) assuming consummation of the Transactions to hold, or to be attributed with (under 47 C.F.R. §20.22), spectrum in excess of the FCC’s spectrum screen that is in effect on the Effective Date. Notwithstanding anything contained herein to the contrary, in no case shall Purchaser be prohibited from filing applications with the FCC for special temporary authority to operate on spectrum in the geographic areas covered by the Licenses to facilitate an emergency response.

ARTICLE 5
COVENANTS AND OTHER AGREEMENTS

Section 5.1.    Covenants and Other Agreements

    From the Effective Date (or with respect to King Street, the date of the Joinder) until the earlier of the termination of this Agreement in accordance with its terms or, with respect to any Acquired Assets, the applicable Closing Date with respect thereto, the Parties agree to comply with the following:

(a)    Subject to Section 5.2 and Section 5.3, the Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate, proper or advisable and consistent with applicable Law to carry out all of their respective obligations under this Agreement, to cause the conditions set forth in Article 6 required to be satisfied by such Party to be satisfied and to consummate and make effective the Transactions as soon as reasonably practicable, which efforts shall include (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions and (ii) without limitation the covenants set forth in this Article 5.

(b)    Compliance with Law; Performance. Sellers shall timely comply in all material respects with all applicable Laws of all applicable jurisdictions and Governmental Authorities relating to the Acquired Assets and their use and Sellers shall perform in all material respects all of their respective obligations required to be performed under the Licenses. Each Seller shall, or shall cause T-Mobile License, LLC to pursuant to the T-Mobile Transaction Leases or shall exercise all of its rights under the King Street-USCC Spectrum lease and any other spectrum leases between USCC or Sellers and King Street to, (i) continue to provide signal coverage and offer service at the levels necessary to satisfy the Renewal Safe Harbor Standard applicable to Licenses for which Seller has submitted to the FCC a notification of satisfaction of the final build-out requirements until the earlier of seven (7) Business Days prior to the applicable Closing or the commencement of any pre-Closing spectrum lease contemplated in Section 5.9 and (ii) not take any action with respect to any Licenses that would constitute a Permanent Discontinuance of Service. No later than three (3) Business Days prior to the earlier of the applicable Closing or commencement of any pre-Closing spectrum lease contemplated in Section 5.9, each Seller shall clear all operations from the spectrum associated with its Licenses (except with respect to operations of any (i) lessee under any Outbound Spectrum Lease to the extent such lease is still in effect as of such date, or (ii) Governmental Authority). Notwithstanding the foregoing, nothing in this Agreement shall require any Seller to construct or operate facilities on the spectrum covered by the Licenses following the Closing (as defined in the T-Mobile Purchase Agreement).

(c)    Approvals; Consents. Each Seller shall maintain its Licenses in full force and effect and good standing and retain control of its respective Licenses. Sellers shall not make any commitments to any Governmental Authority relating to any approval, consent, permit, license or authorization affecting the Licenses that would impair the ability of Purchaser to use the Licenses in its business, without Purchaser’s prior written consent. Without the prior written consent of Purchaser, neither USCC nor any Seller shall take any of the following actions: (i) enter into or negotiate any Prohibited Contract, (ii) seek or permit any assignment, modification, partition or disaggregation of the Licenses in each case, other than to, or with, an Affiliate thereof, provided, that such assignment to an Affiliate would not reasonably be expected to prevent or materially delay the Closing, (iii) enter into any Interference Consent with respect to any License, (iv) except for the Outbound Spectrum Leases as in effect on the Effective Date, lease, license, sublease or sublicense any spectrum under any License or create, incur or suffer to exist any Lien on the spectrum covered by their respective Licenses or any interest therein or portion thereof or any other Acquired Asset, (v) waive or relinquish any right or claim with respect to any Acquired Asset, (vi) take, permit to be taken or fail to take any action which action or failure to act could reasonably be expected to result in any loss of any Acquired Asset or adversely affect, impair or subject to forfeiture, cancellation or a failure to renew on regular terms, its Licenses, or (vii) amend, modify or terminate the King Street-USCC Spectrum Lease, any Outbound Spectrum Lease or T-Mobile Transaction Leases (in either case, other than amendments or terms that are solely administrative in nature or effectuate the removal of spectrum from such leases or are not otherwise adverse to Purchaser) (except in the case of clauses (iii), (iv), (v) and (vi), as may result from coordination of operations with Governmental Authorities, and subject to the rights of Governmental Entities to continue to operate on 3.45 GHz spectrum, each as provided by the FCC’s rules and policies with respect to the 3.45 GHZ band (which may limit or preclude a Seller from operating in certain areas)). Nothing in this paragraph shall (x) require any Seller to satisfy the interim buildout requirement applicable to the 3.45 Licenses; (y) serve to cause Sellers to abdicate, or Purchaser to assume, control of the Licenses, or (z) prohibit Seller, USCC or any of their respective Affiliates from consummating the T-Mobile Transaction (including pursuing any consent, permit, approval, authorization, notice, waiver, clearance, exception or similar affirmation of any Governmental Authority in connection therewith). USCC shall facilitate compliance with this Section 5.1(c) as it relates to the King Street Acquired Assets by exercising and enforcing all of its rights under the King Street Partnership Agreement, the King Street Purchase Agreement, and the King Street-USCC Spectrum Lease, as applicable.

(d)    Notice of Certain Events. Each of the Parties hereto shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate in any material respect. Each Party shall promptly notify the other in writing (i) of any Action, other than the Qui Tam Litigation, that shall be instituted or threatened in writing against such Party to restrain, prohibit or otherwise challenge the legality of the Transactions, (ii) of any development causing the representations and warranties of such Party in Articles 3 or 4 above, as applicable, to be untrue in any material respect, (iii) of any Action, other than the Qui Tam Litigation, that may be threatened in writing, brought, asserted or commenced against such Party which would have been required to have been disclosed if such Action had arisen prior to the Effective Date, or (iv) any material update, development or change in the status of the Qui Tam Litigation.

Section 5.2.    Governmental Filings

(a)    Sellers and Purchaser shall as promptly as practicable following the Effective Date, but in no event later than sixty (60) days after the Effective Date (it being understood that the failure to file within such sixty (60) day period shall not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter), unless otherwise agreed between the Parties, prepare and file with the FCC all necessary applications and notices required to seek the consent of the FCC, including preparing and filing separate FCC Forms 603 (or other appropriate Form) for the assignment of the USCC Licenses, the In Footprint King Street Licenses, and the Out of Footprint King Street Licenses from the respective Seller to Purchaser ( each of the applications described being an “FCC Assignment Application”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules, and shall contain such showings, information and requests for waivers as shall be appropriate, including, if filed prior to January 4, 2026, a request for waiver of Section 27.1606 of the FCC’s Rules with respect to any 3.45 GHz Licenses (the “Waiver Request”). The Parties shall cooperate and use their respective reasonable best efforts to prosecute the FCC Assignment Applications to a favorable conclusion and shall each bear their own costs for such preparation, filing and prosecution.

(b)    The Parties shall prepare, and during the period of January 2, 2025 to January 15, 2025 the parties shall file with the FTC and the DOJ, the notifications required pursuant to the HSR Act with respect to the Transactions, including any documents required to be filed in connection therewith (the “HSR Notice”). The Parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to the HSR Notice.

(c)    Sellers, on the one hand, and Purchaser, on the other hand, shall each pay fifty percent (50%) of all filing fees required in connection with all HSR Notices and all FCC Assignment Applications. To the extent permitted by applicable Law, each Party shall, and shall cause its Affiliates to, cooperate with the other Party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.2, including by (i) providing copies of all such filings and attachments to the non-filing Party, (ii) furnishing all information required for all such filings, (iii) promptly keeping the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority relating to the approval of the Transactions and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the Transactions by any Governmental Authority, and (iv) permitting the other Party to review any material communication delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the Transactions or in connection with any proceeding by a private party relating to the approval of the Transactions by any Governmental Authority. To the extent practicable under the circumstances, neither Party shall participate in any meeting or discussion expected to address substantive matters related to the Transactions, either in person or by teleconference, with any Governmental Authority in connection with the Transactions unless, to the extent permitted by such Governmental Authority, it consults with the other Party in advance and gives the other Party the opportunity to attend and observe. The Parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that either of them proposes to make or enter into with the FTC, the DOJ or any other Governmental Authority in connection with the Transactions except that Purchaser shall retain sole discretion over any such understandings, undertakings, or agreements related solely to Divestitures of any spectrum licenses held by Purchaser that are not the subject of this Transaction. To the extent that confidential information of either Party is required to be filed with any Governmental Authority, the Party submitting such information shall, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the Party whose information is to be disclosed, seek and use reasonable best efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental Authority.

Section 5.3.    Appropriate Regulatory Action

(a)    For purposes of Section 5.1(a), Section 5.2 and this Section 5.3, “reasonable best efforts” of the Parties shall include (i) taking reasonable actions and steps that are necessary or advisable to avoid any adverse Action by any Governmental Authority related to the Transactions, (ii) defending any Actions to which it or any of its Affiliates is a party challenging the Transactions, (iii)  solely with respect to the operation and use of the Licenses, conducting its business in a specified manner, or proposing and agreeing or permitting to conduct its businesses in a specified manner, including by agreeing to undertakings required by a Governmental Authority that Purchaser or any of its Affiliates will take after or in connection with the Closing, or refrain from taking, any action, and (iv) otherwise proposing, negotiating, committing to and effecting Divestitures or any other limitations, conditions or actions that after the Closing would limit Purchaser’s, or any of its respective Affiliates’ freedom of action with respect to, or their ability to hold or operate, one or more of the Licenses, in each case to the extent required to obtain any Required Regulatory Approval or avoid any such adverse Action by any Governmental Authority (each of the actions described in clauses (i), (iii) and (iv), a “Remedial Action”), in each case subject to the limitations in Section 5.3(b).

(b)    Unless otherwise agreed to in writing by the Parties, the effectiveness of any Remedial Action shall be conditioned upon the applicable Closing. Except to the extent not resulting in any effect provided in clause (i) of the definition of In Footprint King Street Regulatory Material Effect, Out of Footprint King Street Regulatory Material Effect, and USCC Regulatory Material Effect, nothing in this Agreement shall require either Party or any of its Affiliates to take or agree to take any action of the type described in the definition of Remedial Action with respect to any of its businesses or assets other than the Licenses, nor shall either Party commit or propose or negotiate to commit the other Party or its Affiliates to take or agree to take any such actions. Further, nothing in this Agreement shall require any Party or any of its Affiliates to take or agree to take any action (including any Remedial Action) or propose, accept or agree to any concession, limitation or condition that would have a USCC Regulatory Material Effect in connection with the transfer of the USCC Licenses, an In Footprint King Street Regulatory Material Effect in connection with the transfer of the In Footprint King Street Licenses, or an Out of Footprint King Street Regulatory Material Effect in connection with the transfer of the Out of Footprint King Street Licenses, in each case, on such Party or any of its Affiliates.

(c)    In addition to and separate from Section 5.3(b), in the event that an applicable Governmental Authority conditions its Required Regulatory Approval on a Divestiture of Licenses resulting in an In Footprint King Street Regulatory Material Effect, Out of Footprint King Street Regulatory Material Effect, or a USCC Regulatory Material Effect under clause (ii) of each of those definitions, then any Seller or USCC may elect, in its sole discretion, after good faith consultation with Purchaser, by written notice to Purchaser, to exclude Licenses that are subject to such Divestiture (collectively, the “Regulatory Excluded Licenses”), up to, but not in excess of, the amount set forth on Section 5.3(c) of the Seller Disclosure Schedule, from the Licenses to be acquired under this Agreement such that the remaining Licenses subject to such Divestiture on which the applicable Governmental Authority conditions its Required Regulatory Approval do not exceed the threshold set forth in clause (ii) of any of the definitions of In Footprint King Street Regulatory Material Effect, Out of Footprint King Street Regulatory Material Effect, or a USCC Regulatory Material Effect. The Total Purchase Price to be paid at the Closings shall be reduced by the purchase price allocable under this Agreement to each Regulatory Excluded License as set forth on Schedule IA, IB, or IC, as applicable (the “Regulatory Exclusion Reduction”).

(d)    Notwithstanding anything contained in this Agreement, neither USCC nor any Seller makes any representation or warranty (i) regarding the likelihood that the FCC will Consent to the transfer of the Licenses or (ii) that the T-Mobile Purchase Agreement will not materially and adversely impact the Required Regulatory Approvals, cause the Required Regulatory Approvals to be delayed, cause additional steps in the FCC’s processing of the FCC Assignment Applications, or result in failure of the FCC to Consent to the transfer of the Licenses. From and after the Closing (as defined in the T-Mobile Purchase Agreement) and prior to the consummation of each Closing hereunder, Seller will use its reasonable best efforts to exercise its rights in relation to the Licenses pursuant to the T-Mobile Transaction Leases, as applicable, including exercising and enforcing its rights with respect to T-Mobile’s coverage requirements under the T-Mobile Transaction Leases, so that (i) applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules are maintained with respect to the 700 MHz Licenses, and (ii) there is no Permanent Discontinuance of Service on any License. Neither Seller nor USCC shall have any liability to Purchaser as a result of the failure to consummate the transactions contemplated by the T-Mobile Purchase Agreement. In no event shall Seller or USCC have any obligation pursuant to this Agreement to take or not take any action in relation to the transactions contemplated by the T-Mobile Purchase Agreement, including taking or not taking any action in relation to the seeking of any approval of any Governmental Authority required in connection therewith.

(e)    Nothing in this Agreement shall require USCC, any Seller or any of their Affiliates to take any action or inaction in relation to the Qui Tam Litigation or settle or compromise the Qui Tam Litigation, and no action or inaction by USCC, any Seller, or any of their respective Affiliates in relation to the Qui Tam Litigation constitutes a breach of this Agreement.

Section 5.4.    Confidentiality

Except for information (i) required to be disclosed in any FCC application or other governmental filing, (ii) required to be disclosed in any filing with the Securities and Exchange Commission (and the Parties acknowledge that this Agreement may be required to be filed publicly on Form 8-K), (iii) disclosed in a press release agreed to by each Party or (iv) requested by the FCC or any other governmental body, no Party will disclose the terms of this Agreement to any other person or entity, other than to each such Party’s Affiliates, officers, directors, attorneys, accountants and employees involved in the Transactions and disclosure by USCC to King Street and its officers, directors, attorneys, accountants and employees involved in the Transactions, in each case after making them aware of the confidentiality obligations in this Agreement. To the extent confidential material is required to be submitted to the FCC, the Parties shall request that the FCC keep such material confidential. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to any third party at any time if: (A) required to do so by law (but only to the extent so required); or (B) the other Party consents in writing to such disclosure. In addition, either Party may disclose any information contained in the FCC Assignment Application, other than information for which confidential treatment has been requested, once such FCC Assignment Application has been filed with the FCC. The Parties will implement reasonable best measures to ensure that competitive or sensitive information relating to the separate business operations of one Party are not inadvertently disclosed to the other Party. In the event, however, such information is inadvertently received by either Sellers or Purchaser with respect to the other, the receiving Party will take reasonable best efforts and appropriate steps to prohibit the disclosure or use of any such information that may have been inadvertently obtained as a result of the provision of services under this Agreement to any employee or agent of the receiving Party or an Affiliate thereof involved in any manner with the separate business operations of the receiving Party, or any third party. Notwithstanding anything to the contrary, each Seller and its Affiliates may disclose to any Governmental Authority, upon prior notice to Purchaser, the terms of this Agreement and other information pertaining to the Transactions to the extent required by the T-Mobile Purchase Agreement.

Section 5.5.    No Financing Contingency

(a)    Purchaser shall have sufficient funds available to it at each Closing to satisfy the payment of the portion of the Total Purchase Price to be paid by Purchaser at such Closing. In the event that Purchaser would need to arrange or obtain any financing in order to have sufficient funds available to it at any Closing to satisfy the payment of the applicable portion of the Total Purchase Price (the “Financing”), Purchaser shall use, and shall cause its Affiliates to use, its and their reasonable best efforts to ensure that the Financing is available at such Closing.

(b)    Purchaser understands and acknowledges that under the terms of this Agreement, Purchaser’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any Financing arrangements, Purchaser’s obtaining of any Financing or the availability, grant, provision, or extension of any Financing to Purchaser. For the avoidance of doubt, if any such Financing has not been obtained, Purchaser shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the satisfaction or waiver of the conditions set forth in Article 6, to consummate the Transactions.

Section 5.6.    [Intentionally Omitted]

Section 5.7.    Access to Information

Between the Effective Date and, with respect to any Acquired Assets, the applicable Closing with respect thereto, to the extent records have not been transferred to Purchaser pursuant to Section 2.1(a), Sellers shall give Purchaser and Purchaser’s representatives reasonable access, during normal business hours and upon reasonable prior notice, to personnel responsible for, and such of Sellers’ records and information to the extent relating to, such Acquired Assets that Purchaser reasonably requests and during such period Sellers shall furnish reasonably promptly to Purchaser such records and information in the possession or control of Sellers to the extent relating to such Acquired Assets as Purchaser may reasonably request; provided, however, that such access and requests shall be made in such a manner as not to interfere with the conduct of the business of Sellers or its Affiliates. All such information provided pursuant to this Section 5.7 shall be subject to the confidentiality agreement between the AT&T Services, Inc., Telephone and Data Systems, Inc., and USCC dated October 11, 2023, as amended. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information or grant access to Purchaser if such disclosure or access would, in Sellers’ reasonable discretion: (a) cause significant competitive harm to any Seller and its businesses, if the Transactions are not consummated; (b) jeopardize any attorney-client or other privilege; (c) contravene any applicable Law; or (d) is reasonably likely to alter, inhibit, delay or adversely affect the transactions contemplated by the T-Mobile Purchase Agreement.

Section 5.8.    Assumption of Liabilities

(a)    Purchaser will assume all liabilities and obligations arising (i) out of or in connection with Purchaser’s use, possession, ownership or operation of (A) the USCC Acquired Assets first arising or becoming known, from and after the USCC Closing or attributable to taxable periods (or portions thereof) beginning after the USCC Closing, (B) the In Footprint King Street Acquired Assets first arising or becoming known, from and after the In Footprint King Street Closing or attributable to taxable periods (or portions thereof) beginning after the In Footprint King Street Closing, and (C) the Out of Footprint King Street Acquired Assets first arising or becoming known, from and after the Out of Footprint King Street Closing or attributable to taxable periods (or portions thereof) beginning after the Out of Footprint King Street Closing, or (ii) under the Outbound Spectrum Leases to the extent assigned in part or in full to Purchaser at a Closing but only to the extent that such liabilities and obligations thereunder relate to the Licenses and are required to be performed on or after such Closing by Purchaser or any Affiliate of Purchaser and do not relate to any FCC licenses or spectrum that is not being acquired by Purchaser as part of the Transactions or to any failure to perform, improper performance, other breach, default or violation by Sellers prior to such Closing (each an “Assumed Liability” and collectively the “Assumed Liabilities”). Each Seller will retain all liabilities and obligations arising out of or in connection with such Seller’s use, possession, ownership or operation of its Licenses and the use or operation of its Licenses by any Affiliate or by any lessee under any Outbound Spectrum Lease, and such Seller’s performance or nonperformance under the Outbound Spectrum Leases in each case prior to and through the applicable Closing or to the extent not assigned in part or in full to Purchaser; provided, however, in each case, in the event Purchaser operates on spectrum under the Licenses pursuant to any such short-term spectrum manager lease contemplated by Section 5.9, Seller will not retain any liabilities resulting from any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term spectrum manager lease.

(b)    Any Transfer Taxes shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party shall use its reasonable best efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date for such Tax Returns.

(c)    For purposes of Section 2.4, Section 5.8(a), Section 8.2(a)(iv), and Section 8.2(c)(iv), with respect to a taxable period that begins on or prior to, and ends after, a Closing Date (each, a “Straddle Period”), the Parties shall, to the extent applicable, apportion the following amounts of Taxes to the pre-Closing portion of such Straddle Period: (A) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the applicable Closing Date (as of the end of such Closing Date) and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (B) in the case of Taxes not described in (A), the amount that would be payable if the taxable year or period ended on a Closing Date (as of the end of such Closing Date) based on an interim closing of the books. For purposes of clause (B) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of a Straddle Period ending on a Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to such Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 5.9.    Pre-Closing Spectrum Manager Lease.

Purchaser and each Seller agree to enter into a spectrum manager lease or sublease, as applicable, pursuant to which Purchaser shall lease the spectrum covered by the Licenses from Sellers until the applicable Closing for no additional consideration as set forth in this Section 5.9.

(a)    3.45 GHz Licenses

(i)    Within five (5) Business Days of the Closing (as defined in the T-Mobile Purchase Agreement), Sellers and Purchaser shall (A) enter into a short-term spectrum manager lease in substantially the form of Exhibit D attached hereto, pursuant to which Sellers shall lease to Purchaser all spectrum covered by each 3.45 GHz License that is not then subject to the T-Mobile Short-Term Spectrum Manager Lease Agreement and (B) USCC and the applicable Sellers shall provide a written notice to T-Mobile terminating the T-Mobile Short-Term Spectrum Manager Lease Agreement with respect to all 3.45 GHz Licenses that are subject thereto on the date that is sixty (60) days from the date of such notice in accordance with Section 12(b)(v) of the T-Mobile Short-Term Spectrum Manager Lease Agreement. Upon expiration of such sixty (60) day notice period, the 3.45 GHz Licenses that were subject to the T-Mobile Short-Term Spectrum Manager Lease Agreement at the Closing (as defined in the T-Mobile Purchase Agreement) shall immediately be added to the pre-closing spectrum manager lease between Sellers and Purchaser pursuant to an amendment thereto and all 3.45 GHz Licenses subject to this Agreement will be leased to Purchaser at such time. Nothing in this Section 5.9(a)(i) shall be deemed to require USCC or any Seller to breach any term or condition of the T-Mobile Short-Term Spectrum Manager Lease Agreement and neither USCC nor any Seller shall be obligated to terminate the T-Mobile Short-Term Spectrum Manager Lease Agreement until the expiration or earlier termination within the past year of the waiting period under the HSR Act in connection with the filing of the HSR Notice.

(ii)    In the event that the USCC Closing under this Agreement has not yet occurred on the date that is sixty (60) days prior to the expiration of the term of the spectrum manager lease contemplated by Section 5.9(a)(i) hereof, Sellers and Purchaser agree that (A) such lease will be converted into a long term spectrum manager lease pursuant to an amendment thereto and such long-term lease will remain in effect until the earlier of the USCC Closing or the expiration or termination of this Agreement as to such spectrum, and (B) Sellers shall submit all required lease notifications to the FCC no later than twenty-five (25) days in advance of the scheduled expiration date of the short-term lease for such spectrum.

(iii)    Pursuant to the spectrum manager lease contemplated by Section 5.9(a)(i) hereof, as extended (if applicable), Purchaser shall use commercially reasonable efforts to construct and operate on such 3.45 GHz Licenses, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and where applicable, shall not cause a Permanent Discontinuance of Service.

(b)    700 MHz Licenses

(i)    With respect to any Out of Footprint King Street License, upon Purchaser’s request at any time and from time to time following the Effective Date, USCC will cause USCC Wireless Investment, LLC to execute a short-term spectrum manager sublease in substantially the form of Exhibit E attached hereto, subject to the consent of King Street and, as applicable, execution of the Extension Agreements as defined in Section 3.3(l) of the Seller Disclosure Schedule, pursuant to which (x) USCC Wireless Investment, LLC will sublease to Purchaser the Out of Footprint King Street Spectrum, and (y) Purchaser shall (a) construct and operate on the leased spectrum as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and (b) where applicable, not cause a Permanent Discontinuance of Service on the leased spectrum; provided, however, USCC will be under no obligation to cause USCC Wireless Investment, LLC to enter into the spectrum manager sublease contemplated by this section if the lease would adversely impact the ability of USCC, King Street or either of their Affiliates to maintain buildout or operating thresholds required by the FCC Rules for its other licenses.

(ii)    After the Closing (as defined in the T-Mobile Purchase Agreement), upon Purchaser’s written request, Sellers and Purchaser shall enter into a short-term spectrum manager lease (in substantially the form of Exhibit D attached hereto), or sublease (in substantially the form of Exhibit E attached hereto), pursuant to which (x) Sellers shall lease to Purchaser (or in the case of the In Footprint King Street Licenses, USCC will cause USCC Wireless Investment, LLC to sublease to Purchaser, subject to the consent of King Street and, as applicable, execution of the Extension Agreements as defined in Section 3.3(l) of the Seller Disclosure Schedule) all spectrum covered by each 700 MHz License that is not then subject to the T-Mobile Short-Term Spectrum Manager Lease Agreement or the T-Mobile Short-Term Spectrum Manager Sublease Agreement (King Street DE Spectrum), as applicable and (y) Purchaser shall (a) construct and operate on the leased spectrum, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules, and (b) where applicable, not cause a Permanent Discontinuance of Service on the leased spectrum.

(iii)    With respect to any 700 MHz spectrum Purchaser is leasing or subleasing pursuant to Section 5.9(b)(i) or 5.9(b)(ii) hereof, in the event that the USCC Closing, the In Footprint King Street Closing, or the Out of Footprint King Street Closing under this Agreement, as applicable, has not yet occurred on the date that is sixty (60) days prior to the expiration of the term of any spectrum manager lease or sublease contemplated by Section 5.9(b)(i) or 5.9(b)(ii) hereof, Sellers and Purchaser shall (A) amend such lease or sublease to convert such lease or sublease into a long term spectrum manager lease (or in the case of the In Footprint King Street Licenses and the Out of Footprint King Street Licenses, USCC will cause USCC Wireless Investment, LLC to convert the sublease to Purchaser into a long term sublease, subject to the consent of King Street) that will remain in effect until the earlier of the applicable Closing under this Agreement, or the expiration or termination of this Agreement as to such spectrum, and (B) submit all required lease or sublease notifications to the FCC no later than twenty-five (25) days in advance of the scheduled expiration date of the short-term lease or sublease for such spectrum.
(iv)    With respect to any 700 MHz spectrum Purchaser is not leasing or subleasing pursuant to Section 5.9(b)(i), 5.9(b)(ii), or 5.9(b)(iii) hereof, in the event that the USCC Closing, the In Footprint King Street Closing, or the Out of Footprint King Street Closing under this Agreement, as applicable, has not yet occurred on the date that is sixty (60) days prior to the expiration of the term of the T-Mobile Transaction Lease applicable to such spectrum, Sellers and Purchaser shall (A) execute a long-term spectrum manager lease (or in the case of the In Footprint King Street Licenses and the Out of Footprint King Street Licenses, USCC will cause USCC Wireless Investment, LLC to execute a long-term sublease to Purchaser, subject to the consent of King Street and, as applicable, execution of the Extension Agreements as defined in Section 3.3(l) of the Seller Disclosure Schedule) that will remain in effect until the earlier of the applicable Closing under this Agreement, or the expiration or termination of this Agreement as to such spectrum, and (B) submit all required lease or sublease notifications to the FCC no later than twenty-five (25) days in advance of the scheduled expiration date of the applicable T-Mobile Transaction Lease for such spectrum.

(v)    Pursuant to any spectrum manager lease or sublease contemplated by Section 5.9(b)(iv) hereof, Purchaser shall construct and operate on such 700 MHz Licenses, as necessary to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules and Purchaser shall not cause a Permanent Discontinuance of Service; provided, however, prior to September 30, 2026, with respect to any License in any market in which, as of the Effective Date, Purchaser does not hold a License for 700 MHz B or C Block spectrum, Purchaser shall only be required to use commercially reasonable efforts to comply with applicable buildout requirements and the License Renewal Safe Harbor under the FCC Rules for such 700 MHz License, and Purchaser shall not cause a Permanent Discontinuance of Service on such License.

(c)    The Parties shall cooperate and use all commercially reasonable efforts to promptly prepare and file with the FCC all forms and related exhibits, certifications and any waiver requests or other documents necessary to satisfy the FCC’s requirements for “spectrum manager” lease or sublease, as applicable, notifications under the FCC Rules, including, if necessary, a Waiver Request as described in Section 5.2(a) above. In the event Purchaser operates on spectrum under the Licenses pursuant to any such spectrum manager lease or sublease contemplated by this Section 5.9, the representations, warranties and covenants made by the Sellers herein will be deemed to be subject to any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such spectrum manager lease or sublease. In no event shall any pre-Closing spectrum lease or sublease contemplated by this Section 5.9 commence prior to the expiration or earlier termination within the past year of the waiting period under the HSR Act in connection with the filing of the HSR Notice.

(d)    The Parties agree, that as soon as reasonably practicable after the Effective Date, and in all cases prior to execution of any spectrum manager sublease contemplated by this Section 5.9 for any of the markets identified in the Extension Agreements as defined in Section 3.3(l) of the Seller Disclosure Schedule, Purchaser and USCC will negotiate in good faith mutually agreeable Extension Agreements as contemplated in Section 3.3(l) of the Seller Disclosure Schedule. USCC and Sellers further agree to (i) provide drafts of all such Extension Agreements to Purchaser within ten (10) Business Days of the Effective Date and (ii) use commercially reasonable efforts to obtain within thirty (30) days of the Effective Date (A) the consent of King Street to the subleases contemplated in Section 5.9(b) and (B) the agreement of King Street to clear all of its operations from the spectrum covered by the Out of Footprint King Street Licenses prior to the commencement of the sublease contemplated in Section 5.9(b)(i) and to clear all of its operations (to the extent there are any) from the spectrum covered by the In Footprint King Street Licenses prior to the commencement of the sublease contemplated in Section 5.9(b)(ii).

Section 5.10.    USCC Stockholder Written Consent.
Immediately after the execution and delivery of this Agreement and in lieu of calling a meeting of USCC’s stockholders, USCC shall submit the form of USCC Stockholder Written Consent in the form attached as Exhibit C hereto to Telephone and Data Systems, Inc. If the USCC Stockholder Written Consent is duly executed by Telephone and Data Systems, Inc. and is delivered to USCC in accordance with Section 228 of the Delaware General Corporation Law and USCC’s certificate of incorporation and by-laws then, immediately thereafter, USCC shall deliver to Purchaser a copy of the duly executed USCC Stockholder Written Consent.

Section 5.11.    Post-Closing Compliance with Leases.

Following each applicable Closing, Purchaser agrees that it will comply with all of its obligations under the Outbound Spectrum Leases to the extent assumed in part or in full by Purchaser at such Closing.

Section 5.12.    Post-Closing Escrow.

The Parties agree, that as soon as reasonably practicable after the occurrence of any Escrow Trigger, and in all cases prior to the consummation of the transactions involved in such Escrow Trigger, Purchaser and USCC will jointly select an escrow agent (the “Escrow Agent”) and negotiate in good faith a mutually agreeable escrow agreement (the “Escrow Agreement”) between USCC and Purchaser in customary form with the terms set forth on Section 5.12 of the Seller Disclosure Schedule. To the extent the escrow is funded, the Escrow Amount shall be used to secure the indemnification obligations of USCC and Sellers under this Agreement. The Parties agree to satisfy the requirements of Section 5.12 of the Seller Disclosure Schedule in accordance with the terms and conditions set forth therein.

Section 5.13.    Further Assurances.

Following each Closing, each Party shall forthwith upon request execute and deliver such documents as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1.    Conditions to the Obligations of Seller

(a)    Conditions Applicable to all Closings. Sellers’ obligation to consummate each Transaction and effect each of the USCC Closing, the In Footprint King Street Closing, and the Out of Footprint King Street Closing, is subject to the satisfaction or waiver on or prior to the applicable Closing Date of each of the following conditions:

(i)    The Fundamental Representations of Purchaser shall be true and correct in all respects, other than de minimis inaccuracies (it being understood that for purposes of this section, de minimis inaccuracies shall be measured against the USCC Purchase Price, the In Footprint King Street Purchase Price, and the Out of Footprint King Street Purchase Price, as applicable, and not on a License by Licenses basis), at and as of the Effective Date and at and as of such Closing Date as though made at and as of that time;

(ii)    All representations and warranties of Purchaser (other than Fundamental Representations of Purchaser) contained herein shall be true and correct in all material respects at and as of the Effective Date and at and as of such Closing Date as though made at and as of that time (except that representations and warranties that are made as of a specific date need be so true and correct in all material respects only as of such date); provided that, for purposes of this Section 6.1(a)(ii), if any representation or warranty made by Purchaser includes within its terms any materiality or Material Adverse Effect qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section 6.1(a)(ii);

(iii)    The covenants and agreements of Purchaser to be performed on or prior to such Closing under this Agreement shall have been duly performed in all material respects;

(iv)    The USCC Stockholder Written Consent approving the Transactions shall have been delivered; and

(v)    Purchaser shall have delivered a certificate, dated as of such Closing Date and signed on Purchaser’s behalf by a senior executive officer of Purchaser or its manager, certifying that the conditions set forth in Sections 6.1(a)(i), (ii) and (iii) have been satisfied.

(b)    USCC Closing Conditions. In addition to the conditions set forth in Section 6.1(a), Sellers’ obligation to effect the USCC Closing is subject to the satisfaction or waiver on or prior to the USCC Closing Date of each of the following conditions:

(i)    All Required Regulatory Approvals applicable to the USCC Acquired Assets shall have been received and the Order approving the applicable FCC Assignment Application for the assignment of the USCC Licenses to Purchaser (or its assignee) shall be in full force and effect, and shall be free of any USCC Regulatory Material Effect;

(ii)    Purchaser shall have delivered to the applicable Seller an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the USCC Acquired Assets to Purchaser, free and clear of all Liens;

(iii)    Purchaser shall have delivered the USCC Closing Date Payment by wire transfer of immediately available funds pursuant to Sellers’ instructions;

(iv)    On the USCC Closing Date, no Order of any court of competent jurisdiction or other Governmental Authority shall be in effect that delays, restrains, enjoins or otherwise prohibits any Party from consummating the USCC Closing (but not including any Order with respect to an Excluded License or a Regulatory Excluded License); and

(v)    The Closing (as that term is defined in the T-Mobile Purchase Agreement) under the T-Mobile Purchase Agreement shall have occurred.

(c)    In Footprint King Street Closing Conditions. In addition to the conditions set forth in Section 6.1(a), Sellers’ obligation to effect the In Footprint King Street Closing is subject to the satisfaction or waiver on or prior to the In Footprint King Street Closing Date of each of the following conditions:

(i)    All Required Regulatory Approvals applicable to the In Footprint King Street Acquired Assets shall have been received and the Order approving the applicable FCC Assignment Application for the assignment of the In Footprint King Street Licenses to Purchaser (or its assignee) shall be in full force and effect, and shall be free of any In Footprint King Street Regulatory Material Effect;

(ii)    Purchaser shall have delivered to King Street an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the In Footprint King Street Acquired Assets to Purchaser, free and clear of all Liens;

(iii)    Purchaser shall have delivered the In Footprint King Street Closing Date Payment by wire transfer of immediately available funds pursuant to Sellers’ instructions;

(iv)    On the In Footprint King Street Closing Date, no Order of any court of competent jurisdiction or other Governmental Authority shall be in effect that delays, restrains, enjoins or otherwise prohibits any Party from consummating the In Footprint King Street Closing (but not including any Order with respect to an Excluded License or a Regulatory Excluded License);

(v)    The Closing (as that term is defined in the T-Mobile Purchase Agreement) under the T-Mobile Purchase Agreement shall have occurred; and

(vi)    All of the King Street Equity Interests shall have become directly or indirectly wholly-owned by USCC or one of its subsidiaries.

(d)    Out of Footprint King Street Closing Conditions. In addition to the conditions set forth in Section 6.1(a), Sellers’ obligation to effect the Out of Footprint King Street Closing is subject to the satisfaction or waiver on or prior to the Out of Footprint King Street Closing Date of each of the following conditions:

(i)    All Required Regulatory Approvals applicable to the Out of Footprint King Street Acquired Assets shall have been received and the Order approving the applicable FCC Assignment Application for the assignment of the Out of Footprint King Street Licenses to Purchaser (or its assignee) shall be in full force and effect, and shall be free of any Out of Footprint King Street Regulatory Material Effect;

(ii)    Purchaser shall have delivered to King Street an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the Out of Footprint King Street Acquired Assets to Purchaser, free and clear of all Liens;

(iii)    Purchaser shall have delivered the Out of Footprint King Street Closing Date Payment by wire transfer of immediately available funds pursuant to Sellers’ instructions;

(iv)    On the Out of Footprint King Street Closing Date, no Order of any court of competent jurisdiction or other Governmental Authority shall be in effect that delays, restrains, enjoins or otherwise prohibits any Party from consummating the Out of Footprint King Street Closing (but not including any Order with respect to an Excluded License or a Regulatory Excluded License); and

(v)    All of the King Street Equity Interests shall have become directly or indirectly wholly-owned by USCC or one of its subsidiaries.

Section 6.2.    Conditions to the Obligations of Purchaser

(a)    Conditions applicable to all Closings. Purchaser’s obligation to consummate each Transaction and effect each of the USCC Closing, the In Footprint King Street Closing, and the Out of Footprint King Street Closing is subject to the satisfaction or waiver on or prior to the applicable Closing Date of each of the following conditions:

(i)    The Fundamental Representations of Sellers shall be true and correct in all respects, other than de minimis inaccuracies (it being understood that for purposes of this section, de minimis inaccuracies shall be measured against the USCC Purchase Price, the In Footprint King Street Purchase Price, and the Out of Footprint King Street Purchase Price, as applicable, and not on a License by Licenses basis), at and as of the Effective Date (or, with respect to King Street representations and warranties, as of the Joinder Date) and at and as of such Closing Date as though made at and as of that time;

(ii)    All representations and warranties of Sellers (other than the Fundamental Representations of Seller) contained herein shall be true and correct in all material respects at and as of the Effective Date (or, with respect to King Street representations and warranties, as of the Joinder Date) and at and as of such Closing Date as though made at and as of that time (except that representations and warranties that are made as of a specific date need be so true and correct in all material respects only as of such date); provided that, for purposes of this Section 6.2(a)(ii), if any representation or warranty made by Sellers includes within its terms any materiality or Material Adverse Effect qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section 6.2(a)(ii);

(iii)    The covenants and agreements of Sellers to be performed on or prior to such Closing under this Agreement shall have been duly performed in all material respects;

(iv)    The USCC Stockholder Written Consent approving the Transactions shall have been delivered; and
(v)    Sellers shall have delivered to Purchaser a certificate, dated as of such Closing Date and signed on behalf of each applicable Seller and USCC by a senior executive officer of USCC, certifying that the conditions set forth in Sections 6.2(a)(i), (ii) and (iii) have been satisfied.

(b)    USCC Closing Conditions. In addition to the conditions set forth in Section 6.2(a), Purchaser’s obligation to effect the USCC Closing is subject to the satisfaction or waiver on or prior to the USCC Closing Date of each of the following conditions:

(i)    All Required Regulatory Approvals applicable to the USCC Acquired Assets shall have been received and the Final Order approving the applicable FCC Assignment Application for the assignment of the USCC Licenses to Purchaser (or its assignee) shall be in full force and effect, and shall be free of any USCC Regulatory Material Effect;
(ii)    Each Seller shall have delivered to Purchaser an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the USCC Acquired Assets to Purchaser, free and clear of all Liens; and

(iii)    On the USCC Closing Date, no Order of any court of competent jurisdiction or other Governmental Authority shall be in effect that delays, restrains, enjoins or otherwise prohibits any Party from consummating the USCC Closing (but not including any Order with respect to an Excluded License or a Regulatory Excluded License).

(c)    In Footprint King Street Closing Conditions. In addition to the conditions set forth in Section 6.2(a), Purchaser’s obligation to effect the In Footprint King Street Closing is subject to the satisfaction or waiver on or prior to the In Footprint King Street Closing Date of each of the following conditions:

(i)    All Required Regulatory Approvals applicable to the In Footprint King Street Acquired Assets shall have been received and the Final Order approving the applicable FCC Assignment Application for the assignment of the In Footprint King Street Licenses to Purchaser (or its assignee) shall be in full force and effect, and shall be free of any In Footprint King Street Regulatory Material Effect;

(ii)    King Street shall have delivered to Purchaser an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the In Footprint King Street Acquired Assets to Purchaser, free and clear of all Liens;

(iii)    On the In Footprint King Street Closing Date, no Order of any court of competent jurisdiction or other Governmental Authority shall be in effect that delays, restrains, enjoins or otherwise prohibits any Party from consummating the In Footprint King Street Closing (but not including any Order with respect to an Excluded License or a Regulatory Excluded License);

(iv)    All of the King Street Equity Interests shall have become directly or indirectly wholly-owned by USCC or one of its subsidiaries; and

(v)    The FCC shall have (A) accepted all buildout and construction filings, showings and notifications and (B) granted all renewal applications, in each case filed or submitted by King Street, and pending as of the Effective Date, relating to the In Footprint King Street Licenses and the operations thereunder by Final Order.

(d)    Out of Footprint King Street Closing Conditions. In addition to the conditions set forth in Section 6.2(a), Purchaser’s obligation to effect the Out of Footprint King Street Closing is subject to the satisfaction or waiver on or prior to the Out of Footprint King Street Closing Date of each of the following conditions:

(i)    All Required Regulatory Approvals applicable to the Out of Footprint King Street Acquired Assets shall have been received and the Final Order approving the applicable FCC Assignment Application for the assignment of the Out of Footprint King Street Licenses to Purchaser (or its assignee) shall be in full force and effect, and shall be free of any Out of Footprint King Street Regulatory Material Effect;

(ii)    King Street shall have delivered to Purchaser an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the Out of Footprint King Street Acquired Assets to Purchaser, free and clear of all Liens;

(iii)    On the Out of Footprint King Street Closing Date, no Order of any court of competent jurisdiction or other Governmental Authority shall be in effect that delays, restrains, enjoins or otherwise prohibits any Party from consummating the Out of Footprint King Street Closing (but not including any Order with respect to an Excluded License or a Regulatory Excluded License);

(iv)    All of the King Street Equity Interests shall have become directly or indirectly wholly-owned by USCC or one of its subsidiaries; and

(v)    The FCC shall have (A) accepted all buildout and construction filings, showings and notifications and (B) granted all renewal applications, in each case filed or submitted by King Street, and pending as of the Effective Date, relating to the Out of Footprint King Street Licenses and the operations thereunder by Final Order.

Section 6.3.    Applicability of Closing Conditions

(a)    If Purchaser operates on spectrum under the Licenses pursuant to any short-term spectrum manager lease contemplated by Section 5.9, Purchaser may not rely on the failure of any condition set forth in Section 6.2(a) (other than Section 6.2(a)(iv)) to be satisfied if such failure was caused by any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term spectrum manager lease.

(b)    The Parties acknowledge and agree that (i) any and all Regulatory Excluded Licenses and any and all Excluded Licenses shall be excluded from determining the satisfaction of any condition set forth in this ARTICLE 6, (ii) any Remedial Action with respect to any Licenses that the FCC requires as a condition to the FCC’s approval of the FCC Assignment Application for the assignment of such Licenses to Purchaser (or its assignee) shall not cause the conditions set forth in this ARTICLE 6 to fail to be satisfied if such Remedial Action does not impose a USCC Regulatory Material Effect, In Footprint King Street Regulatory Material Effect, or Out of Footprint King Street Regulatory Material Effect, and (iii) that satisfaction of the conditions set forth in Sections 6.2(a)(i) and (ii) shall be determined at each Closing with respect to the Acquired Assets to be transferred at such Closing and the Sellers transferring such Acquired Assets.

ARTICLE 7
TERMINATION

Section 7.1.    Termination

This Agreement may be terminated in whole or in part solely with respect to all of the USCC Acquired Assets, all of the In Footprint King Street Acquired Assets, or all of the Out of Footprint King Street Acquired Assets, and the applicable Transactions abandoned, without further obligation of any Party, except as set forth herein, at any time prior to the applicable Closing Date:

(a)    by mutual written consent of the Parties;

(b)    by either Party upon prior written notice to the other Party if the applicable Closing shall not have occurred on or before November 6, 2026 (the “Initial Termination Date”), as extended pursuant to the immediately succeeding proviso (the “Termination Date”), provided, however that if on the Initial Termination Date or the Termination Date, as applicable, all conditions set forth in Article 6 have been satisfied (other than (1) the conditions set forth in Section 6.1(b)(i), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(c)(i), Section 6.1(c)(iv), Section 6.1(c)(v), Section 6.1(c)(vi), Section 6.1(d)(i), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.2(b)(i), Section 6.2(b)(iii), Section 6.2(c)(i), Section 6.2(c)(iii), Section 6.2(c)(iv), Section 6.2(c)(v), Section 6.2(d)(i), Section 6.2(d)(iii), Section 6.2(d)(iv), and Section 6.2(d)(v)), and (2) those conditions that by their terms are to be satisfied at the applicable Closing (which conditions described in this clause (2) are capable of being satisfied at the applicable Closing)), then the Initial Termination Date or the Termination Date, as applicable, will be immediately and automatically extended without any further action by any of the Parties for up to three additional periods of twelve (12) months each for a total additional period of three (3) years in the aggregate, and the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of this Agreement shall have proximately caused the failure of the applicable Closing to occur prior to such date;

(c)    by either Party upon a material breach by the other Party of this Agreement or its obligations hereunder, provided, that such Party has not cured such breach within sixty (60) days following receipt of written notice of such breach, provided, however, that if such material breach does not relate to all Acquired Assets, then the non-breaching Party may terminate this Agreement solely with respect to all of the USCC Acquired Assets, all of the In Footprint King Street Acquired Assets or all of the Out of Footprint King Street Acquired Assets, as applicable, that are the subject of such material breach;

(d)    by either Party upon prior written notice to the other Party if the consummation of the Transactions shall be prohibited by an action or decision, by Final Order, or by a final, non-appealable order, decree or injunction of a court of competent jurisdiction;

(e)    solely with respect to the USCC Acquired Assets and the In Footprint King Street Acquired Assets, by Seller upon prior written notice to Purchaser if the T-Mobile Purchase Agreement shall have been terminated; and

(f)    by Purchaser, if Seller has not provided Purchaser with a copy of the duly-executed USCC Stockholder Written Consent within two (2) hours after the Parties’ execution and delivery of this Agreement.

Section 7.2.    Effect of Termination

In the event of a termination of this Agreement in its entirety, neither Party shall have any liability or further obligation to the other Party to this Agreement, except that (a) nothing herein will relieve either Party from liability for any Intentional Breach and (b) this Article 7 and Article 9 hereof shall survive the termination of this Agreement for any reason. In the event of a termination of this Agreement in part with respect to the USCC Acquired Assets, the In Footprint King Street Acquired Assets or the Out of Footprint King Street Acquired Assets, neither Party shall have any further liability or obligation with respect to such Acquired Assets subject to such termination (except for liability for any Intentional Breach), but this Agreement shall remain in full force and effect with respect to all other Acquired Assets. Whether or not any Closing occurs, except as otherwise contemplated in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

Section 8.1.    Survival

All representations and warranties made by the Parties in this Agreement shall survive for a period of eighteen (18) months after the Closing Date as with respect to the Acquired Assets transferred at such Closing, except that the Fundamental Representations, shall survive all Closings and continue in full force and effect until all statutes of limitations applicable thereto, including any extensions thereof, have expired (“Survival Period”). Any claim by a Party based upon inaccuracy in or breach of any such representation or warranty made pursuant to Section 8.2 or otherwise must be submitted to the other Party prior to the expiration of the Survival Period. Any claim arising out of the breach of any covenant or agreement contained in this Agreement that by its terms is to be fully performed prior to Closing shall survive each Closing for a period of twelve (12) months from the applicable Closing Date as with respect to the Acquired Assets transferred at such Closing. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof at or following any Closing or otherwise expressly by their terms survive any Closing will survive such Closing in accordance with their terms until fully performed. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall limit (1) the rights or remedies of any Party based upon or in connection with Fraud or Intentional Breach; or (2) any Party’s right to bring claims based on Fraud or Intentional Breach following the applicable Closing (in each case, which such right shall survive indefinitely or until the latest time permitted by applicable Law).

Section 8.2.    Indemnification Obligations

(a)    General Indemnification by Sellers. After the applicable Closing, Sellers, in proportion to each Seller’s Pro Rated Share shall indemnify and hold harmless Purchaser and its Affiliates, and each of its and their respective directors, officers, employes, stockholders, managers, members, successors, permitted transferees, permitted assignees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) against any and all damages, losses, deficiencies, liabilities, assessments, fines, penalties, charges, Actions, Orders, interest, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation) (“Losses”), whether such Losses relate to Actions asserted by any Purchaser Indemnified Parties against Sellers or asserted by third parties (“Third Party Claims”), suffered or incurred by any Purchaser Indemnified Party as a result of:

(i)    other than the Fundamental Representations, any inaccuracy in or breach of the representations and warranties made by the Sellers herein as of the applicable Closing Date as if made as of such Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date) or in any certificate delivered pursuant hereto;

(ii)    any breach or inaccuracy of any Fundamental Representations as of the applicable Closing Date as if made as of such Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date);

(iii)    any nonfulfillment or breach by the Sellers of any of the covenants or agreements made by Sellers herein;

(iv)    any Excluded Liability;

(v)    the Qui Tam Litigation, including any amounts that become owed or payable to the FCC, any other Governmental Authority, or any third Person in connection with the Qui Tam Litigation; and

(vi)    the matters disclosed in Item 2 of Section 3.4 of the Seller Disclosure Schedule.

(b)    USCC Obligations. In order to induce Purchaser to enter into this Agreement, USCC hereby unconditionally and irrevocably guarantees to Purchaser and the other Purchaser Indemnified Parties the full performance by each Seller (including, after the date of execution of the Joinder, King Street) of such Seller’s Seller Indemnification Obligations, including the prompt and complete payment by each Seller when due and at all times thereafter, of all amounts payable by any Seller under Article 8 of this Agreement, in each case without any requirement that Purchaser first seek recourse against any individual Seller. USCC agrees that this is a guarantee of payment and not collection and waives any right to require that Purchaser pursue any remedies directly against any Seller. USCC shall benefit from the limitations provided in Section 8.3. USCC acknowledges that it is receiving material benefits under this Agreement and that the Purchaser would not have entered into this Agreement absent the covenants and guarantees of USCC set forth in this Agreement.

(c)    General Indemnification by Purchaser. After the applicable Closing, Purchaser shall indemnify and hold harmless Sellers and each of their Affiliates, and each of their respective directors, officers, employes, stockholders, managers, members, successors, permitted transferees, permitted assignees, agents and representatives (collectively, the “Seller Indemnified Parties”) against Losses, whether such Losses relate to Actions asserted by any Seller Indemnified Parties against Purchaser or a Third Party Claim, suffered or incurred by any Seller Indemnified Party as a result of:

(i)    other than the Fundamental Representations, any inaccuracy in or breach of the representations and warranties made by the Purchaser herein as of the applicable Closing Date as if made as of such Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date) or in any certificate delivered pursuant hereto;

(ii)    any breach or inaccuracy of any Fundamental Representations as of the applicable Closing Date as if made as of such Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date);

(iii)    any nonfulfillment or breach by Purchaser of any of the covenants or agreements made by Purchaser herein; and

(iv)    any Assumed Liability.

(d)    From and after the applicable Closing for each of the USCC Licenses, the In Footprint King Street Licenses and the Out of Footprint King Street Licenses, Sellers, in proportion to their Pro Rated Share, shall indemnify and hold harmless the Purchaser Indemnified Parties against and in respect of any and all Losses from Third Party Claims incurred or suffered by any such Purchaser Indemnified Party that result from, relate to or arise out of (i) the ownership or use by Sellers or their Affiliates of the Licenses prior to such applicable Closing or (ii) the use by any Person including any lessee under any Outbound Spectrum Lease prior to such applicable Closing to the extent Purchaser has not been able to recover such Losses following its exercise and enforcement of its rights under the Outbound Spectrum Leases as assigned to the Purchaser; provided, however, in each case, in the event Purchaser operates on spectrum under the Licenses pursuant to any short-term spectrum manager lease contemplated by Section 5.9, Seller will not indemnify Purchaser Indemnified Parties for any Losses resulting from any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term spectrum manager lease.

(e)    From and after the applicable Closing for each of the USCC Licenses, the In Footprint King Street Licenses and the Out of Footprint King Street Licenses, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties against and in respect of any and all Losses from Third Party Claims incurred or suffered by any such Seller Indemnified Party that result from, relate to or arise out of (i) the ownership and use by Purchaser or its Affiliates of the Licenses after such applicable Closing or (ii) in the event Purchaser operates on spectrum under the Licenses pursuant to any short-term or long-term spectrum manager lease contemplated by Section 5.9, any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term or long-term spectrum manager lease.

Section 8.3.    Limitations

(a)    Sellers shall not be liable for any inaccuracy in or breach of any representation and warranty pursuant to Section 8.2(a)(i) unless the aggregate amount of all Losses of the Purchaser Indemnified Parties for all such inaccuracies or breaches (i) with respect to Losses relating to the USCC Acquired Assets, exceeds a quarter of a percent (0.25%) of the USCC Purchase Price actually received by the Sellers, (ii) with respect to Losses relating to the In Footprint King Street Acquired Assets, exceeds a quarter of a percent (0.25%) of the In Footprint King Street Purchase Price actually received by the Sellers, and (iii) with respect to Losses relating to the Out of Footprint King Street Acquired Assets, exceeds a quarter of a percent (0.25%) of the Out of Footprint King Street Purchase Price actually received by the Sellers (each, as applicable, the “Deductible”), in which case Sellers, in proportion to their Pro Rated Share, shall only be liable to the Purchaser Indemnified Parties for Losses in excess of the applicable Deductible. In no event shall Sellers’ aggregate liability under Section 8.2(a)(i) exceed five percent (5%) of the Total Purchase Price actually received by the Sellers.

(b)    Purchaser shall not be liable for any inaccuracy in or breach of any representation and warranty pursuant to Section 8.2(c)(i) unless the aggregate amount of all Losses of the Seller Indemnified Parties for all such inaccuracies or breaches exceeds the amount of the Deductible, in which case Purchaser shall only be liable to the Seller Indemnified Parties for Losses in excess of the Deductible. In no event shall Purchaser’s aggregate liability under Section 8.2(c)(i) exceed five percent (5%) of the Total Purchase Price actually received by Sellers.

(c)    The maximum aggregate amount of all Losses for which either Purchaser or the Sellers and USCC shall be liable for under Article 8 in connection with the purchase and sale of (i) the USCC Acquired Assets, or (ii) the In Footprint King Street Acquired Assets or the Out of Footprint King Street Acquired Assets, as applicable, shall not exceed one hundred percent (100%) of the (i) USCC Purchase Price, or (ii) the total of the In Footprint King Street Purchase Price and Out of Footprint King Street Purchase Price, in each instance actually received by the Sellers in such Transaction as applicable. Each Seller’s maximum aggregate liability for all Losses under Article 8 in connection with the purchase and sale of (x) the USCC Acquired Assets, or (y) the In Footprint King Street Acquired Assets or the Out of Footprint King Street Acquired Assets, as applicable, shall not exceed such Seller’s Total Pro Rata Portion of (x) the USCC Purchase Price or (y) the total of the In Footprint King Street Purchase Price and Out of Footprint King Street Purchase Price, in each instance actually received by such Seller in such Transaction as applicable. Notwithstanding any of the foregoing, any limitation of liability in this Section 8.3(c) shall not apply in the case of Fraud or Intentional Breach by any Party, or with respect to Losses that arise out of the Qui Tam Litigation.

(d)    Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable for any Losses that are indirect, consequential (except to the extent reasonably foreseeable), exemplary or punitive, provided, that this Section 8.3(d) shall not apply (i) in the case of Fraud or Intentional Breach by any Party, (ii) to any damages that are payable to third parties in connection with Third Party Claims, or (iii) to any damages that are payable in connection with the Qui Tam Litigation.

(e)    For purposes of indemnification pursuant to this Article 8, in calculating the amount of any Loss with respect to any inaccuracy in or breach of any representation or warranty contained herein shall be determined without regard to any materiality or Material Adverse Effect qualifier or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)    Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that, solely to the extent arising from an adversely modified, revoked, cancelled, or otherwise terminated License in connection with the Qui Tam Litigation, indemnifiable Losses shall not include the items set forth on Section 8.3(f) of the Seller Disclosure Schedule.

Section 8.4.    Indemnification Procedures

(a)    In the event that any claim or demand is made by a party entitled to indemnification under Article 8 (an “Indemnified Party”), such Indemnified Party shall give notice of such claim or demand promptly to the party from whom indemnification is sought (“Indemnifying Party”), which notice(s) shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”) and, with respect to any Third Party Claim, shall attach to such Claim Notice copies of any applicable summonses, complaints or written demands. With respect to any Third Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice in accordance with Section 9.2 (the “Notice Period”) to notify the Indemnified Party whether the Indemnifying Party desires to assume the defense and control of such Third Party Claim.

(b)    Subject to Section 8.4(c) below, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party Claim against such Indemnified Party as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder. The Indemnifying Party shall make available to the Indemnified Party and its agents and representatives all records, documents, information, data and other materials which may be reasonably required in the defense of such Third Party Claim, and shall otherwise cooperate and assist the Indemnified Party in its defense. The Indemnifying Party may participate in (to the extent that such participation does not waive the Indemnified Party’s attorney client privilege), but not control, through counsel chosen by it and at its own expense, the defense of any Third Party Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof. Notwithstanding anything herein to the contrary, neither Purchaser nor any other Purchaser Indemnified Party shall have any right to control the defense of, or participate in, the Qui Tam Litigation.

(c)    If any Third Party Claim against the Indemnified Party is a civil matter that is solely for monetary damages and the amount of such monetary damages is not reasonably likely to exceed the applicable limitation set forth in Section 8.3(b) or Section 8.3(c), then the Indemnifying Party may notify the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party, at its sole cost and expense through counsel of its choosing that is reasonably satisfactory to the Indemnified Party, against such Third Party Claim and the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion, so long as the Indemnifying Party and its counsel are diligently defending such Third Party Claim; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation, (ii) includes any equitable relief or any terms and conditions that, in the reasonable judgment of the Indemnified Party, impose any burden, restraint, cost, liability, duty or other obligation on the Indemnified Party or (iii) exceeds the full amount for which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party hereunder. The Indemnified Party shall have no liability with respect to any Third Party Claim settled without its consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records, documents, information, data and other materials which may be reasonably required in the defense of such Third Party Claim, and shall otherwise cooperate with and assist the Indemnifying Party in its defense of the claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. In no event shall the Indemnifying Party be liable for the expenses of more than one separate law firm (excluding local counsel) for all Indemnified Parties with respect to any claim or demand or series of related claims or demands hereunder and in no event shall the Indemnified Party be responsible for any fees or expenses incurred by the Indemnifying Party relating to defending any Third Party Claim for which the Indemnifying Party has assumed the defense.

(d)    Any claim or demand for which an Indemnified Party seeks indemnification under this Article 8 may be settled by the Indemnified Party only with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless the Indemnified Party has agreed to waive its rights to indemnification hereunder. The amount of any settlement so approved by the Indemnifying Party shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

(e)    In the event an Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly send a Claim Notice with respect to such Direct Claim to the Indemnifying Party. Following receipt of a Claim Notice from the Indemnified Party regarding a Direct Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Direct Claim as the Indemnifying Party deems necessary or desirable. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of such Direct Claim in accordance with Section 8.5. If the Indemnified Party and the Indemnifying Party do not agree within such thirty (30) day period (or any mutually agreed upon extension thereof), the Indemnified Party may then seek all appropriate remedies at law or equity available, subject to the terms of this Agreement, to the Indemnified Party to enforce the provisions of this Agreement.

(f)    The failure of the Indemnified Party to give the Indemnifying Party a Claim Notice in accordance with the requirements of this Article 8 shall not relieve the Indemnifying Party from any liability in respect of such claim, demand or action under this Article 8, except to the extent of any material prejudice or damages to the Indemnifying Party as a result thereof.

(g)    Any claim for indemnity pursuant to this Article 8 with respect to which (i) the Indemnified Party and the Indemnifying Party agree as to its validity and amount, (ii) a final non-appealable Order of a court of competent jurisdiction deciding such claim has been rendered, or (iii) in the case of a Direct Claim, if the Indemnifying Party has not given written notice to the Indemnified Party disputing such claim in whole or in part within thirty (30) days of receiving a Claim Notice thereof, is referred to as a “Settled Claim.”

Section 8.5.    Treatment of Payments

Within five (5) Business Days of any claim under this Article 8 becoming a Settled Claim, the Indemnifying Party shall pay the Indemnified Party the full amount of such Settled Claim by wire transfer of immediately available funds to the accounts designated by the Indemnified Party. Any payment made pursuant to the indemnification obligations arising under Section 8.2 shall be treated as an adjustment to the Total Purchase Price to the extent permitted under applicable Law.

Section 8.6.    Exclusive Remedy

Following the applicable Closing, the Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this Article 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided, that the foregoing shall not limit any Party’s rights to specific performance or injunctive relief or any Party’s rights or remedies based on Fraud or Intentional Breach.

Section 8.7.    Specific Performance

(a)    The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a Party to cause the other Parties to consummate the Transactions), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order.

(b)    To the extent any Party brings an action to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the fifth (5th) Business Day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

(c)    Each of the Parties agrees that nothing set forth in this Agreement shall require a Party to institute any action for (or limit a Party’s right to institute any action for) specific performance under this Section 8.7 prior, or as a condition, to exercising any termination right under Section 7.1 (and pursuing damages after such termination), nor shall the commencement of any action seeking remedies pursuant to this Section 8.7 or anything set forth in this Section 8.7 restrict or limit a Party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

ARTICLE 9
MISCELLANEOUS

Section 9.1.    Assignment

(a)    This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Except for the Purchaser Indemnified Persons and the Seller Indemnified Persons set forth in Section 8.2(a) and (c), the provisions of this Agreement shall be for the exclusive benefit of the parties hereto (and their successors and permitted assigns) and shall not be for the benefit of any other Person.

(b)    The rights of either Party under this Agreement shall not be assignable by such Party prior to the applicable Closing without the written consent of the other Party, except as otherwise provided in this Section 9.1.

(c)    Either Party may assign any of its rights and obligations hereunder to any Affiliate of such Party; provided, that (i) the assignment would not reasonably be expected to prevent or materially delay the applicable Closing, (ii) such assignee of shall assume all of such Party’s obligations under this Agreement, and (iii) such Party shall remain responsible for compliance with its obligations under this Agreement, unless the other Party consents in writing to the assignment.

Section 9.2.    Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier (provided, that communications sent by overnight courier are concurrently sent by electronic mail), or if sent by electronic mail (provided, that communications sent by electronic mail are concurrently sent by overnight courier) to the following addresses:

If to Purchaser:
New Cingular Wireless PCS, LLC
208 S. Akard Street
Dallas, Texas 75202
Attention: Seth Collins, Vice President – Corporate Development
Email: sc679g@att.com

AND

Attention: Bill Caldwell, AVP – Senior Legal Counsel
Email: wc2842@att.com

With a copy (which will not constitute notice):

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, Georgia 30309
Attention: Joel Cartee
Email: jcartee@ktslaw.com

If to Seller(s) or USCC:
United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631
Attention: Austin Summerford, Adriana Rios Welton
Email: Austin.Summerford@uscellular.com; Adriana.Welton@uscellular.com

With a copy (which will not constitute notice):

Wilkinson Barker Knauer, LLP
1800 M St., NW; Suite 800N
Washington, DC 20036
Attention: Christine Crowe; Amy Fliam
Email: ccrowe@wbklaw.com; afliam@wbklaw.com

With a copy (which shall not constitute notice) to each of:

Telephone and Data Systems, Inc.
30 North LaSalle Street
Suite 4000
Chicago, IL 60602
Attention: Joseph Hanley
Email: joseph.hanley@tdsinc.com

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: John P. Kelsh; Scott R. Williams; Christopher R. Hale
Email: jkelsh@sidley.com; swilliams@sidley.com; chale@sidley.com

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: G.J. Ligelis Jr.
Email: gligelisjr@cravath.com

Copies of all notices or other communications (which shall not constitute notice hereunder) shall be sent simultaneously to counsel designated by the Parties by written notice.

Section 9.3.    Applicable Law

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto and any claim or legal proceeding relating to or arising out of the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.4.    Submission to Jurisdiction; Consent to Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of or otherwise relating to, this Agreement or the Transactions may be brought against either of the Parties only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, any federal court located in the District of Delaware, or if the federal court does not have subject matter jurisdiction, any court of the State of Delaware), and each of the Parties unconditionally and irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein or any defense of inconvenient forum. Each of the Parties hereto agrees that a judgment in any such claim or dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.5.    Waiver of Jury Trial

EACH PARTY HEREBY EXPRESSLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS SET FORTH IN THIS SECTION 9.5.

Section 9.6.    Entire Agreement; Amendments and Waivers

This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, the Confidentiality Agreement (which shall remain in full force and effect following the Closings in accordance with its terms), and the other Transaction Documents collectively set forth the entire understanding of the Parties hereto with respect to the Transactions and supersedes any and all previous agreements and understandings, oral or written, between or among the Parties regarding the Transactions. This Agreement shall not be amended, modified or supplemented except by written instrument duly executed by both Parties. Any failure of any Party hereto to comply with any obligation, covenant, agreement or condition herein or any breach or default in the performance of any term of this Agreement by any Party hereto may be waived by the other Parties hereto or the time for performance waived or extended only by a written instrument signed by the Party granting such waiver. No failure by either Party to exercise, and no delay by either Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right, remedy or any other right or remedy under this Agreement. Any waiver by either Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future or of any other right or remedy hereunder.

Section 9.7.    Counterparts

This Agreement may be executed in one or more counterparts which may be delivered by electronic mail, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each Party hereto and delivered to the other Party hereto.

Section 9.8.    Invalidity

Should any court or agency determine that this Agreement or any provision of this Agreement is invalid, or if the FCC amends its rules or adopts policies that materially affect this Agreement, the Parties agree to use their reasonable best efforts to negotiate modifications to this Agreement such that this Agreement is valid and effectuates the intent of the Parties.

Section 9.9.    Rules of Construction

In this Agreement (including the annexes, exhibits and schedules to this Agreement): (a)  words denoting the singular include the plural and vice versa, and words denoting any gender include all genders; (b) the words “include”, “includes” or “including” shall be deemed followed by “including without limitation” and/or “but not limited to;” (c)  the word “or” shall not be exclusive; (d) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next day that is a Business Day; (e) all dollar amounts are expressed in U.S. dollars, and all amounts payable hereunder shall be paid in U.S. dollars; (f) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the Party that is to receive such money; (g) references herein to articles, sections, annexes, exhibits and schedules mean the articles and sections of, and the annexes, exhibits and schedules attached to, this Agreement; (h) subject headings are included for convenience only and will not affect the interpretation of any provisions of this Agreement; (i) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted and each Party agrees that is has participated in such drafting; (j)  the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular section in which such words appear; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent; (l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section and any rules and regulations thereunder; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (n) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (o) any accounting term not otherwise defined in this Agreement will have the meaning assigned to it in accordance with GAAP; and (p) references in this Agreement to “Agreement”, “Transaction Documents”, or “Transactions” (including references to “reasonable best efforts” to consummate the Transactions and Consents of Governmental Authorities for the Transactions) do not include the T-Mobile Purchase Agreement, any of the transaction documents relating thereto or any of the transactions contemplated by the T-Mobile Purchase Agreement or any other license sale transaction to which any Seller, Purchaser or USCC is a party or any Consents of any Governmental Authorities relating thereto.

Section 9.10.    Expenses

Except as otherwise set forth herein, each Party hereto will pay all of its own costs and expenses incident to its negotiation, preparation and performance of this Agreement and the consummation of the Transactions, including the fees, expenses and disbursements of its counsel and advisors.

Section 9.11.    No Public Announcement; Press Releases

No Party will, without the approval of the other, make any press release or other public announcement (not required by a requirement of law) concerning the Transactions, except (i) as required by Law or obligations pursuant to applicable stock exchange rule or any listing agreement or (ii) for any press release or other public announcement that is consistent in all material respects with public disclosures or prior communications previously consented to by the other Party in accordance with this Section 9.11 or otherwise made consistent with this Section 9.11, including investor conference calls, filings with the U.S. Securities and Exchange Commission, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate.

Section 9.12.    Severability

If any provision of this Agreement shall be contrary to applicable law, at the present time or in the future, such provision shall be deemed null and void. The remainder of this Agreement shall not be affected and shall be enforced to the greatest extent permitted by law. Upon such determination that a particular provision or term is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 9.13.    Several Obligations

The Parties hereto acknowledge and agree that the obligations of the Sellers under this Agreement, and the Losses arising hereunder for any breaches of such obligations, shall be several and not joint. The Sellers’ responsibility for Losses, if any, arising hereunder from breaches of any representations or warranties contained in Article 3 (in all cases subject to Article 8) shall be several and not joint, and shall be apportioned between the Sellers in accordance with their respective Pro Rated Share.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLERS:

California Rural Service Area #1, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

Hardy Cellular Telephone Company

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

Kansas #15 Limited Partnership
By:	USCOC Nebraska/Kansas, Inc., its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

Maine RSA #1, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

NH #1 Rural Cellular, Inc.,

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

Oregon RSA #2, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement between California Rural Service Area #1, Inc., Hardy Cellular Telephone Company, Kansas #15 Limited Partnership, Maine RSA #1, Inc., NH #1 Rural Cellular, Inc., Oregon RSA #2, Inc., United States Cellular Operating Company LLC, United States Cellular Operating Company of Knoxville, United States Cellular Operating Company of Medford, USCOC Nebraska/Kansas, LLC, USCOC of Central Illinois, LLC, USCOC of Cumberland, LLC, USCOC of Greater Iowa, LLC, USCOC of Greater Missouri, LLC, USCOC of Greater North Carolina, LLC, USCOC of Greater Oklahoma, LLC, USCOC of Oregon RSA #5, Inc., USCOC of Richland, Inc., USCOC of Virginia RSA #3, Inc., USCOC of Washington-4, Inc. (“Sellers”), and New Cingular Wireless PCS, LLC (“Purchaser”)]

United States Cellular Operating Company LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

United States Cellular Operating Company of Knoxville

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

United States Cellular Operating Company of Medford

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC Nebraska/Kansas, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Central Illinois, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Cumberland, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Greater Iowa, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement between California Rural Service Area #1, Inc., Hardy Cellular Telephone Company, Kansas #15 Limited Partnership, Maine RSA #1, Inc., NH #1 Rural Cellular, Inc., Oregon RSA #2, Inc., United States Cellular Operating Company LLC, United States Cellular Operating Company of Knoxville, United States Cellular Operating Company of Medford, USCOC Nebraska/Kansas, LLC, USCOC of Central Illinois, LLC, USCOC of Cumberland, LLC, USCOC of Greater Iowa, LLC, USCOC of Greater Missouri, LLC, USCOC of Greater North Carolina, LLC, USCOC of Greater Oklahoma, LLC, USCOC of Oregon RSA #5, Inc., USCOC of Richland, Inc., USCOC of Virginia RSA #3, Inc., USCOC of Washington-4, Inc. (“Sellers”), and New Cingular Wireless PCS, LLC (“Purchaser”)]

USCOC of Greater Missouri, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Greater North Carolina, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Greater Oklahoma, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Oregon RSA #5, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Richland, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Virginia RSA #3, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC of Washington-4, Inc.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement between California Rural Service Area #1, Inc., Hardy Cellular Telephone Company, Kansas #15 Limited Partnership, Maine RSA #1, Inc., NH #1 Rural Cellular, Inc., Oregon RSA #2, Inc., United States Cellular Operating Company LLC, United States Cellular Operating Company of Knoxville, United States Cellular Operating Company of Medford, USCOC Nebraska/Kansas, LLC, USCOC of Central Illinois, LLC, USCOC of Cumberland, LLC, USCOC of Greater Iowa, LLC, USCOC of Greater Missouri, LLC, USCOC of Greater North Carolina, LLC, USCOC of Greater Oklahoma, LLC, USCOC of Oregon RSA #5, Inc., USCOC of Richland, Inc., USCOC of Virginia RSA #3, Inc., USCOC of Washington-4, Inc. (“Sellers”), and New Cingular Wireless PCS, LLC (“Purchaser”)]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

PURCHASER:

NEW CINGULAR WIRELESS PCS, LLC
By:	AT&T Mobility Corporation, its Manager

By:	/s/ Robert LaGrone
Name:	Robert LaGrone
Title:	Senior Vice President - Corporate Development

[Signature page to License Purchase Agreement between California Rural Service Area #1, Inc., Hardy Cellular Telephone Company, Kansas #15 Limited Partnership, Maine RSA #1, Inc., NH #1 Rural Cellular, Inc., Oregon RSA #2, Inc., United States Cellular Operating Company LLC, United States Cellular Operating Company of Knoxville, United States Cellular Operating Company of Medford, USCOC Nebraska/Kansas, LLC, USCOC of Central Illinois, LLC, USCOC of Cumberland, LLC, USCOC of Greater Iowa, LLC, USCOC of Greater Missouri, LLC, USCOC of Greater North Carolina, LLC, USCOC of Greater Oklahoma, LLC, USCOC of Oregon RSA #5, Inc., USCOC of Richland, Inc., USCOC of Virginia RSA #3, Inc., USCOC of Washington-4, Inc. (“Sellers”), and New Cingular Wireless PCS, LLC (“Purchaser”)]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

USCC:

UNITED STATES CELLULAR CORPORATION
(for the purpose set forth in the Agreement)

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to License Purchase Agreement between California Rural Service Area #1, Inc., Hardy Cellular Telephone Company, Kansas #15 Limited Partnership, Maine RSA #1, Inc., NH #1 Rural Cellular, Inc., Oregon RSA #2, Inc., United States Cellular Operating Company LLC, United States Cellular Operating Company of Knoxville, United States Cellular Operating Company of Medford, USCOC Nebraska/Kansas, LLC, USCOC of Central Illinois, LLC, USCOC of Cumberland, LLC, USCOC of Greater Iowa, LLC, USCOC of Greater Missouri, LLC, USCOC of Greater North Carolina, LLC, USCOC of Greater Oklahoma, LLC, USCOC of Oregon RSA #5, Inc., USCOC of Richland, Inc., USCOC of Virginia RSA #3, Inc., USCOC of Washington-4, Inc. (“Sellers”), and New Cingular Wireless PCS, LLC (“Purchaser”)]